EXHIBIT 10.14

PUBLISHED CUSIP NUMBER:

$208,000,000

CREDIT AGREEMENT

dated as of January 31, 2007

among

MIDOCEAN SBR ACQUISITION CORP.,

as Borrower prior to the Merger,

SBARRO, INC.,

as Borrower following the Merger,

SBARRO HOLDINGS, LLC,

as Holdings,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent,

Swing Line Lender and L/C Issuer,

CREDIT SUISSE,

as Syndication Agent,

BANC OF AMERICA SECURITIES LLC and

CREDIT SUISSE SECURITIES (USA) LLC,

as Joint Lead Arrangers and Book Managers

NATIXIS

and

BANK OF IRELAND,

as Co-Documentation Agents

-i-

-ii-

-iii-

Schedules:

Schedule A	-	Payments to Sellers
Schedule 1.01B	-	Refinanced Agreements
Schedule 2.01	-	Lenders and Commitments
Schedule 5.03	-	Required Consents, Authorizations, Notices and Filings
Schedule 5.06	-	Litigation
Schedule 5.12	-	ERISA
Schedule 5.13	-	Subsidiaries
Schedule 5.16	-	Compliance with Law
Schedule 5.17	-	Intellectual Property
Schedule 5.21	-	Ownership
Schedule 5.22	-	Broker’s Fees
Schedule 7.01	-	Indebtedness
Schedule 7.02	-	Existing Liens
Schedule 7.06	-	Investments
Schedule 7.09	-	Transactions with Affiliates
Schedule 10.02	-	Administrative Agent’s Office, Certain Addresses for Notices
Exhibits:

Exhibit A-1	-	Form of Notice of Borrowing
Exhibit A-2	-	Form of Notice of Extension/Conversion
Exhibit A-3	-	Form of Letter of Credit Request
Exhibit A-4	-	Form of Swing Line Loan Request
Exhibit B-1	-	Form of Revolving Note
Exhibit B-2	-	Form of Term B Note
Exhibit B-3	-	Form of Swing Line Note
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Compliance Certificate
Exhibit E	-	Form of Opinion of Counsel for the Borrower and the Other Loan Parties
Exhibit F	-	Form of Guaranty
Exhibit G-1	-	Form of Security Agreement
Exhibit G-2	-	Form of Pledge Agreement
Exhibit G-3	-	Form of Perfection Certificate
Exhibit H	-	Form of Intercompany Note
Exhibit I	-	Form of Intercompany Note Subordination Provisions
Exhibit J	-	Form of Loan Party Accession Agreement
Exhibit K	-	Form of Assumption Agreement
Exhibit L	-	Form of Solvency Certificate

-iv-

CREDIT AGREEMENT

This Credit Agreement (“Agreement”) is entered into as of January 31, 2007 among SBARRO HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), MIDOCEAN SBR ACQUISITION CORP., a New York corporation (“AcquisitionCo” and, prior to the Merger, the “Borrower”), SBARRO, INC., a New York corporation (“Sbarro” and, following the Merger, the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, CREDIT SUISSE, as Syndication Agent, and BANC OF AMERICA SECURITIES LLC and CREDIT SUISSE SECURITIES (USA) LLC, as Joint Lead Arrangers and Joint Book Managers (collectively, the “Lead Arrangers”), NATIXIS and BANK OF IRELAND, as Co-Documentation Agents (the “Co-Documentation Agents”).

Pursuant to or in connection with the Acquisition Agreement (such term and each other capitalized term used but not defined in this introductory statement having the meaning assigned thereto in Article I), Holdings, through AcquisitionCo, will acquire (the “Acquisition”) all of the equity interests of Sbarro from the sellers, as set forth in the Acquisition Agreement (the “Sellers”). In connection with the Acquisition, (a) Sponsor and its controlled investment fund affiliates and certain other investors (collectively, the “Equity Investors”) will contribute an aggregate amount of not less than 25% of the pro forma total consolidated capitalization of Holdings on the Closing Date in cash to Holdings and (b) Holdings will contribute the cash amount so received to AcquisitionCo as cash common equity in exchange for the issuance to Holdings of all the common stock of AcquisitionCo (the equity contributions described in clauses (a) and (b) being referred to herein collectively as the “Equity Contribution”). At the Effective Time (as defined in the Acquisition Agreement), AcquisitionCo will be merged with and into Sbarro (the “Merger”) and the separate existence of AcquisitionCo shall cease and Sbarro shall continue as the surviving corporation and as a direct wholly owned subsidiary of Holdings;

WHEREAS, concurrently with the consummation of the Acquisition, Sbarro will assume all of AcquisitionCo’s rights and obligations under, and expressly agree to be bound by, the terms of this Agreement pursuant to the Assumption Agreement;

WHEREAS, Sbarro will consummate an offer to purchase its Existing Notes pursuant to a tender offer (the “Tender Offer”) and will defease any Existing Notes not validly tendered as of the Closing Date (as defined herein) in accordance with the provisions of the indenture governing the Existing Notes or enter into such other arrangements reasonably satisfactory to the Lead Arrangers with respect to such Existing Notes.

WHEREAS, as part of the financing contemplated by the Acquisition Agreement, Holdings, Sbarro and AcquisitionCo have requested that (i) the Term B Lenders extend credit in the form of Term B Loans on the Closing Date in an aggregate principal amount of $183,000,000 and (ii) (A) the Revolving Lenders extend credit in the form of Revolving Loans in an aggregate principal amount at any time outstanding not in excess of $25,000,000, (B) the Swing Line Lender extend credit in the form of Swing Line Loans in an aggregate principal amount at any time outstanding not in excess of $7,500,000 and (C) one or more L/C Issuers issue Letters of Credit in an aggregate face amount at any time outstanding not in excess of $10,000,000, in each case at any time and from time to time during the Revolving Availability Period such that the aggregate Revolving Outstandings will not exceed $25,000,000 at any one time outstanding.

The Lenders and the L/C Issuers are willing to make the requested credit facilities available on the terms and conditions set forth herein. Accordingly, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below:

“Accession Agreement” means a Loan Party Accession Agreement, substantially in the form of Exhibit J hereto, executed and delivered by an Additional Subsidiary Guarantor after the Closing Date in accordance with Section 6.12(a) or (d).

“Acquisition” has the meaning specified in the recitals hereto.

“Acquisition Agreement” means the Acquisition Agreement dated as of November 22, 2006 among Holdings, AcquisitionCo and Sbarro, as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement, as amended by Amendment No. 1 dated January 31, 2007.

“Acquisition Documents” means the Acquisition Agreement and all other documents and agreements relating to the Acquisition and the Merger, in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement.

“AcquisitionCo” means MidOcean SBR Acquisition Corp., A New York corporation.

“Additional Collateral Documents” has the meaning specified in Section 6.12(b).

“Additional Subsidiary Guarantor” means each Person that becomes a Subsidiary Guarantor after the Closing Date by execution of an Accession Agreement as provided in Section 6.12(a).

“Adjusted Eurodollar Rate” means, for the Interest Period for each Eurodollar Loan comprising part of the same Group, the quotient obtained (expressed as a decimal, carried out to five decimal places) by dividing (i) the applicable Eurodollar Rate for such Interest Period by (ii) 1.00 minus the Eurodollar Reserve Percentage.

“Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means the Administrative Agent, the Syndication Agent, the Collateral Agent, the Co-Documentation Agents and any successors and assigns in such capacity, and “Agents” means any two or more of them.

“Aggregate Commitments” means at any date the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as amended, modified or supplemented from time to time.

“Applicable ECF Percentage” has the meaning specified in Section 2.09(c)(ii).

“Applicable Margin” for purposes of calculating (A) the applicable interest rate of the Term B Loans, (B) the applicable interest rate for any day for any Revolving Loan or any Swing Line Loan, (C) the applicable rate of the Commitment Fee for any day for purposes of Section 2.11(a) or (D) the applicable rate of the Letter of Credit Fee for any day for purposes of Section 2.11(b)(i), means the applicable percentage set forth below corresponding to the Total Leverage Ratio as of the most recent Calculation Date:

Pricing Level	Total Leverage Ratio		Applicable Margin for Revolving Loans		Applicable Margin for Term B Loans		Applicable Margin for Commitment Fees	Letter of Credit Fee
			Eurodollar	Base Rate	Eurodollar	Base Rate
I	≥	3.75 to 1.0	2.50%	1.50%	2.50%	1.50%	0.50%	2.50%
II	<	3.75 to 1.0	2.25%	1.25%	2.50%	1.50%	0.375%	2.25%

Each Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) five Business Days after the earlier of the actual delivery date by which the Borrower provides, or the required delivery date by which the Borrower is required to provide, the consolidated financial information required by Section 6.01(a) or (b), as applicable, and the Compliance Certificate required by Section 6.02(b) for the fiscal quarter or year of Holdings most recently ended prior to the Calculation Date; provided, however, that: (i) each initial Applicable Margin shall be based on Pricing Level I (as shown above) and shall remain at Pricing Level I until the first Calculation Date occurring after the end of the first full fiscal quarter of Holdings subsequent to the Closing Date and, thereafter, each Applicable Margin shall be based on the Pricing Level (as shown above) corresponding to the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter or year of Holdings preceding the applicable Calculation Date; and (ii) if the Borrower fails to provide the consolidated financial information required by Section 6.01(a) or (b), as applicable, or the Compliance Certificate required by Section 6.02(b) for the most recently ended fiscal quarter or year of Holdings preceding any applicable Calculation Date, each Applicable Margin from such Calculation Date shall be based on Pricing Level I (as shown above) until such time as such consolidated financial information and an appropriate officer’s certificate is provided (provided that, in the case of financial information required by Section 6.01(a) or a related Compliance Certificate, for the first 15 calendar days after the date on which such financial information or Compliance Certificate was required to be delivered, each Applicable Margin from such Calculation Date shall be based on only one Pricing Level higher than the Pricing Level then in effect), whereupon each Applicable Margin shall be based on the Pricing Level (as shown above) corresponding to the Total Leverage Ratio as of the last day of the most recently ended fiscal quarter or year of Holdings preceding such Calculation Date. Subject to the preceding sentence, each Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margins shall be applicable to all Loans and Letters of Credit then existing or subsequently made or issued.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by the aggregate of such Lender’s Revolving Commitment Percentage and its Term B Commitment Percentage at such time; provided that if the Commitments of each Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender of each Class and for all Classes is set forth opposite the name of such Lender on Schedule 2.01 under the caption “Commitments” of the applicable Class or under the caption “Aggregate Commitment Percentage,” as applicable, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Subsidiaries” has the meaning specified in Section 6.16.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender (other than a Private Equity Affiliate) or (iii) an entity or an Affiliate of an entity that administers or manages a Lender (other than a Private Equity Affiliate).

“Asset Disposition” means any sale (including any Sale/Leaseback Transaction, whether or not involving a Capital Lease), lease (as lessor), transfer or other disposition (including any such transaction effected by way of merger or consolidation and including any sale or other disposition by any Group Company of Equity Interests of a Subsidiary, but excluding any sale or other disposition by way of Casualty or Condemnation) by any Group Company of any asset. For avoidance of doubt, an Equity Issuance or capital contribution by any Person shall not constitute an Asset Disposition by that Person.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor or by Affiliated investment advisors.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, substantially in the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Assumption Agreement” means an Assumption Agreement substantially in the form of Exhibit K.

“Attributable Indebtedness” means, at any date, (i) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (ii) in respect of any Synthetic Lease Obligation of any Person, the capitalized or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement were accounted for as a Capital Lease and (iii) in respect of any Sale/Leaseback Transaction, the lesser of (A) the present value, discounted in accordance with GAAP at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) and (B) the fair market value of the assets subject to such transaction.

“Audited Financial Statements” means the audited balance sheet of Sbarro for the fiscal year ended December 31, 2006, and the related statements of income, shareholders’ equity and cash flows for such fiscal year of Sbarro, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.05(c)(iii).

“Bank of America” means Bank of America, N.A., a national banking association, and its successors.

“Bank Secrecy Act” means the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Act of 1970, 31 U.S.C. 1051 et seq., as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Bankruptcy Code” means title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and all other liquidation, receivership, moratorium, conservatorship, assignment for the benefit of creditors, insolvency or similar federal, state or foreign law for the relief of debtors.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (i) the Federal Funds Rate plus  1/2 of 1% and (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning assigned to such term in the preamble hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” has the meaning specified in Section 1.06.

“Business Acquisition” means the acquisition by the Borrower or one or more of its Subsidiaries of all (other than Nominal Shares) of the Equity Interests of, or all (or any division, line of business or any substantial part for which audited financial statements or other financial information reasonably satisfactory to the Administrative Agent is available) or substantially all of the assets or property of, another Person.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, except that (i) when used in Section 2.05 with respect to any action taken by or with respect to any L/C Issuer, the term “Business Day” shall not include any day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where such L/C Issuer’s Lending Office is located, and (ii) if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Eurodollar Loan, or a notice by the Borrower with respect to any such borrowing, payment, prepayment or Interest Period, such day shall also be a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Lease” of any Person means any lease of (or other arrangement conveying the right to use) property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Capital Lease Obligations” means, with respect to any Person, all obligations of such Person as lessee under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the L/C Issuers and the Revolving Lenders, as applicable, as collateral for one or more L/C Obligations, cash, Cash Equivalents or deposit balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuers.

“Cash Equivalents” means:

(i) any evidence of debt, maturing not more than one year after such time, issued or guaranteed by the United States of America or any agency thereof;

(ii) commercial paper, maturing not more than one year from the date of issue, or demand notes issued by any domestic corporation not an Affiliate of the Borrower, in each case (unless issued by a Lender of its holding company) rated at least A-2 by S&P or P-2 by Moody’s;

(iii) any certificate of deposit (or time deposits represented by such certificate of deposit), eurodollar time deposit or bankers’ acceptance, maturing not more than one year after such time, or overnight Federal funds transactions with a member of the Federal Reserve System that are issued or sold by a commercial banking institution that is organized under the Laws of the United States, any State thereof or the District of Columbia, any foreign bank or its branches or agencies (fully protected against currency fluctuations) and has a combined capital and surplus and undivided profits of not less than $500,000,000;

(iv) any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (iii) above) which (A) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (i) through (iii) above and (B) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;

(v) investments in short-term asset management accounts offered by any Lender (or other commercial banking institution of the stature referred to in clause (iii) above) for the purpose of investing in loans to any corporation (other than the Borrower or an Affiliate of the Borrower), state or municipality, in each case organized under the laws of any state of the United States or of the District of Columbia;

(vi) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s; and

(vii) shares of any money market fund that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (vi) above, (B) has net assets in excess of $500,000,000 and (C) is rated at least “A-1” by S&P or “P-1” by Moody’s.

“Cash Management Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of credit cards, stored value cards or treasury and cash management services to, for the benefit of or otherwise in respect of any Person (including controlled disbursement, intraday credit, Automated Clearing House (ACH) services, foreign exchange services, return items, overdrafts, daylight overdrafts, zero balance arrangements and interstate depository network services) provided by any Lender or its Affiliates, including obligations for the payment of agreed interest and reasonable fees, charges, expenses and disbursements in connection therewith.

“Casualty” means any casualty, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Casualty Insurance Policy” means any insurance policy maintained by any Group Company covering losses with respect to Casualties.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means the occurrence of any of the following events:

(i) prior to a Qualifying IPO, (A) Holdings shall cease to beneficially own, directly or indirectly, 100% of the Equity Interests in the Borrower on a fully-diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable), (B) the Sponsor Group shall beneficially own, directly or indirectly, less than a majority of the Equity Interests of Holdings entitled to vote for the election of directors thereof or (C) the failure at any time of the Sponsor Group to control, whether through the ownership of voting securities or by contract, a majority of the seats on the board of directors (or persons performing similar functions) of Holdings and the Borrower; or

(ii) after a Qualifying IPO, (A) Holdings shall cease to beneficially own, directly or indirectly, 100% of the Equity Interests in the Borrower on a fully-diluted basis assuming the conversion and exercise of all outstanding Equity Equivalents (whether or not such securities are then currently convertible or exercisable) or (B)(x) any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) (other than the Sponsor Group) has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all securities that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), by way of merger, consolidation or otherwise, of 35% or more of the Equity Interests of Holdings on a fully-diluted basis as set forth above, and (y) such Person or group is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the Voting Securities of Holdings, calculated on a fully-diluted basis as set forth above, than the percentage of the voting power of the Voting Securities of Holdings owned by the Sponsor Group; or

(iii) after a Qualifying IPO, during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors (or persons performing similar functions) of Holdings or the Borrower, as the case may be, together with any new members of such board of directors (A) whose elections by such board of directors or whose nominations for election by the stockholders of Holdings or the Borrower, as applicable, were approved by a vote of a majority of the members of such board of directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (excluding, in the case of this clause (A), any individual whose initial nomination for, or assumption of office as, a member of such board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors) or (B) nominated by the Sponsor Group, cease for any reason to constitute a majority of the directors of Holdings or the Borrower, as applicable, still in office; or

For purposes of this definition, a “beneficial owner” of a security includes any person who, directly or indirectly, whether by contract or otherwise, has the power to vote or direct the voting of, such security or the power to dispose, or direct the disposition of, such security, and “beneficially owned” shall have a correlative meaning.

(iv) a “change of control” (as defined in the Senior Notes Indenture) occurs.

“Class” has the meaning specified in Section 1.06.

“Closing Date” means the date on or after the Effective Date when the first Credit Extension occurs in accordance with Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” shall have the meaning assigned to such term in the preamble hereto.

“Collateral” means all of the property which is subject or is purported to be subject to the Liens granted by the Collateral Documents.

“Collateral Agent” means Bank of America, in its capacity as collateral agent for the Finance Parties under the Collateral Documents, and its successor or successors in such capacity.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, any Additional Collateral Documents, any additional pledges, security agreements, patent, trademark or copyright filings or mortgages or deeds of trust required to be delivered pursuant to the Finance Documents and any instruments of assignment, control agreements, lockbox letters or other similar instruments or agreements executed pursuant to the foregoing.

“Commitment” means (i) with respect to each Lender, its Revolving Commitment or Term B Commitment, as and to the extent applicable, (ii) with respect to each L/C Issuer, its L/C Commitment, (iii) with respect to the Swing Line Lender, the Swing Line Commitment, in each case as set forth on Schedule 2.01 or in the applicable Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as its Commitment of the applicable Class, as any such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning specified in Section 2.11(a).

“Competitor” means a Person whose primary business competes directly with the Borrower and its Subsidiaries.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D hereto.

“Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation.

“Condemnation Award” means all proceeds of any Condemnation or transfer in lieu thereof.

“Consolidated Adjusted Working Capital” means at any date the excess of (i) Consolidated Current Assets (excluding (i) deferred tax assets and (ii) cash and Cash Equivalents classified as such in accordance with GAAP) over (ii) Consolidated Current Liabilities (excluding (i) deferred tax liabilities and (ii) the current portion of any Consolidated Funded Indebtedness).

“Consolidated Capital Expenditures” means for any period the aggregate amount of all expenditures (whether paid in cash, through the incurrence of Indebtedness or Attributable Debt or other consideration or accrued as a liability) that would, in accordance with GAAP, be included as additions to property, plant and equipment and other capital expenditures of Holdings and its Consolidated Subsidiaries for such period, excluding interest capitalized during construction, as the same are or would be set forth in a consolidated statement of cash flows of Holdings and its Consolidated Subsidiaries for such period, but excluding (to the extent that they would otherwise be included):

(i) any such expenditures made for the replacement or restoration of assets to the extent paid for by any Casualty Insurance Policy or Condemnation Award with respect to the asset or assets being replaced or restored to the extent such expenditures are permitted under the Finance Documents;

(ii) any such expenditures made with proceeds of an Equity Issuance of Qualified Capital Stock of Holdings after the Closing Date to the extent not required to prepay the Loans or used for any other purpose;

(iii) any such expenditures to the extent Holdings or any of its Consolidated Subsidiaries has received reimbursement in cash from a third party other than Holdings or one or more of its Consolidated Subsidiaries and for which none of Holdings or any of its Consolidated Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person;

(iv) the book value of any asset owned by Holdings or a Consolidated Subsidiary prior to or during such period which is included as an addition to property, plant and equipment or other capital expenditures of Holdings and its Consolidated Subsidiaries for such period as a result of one or more of them reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period except that, for purposes of this clause (iv), (A) any expenditure necessary in order to permit such asset to be reused shall be included as Consolidated Capital Expenditures during the period that such expenditure is actually made and (B) such book value shall have been included in consolidated Capital Expenditures when such asset was originally acquired;

(v) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case in the ordinary course of business;

(vi) any expenditures made with the proceeds of a Debt Issuance of Holdings or any of its Subsidiaries (other than Revolving Loans, Incremental Revolving Loans, Incremental Term Loans and Indebtedness incurred pursuant to Section 7.01(xx) after the Closing Date) to the extent not required to prepay the Loans or used for any other purpose; and

(vii) the purchase price of assets (other than cash and Cash Equivalents) that are purchased substantially contemporaneously with the trade-in of existing assets (other than cash and Cash Equivalents) to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets (other than cash and Cash Equivalents) for the assets (other than cash and Cash Equivalents) being traded in at such time.

“Consolidated Cash Interest Expense” means for any period Consolidated Interest Expense that has been paid or is payable in cash during such period, other than (without duplication and to the extent, but only to the extent, included in the determination of Consolidated Interest Expense for such period in accordance with GAAP and paid in cash for such period): (i) amortization of debt discount and debt issuance fees, (ii) any fees (including underwriting fees and expenses paid in connection with the consummation of the Transaction or Permitted Acquisitions), (iii) any payments made to obtain Swap Agreements, (iv) any agent or collateral monitoring fees paid or required to be paid pursuant to any Loan Document or under any Senior Note Document, (v) annual agency fees, unused line fees and letter of credit fees and expenses paid hereunder or under any Senior Note Document and (vi) interest expense on the Existing Notes; provided that Consolidated Cash Interest Expense for any period of four fiscal quarters ending on the last day of the first, second or third fiscal quarters of Holdings first ending after the Closing Date shall be deemed equal to the product of (i) Consolidated Cash Interest Expense computed in accordance with the requirements of this definition for such one, two or three quarter period multiplied by (ii) a fraction, the numerator of which is four and the denominator of which is the number of such fiscal quarters ended after the Closing Date.

“Consolidated Cash Taxes” means for any period the aggregate amount of all taxes of Holdings and its Consolidated Subsidiaries for such period to the extent the same are paid in cash by Holdings or any Consolidated Subsidiary of Holdings during such period; provided that Consolidated Cash Taxes for any period of four fiscal quarters ending on the last day of the first, second or third fiscal quarters of Holdings first ending after the Closing Date shall be deemed equal to the product of (i) Consolidated Cash Taxes computed in accordance with the requirements of this definition for such one, two or three quarter period multiplied by (ii) a fraction, the numerator of which is four and the denominator of which is the number of such fiscal quarters ended after the Closing Date.

“Consolidated Current Assets” means at any date the consolidated current assets of Holdings and its Consolidated Subsidiaries determined as of such date.

“Consolidated Current Liabilities” means at any date, without duplication, (i) the consolidated current liabilities of Holdings and its Consolidated Subsidiaries plus (ii) all Guaranty Obligations of Holdings or any Consolidated Subsidiary of Holdings in respect of the current liabilities of any Person (other than Holdings or a Consolidated Subsidiary of Holdings), determined as of such date.

“Consolidated EBITDA” means for any period the sum of:

(i) Consolidated Net Income for such period (excluding therefrom (x) any extraordinary or non-recurring items of gain or loss and (y) any gain or loss from discontinued operations not to exceed $2,500,000 during any period of four consecutive fiscal quarters); plus

(ii) to the extent not otherwise included in the determination of Consolidated Net Income for such period, all proceeds of business interruption insurance policies, if any, received during such period; plus

(iii) without duplication, those amounts which, in the determination of Consolidated Net Income for such period, have been deducted (and not previously added-back) for (A) Consolidated Interest Expense, (B) lease expense in respect of Synthetic Lease Obligations and Sale/Leaseback Transactions accounted for as Operating Leases under GAAP, (C) provisions for Federal, state, local and foreign income tax, value added tax, franchise taxes and state single business unitary and similar taxes imposed in lieu of income tax, (D) depreciation, amortization (including, without limitation, amortization of goodwill and other intangible assets), impairment of goodwill and other non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents amortization of a prepaid cash expense that was paid in a prior period), (E) unrealized losses on financial derivatives recognized in accordance with SFAS No. 133, (F) non-cash compensation expense, or other non-cash expenses or charges, arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any strike price reductions for dividends paid, repricing, amendment, modification, substitution or change of any such stock option, stock appreciation rights or similar arrangements), (G) non-cash purchase accounting adjustments in accordance with GAAP, (H) Management Fees, (I) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and other out-of-pocket costs and expenses of the Borrower incurred as a result of the Transaction and deducted from net income during the Sbarro’s fiscal year ending December 30, 2007, (J) Transaction related expenditures (including cash charges in respect of strategic market reviews, management bonuses, early retirement of Indebtedness, restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management), (K) the amount of (x) any expense to the extent that a corresponding amount is received in cash by a Group Company from a Person other than Holdings or any Subsidiary of Holdings under any agreement providing for reimbursement of such expense or (y) any expenses with respect to liability or casualty events, business interruption or product recalls, to the extent covered by insurance (it being understood that if the amount received in cash under any such agreement in any period exceeds the amount of expense paid during such period such excess amounts received may be carried forward and applied against expenses in future periods), (L) any financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses of the Borrower and its Consolidated Subsidiaries incurred as a result of Permitted Acquisitions, Permitted Joint Ventures, Investments permitted by Section 7.06, or a Qualifying IPO, (M) non-recurring cash charges resulting from severance, consulting, advisory and other similar transition expenses, stay or sign on bonuses, retirement of debt, restructuring, consolidation, transition integration and other adjustments made as a result of Permitted Acquisitions, and other Investments permitted under Section 7.06, provided that the amounts referred to in this clause (M) reported in any fiscal year ending after December 31, 2006 shall not, in the aggregate, exceed $4,000,000 during any fiscal year and $8,000,000 in the aggregate since the Closing Date; (N) any write-off or amortization made in such period of deferred financing costs or any write-down of assets or asset value, (O) consulting, advisory, sign-on bonuses and other transition costs paid in connection with the Transaction not to exceed $500,000 in the aggregate, (P) payments received pursuant to the Acquisition Agreement, (Q) Consolidated Pre-Opening Expenses deducted in calculating Consolidated Net Income for such period, (R) costs associated with the exchange and registration of the Senior Notes, (S) gains and losses resulting from currency fluctuations, (T) Store Closing Costs, (U) restructuring-related expenses (including cash charges in respect of strategic market reviews, management bonuses, early retirement of Indebtedness, consolidation, severance or discontinuance of any portion of operations, employees and/or management) not to exceed $2,500,000 in the aggregate; (V) the cumulative effect of changes in accounting principles and (W) amounts expended for any remediation of the failure to comply with any ERISA requirement in an amount not to exceed $1,000,000 in the aggregate; plus

(iv) for purposes of curing any violation of any covenant set forth in Section 7.16, the Net Cash Proceeds of any Equity Issuance of Qualified Capital Stock to the Investor Group and/or to one or more other Persons who are or become holders of Equity Interests in Holdings, solely to the extent that such Net Cash Proceeds are actually received by the Borrower (including through capital contribution of such Net Cash Proceeds by Holdings to the Borrower) no later than 10 Business Days after the delivery of a Notice of Intent to Cure; provided that Net Cash Proceeds of Equity Issuances of Qualified Capital Stock

may be included pursuant to the provisions of this clause (iv) in Consolidated EBITDA of no more than two fiscal quarters in any period of four consecutive fiscal quarters; and provided further that the aggregate amount of Net Cash Proceeds of Equity Issuances of Qualified Capital Stock which may be included pursuant to this clause (iv) in Consolidated EBITDA may not exceed the aggregate amount necessary to cure an Event of Default arising in respect of any covenant set forth in Section 7.16 for such applicable period for which such Notice of Intent to Cure is delivered; provided further that the aggregate amount of Net Cash Proceeds of Equity Issuances of Qualified Capital Stock which are included pursuant to this clause (iv) in Consolidated EBITDA shall not increase any basket or other amount hereunder; it being understood that this clause (iv) may not be relied on for purposes of calculating any financial ratios other than for purposes of determining compliance with the financial covenants set forth in Section 7.16; minus

(v) without duplication, any amount which, in the determination of Consolidated Net Income for such period, has been added for (A) interest income, (B) unrealized gains on financial derivatives recognized in accordance with SFAS No. 133 and (C) any non-cash income or non-cash gains, all as determined in accordance with GAAP; minus

(vi) the aggregate amount of cash payments made during such period in respect of any non-cash accrual, reserve or other non-cash charge or expense accounted for in a prior period which were added to Consolidated Net Income to determine Consolidated EBITDA for such prior period and which do not otherwise reduce Consolidated Net Income for the current period.

To the extent the receipt of any Net Cash Proceeds of any Equity Issuance of Qualified Capital Stock are an effective addition to Consolidated EBITDA as contemplated by, and in accordance with, the provisions of clause (iv) above and, as a result thereof, any Default or Event of Default of the covenants set forth in Section 7.16 shall have been cured for any applicable period, such cure shall be deemed to be effective as of the last day of such applicable period. For purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Test Period”) pursuant to any determination of the Interest Coverage Ratio or the Total Leverage Ratio for all purposes, if during such Test Period (or in the case of pro-forma calculations, during the period from the last day of such Test Period to and including the date as of which such calculation is made) any Group Company shall have made one or a series of related Asset Dispositions involving assets having an aggregate fair market value of $5,000,000 or more or a Permitted Acquisition, Permitted Joint Venture, or Investment permitted by Section 7.06, Consolidated EBITDA for such Test Period shall be calculated after giving effect thereto on a Pro-Forma Basis, giving effect to projected or anticipated cost savings or synergies and with respect to Asset Dispositions including cost savings from head count reduction, closure of facilities and similar restructuring charges permitted or required by Regulations S-K or S-X under the Securities Act or otherwise agreed to by the Administrative Agent in its reasonable discretion.

“Consolidated Funded Indebtedness” means at any date the Funded Indebtedness of Holdings and its Consolidated Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the total interest expense of Holdings and its Consolidated Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, interest capitalized during construction, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments under Capital Leases and the implied interest component of Synthetic Lease Obligations (regardless of whether accounted for as interest expense under GAAP), all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs (included in interest expense) in respect of Swap Obligations constituting interest rate swaps, collars, caps or other arrangements requiring payments contingent upon interest rates of Holdings and its Consolidated Subsidiaries), in each case determined on a consolidated basis for such period; provided that any interest on Indebtedness of another Person that is guaranteed by Holdings or any of its Consolidated Subsidiaries or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of the sale of or production from, assets of Holdings or any of its Consolidated Subsidiaries (whether or not such guarantee or Lien is called upon) shall be included.

“Consolidated Net Income” means, for any period, the net income (or net loss) after taxes and before dividends of Holdings and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income for any period (i) the income (or loss) of any Person in which any other Person (other than Holdings or any of its Wholly-Owned Consolidated Subsidiaries) has an ownership interest, except to the extent that any such income is actually received in cash by Holdings or such Wholly-Owned Consolidated Subsidiary in the form of Restricted Payments during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Subsidiary of Holdings or is merged with or into or consolidated with Holdings or any of its Consolidated Subsidiaries or that Person’s assets are acquired by Holdings or any of its Consolidated Subsidiaries, except as provided in the definitions of “Consolidated EBITDA” and “Pro-Forma Basis” herein and (iii) the income of any Subsidiary of Holdings (other than a Loan Party) to the extent that the declaration or payment of Restricted Payments or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary.

“Consolidated Pre-Opening Costs” means “Start-up costs” (such term used herein as defined in SOP 98-5 published by the American Institute of Certified Public Accountants) incurred by the Borrower or any of its Subsidiaries related to the acquisition, opening and organizing of New Operating Units, such costs including, without limitation, the cost of feasibility studies, staff-training, recruiting and travel for employees engaged in such start-up activities, and marketing and lease costs incurred prior to and in connection with the opening of such New Operating Units.

“Consolidated Scheduled Debt Payments” means, for any period, the sum of all regularly scheduled payments of principal on the Loans and all other Consolidated Funded Indebtedness of Holdings and its Consolidated Subsidiaries for such period (including, without limitation, the principal component of Capital Lease Obligations, Purchase Money Indebtedness and Synthetic Lease Obligations (regardless of whether accounted for as indebtedness under GAAP) paid or payable during such period), but excluding payments due on Revolving Loans and Swing Line Loans during such period; provided that Consolidated Scheduled Debt Payments for any period shall not include voluntary prepayments of Consolidated Funded Indebtedness, mandatory prepayments of the Term B Loans pursuant to Section 2.09(c) or other mandatory prepayments (other than by virtue of scheduled amortization) of Consolidated Funded Indebtedness (but Consolidated Scheduled Debt Payments for a period shall be adjusted to reflect the effect on scheduled payments of principal for such period of the application of any prepayments of Consolidated Funded Indebtedness during or preceding such period).

“Consolidated Subsidiary” means with respect to any Person at any date any Subsidiary (for avoidance of doubt, other than an Unrestricted Subsidiary) of such Person or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, as applied to each Lender and with respect to each Class of its Commitments and/or Loans:

(i) at any time prior to the termination of the Commitments of the Lenders in respect of such Class, the sum, as applicable, of (A) the Revolving Commitment Percentage of such Lender multiplied by the Revolving Committed Amount plus (B) the Term B Commitment Percentage of such Lender multiplied by the Term B Committed Amount; and

(ii) at any time after the termination of the Commitments of the Lenders in respect of such Class, the sum, as applicable, of (A) the principal balance of the outstanding Loans of such Lender of such Class plus (B) in the case of the termination of the Revolving Commitments, such Lender’s Participation Interests in all L/C Obligations and Swing Line Loans.

For purposes of the foregoing, (i) the interest of any Lender holding a Loan in which any other Lender has a Participation Interest pursuant to Section 10.06(d) shall be calculated net of all such Participation Interests under Section 10.06(d) of other Lenders and (ii) the Participation Interest of any Lender pursuant to Section 10.06(d) in a Loan held by any other Lender shall be counted as if such Lender holding a Participation Interest under Section 10.06(d) held a proportionate part of the related Loan directly.

“Credit Extension” means a Borrowing or an L/C Credit Extension.

“Debt Equivalents” of any Person means (i) any Equity Interest of such Person which by its terms (or by the terms of any security for which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event or otherwise (including an event which would constitute a Change of Control), (A) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund or otherwise or (B) is convertible into or exchangeable for Indebtedness or Debt Equivalents, in each case in whole or in part, on or prior to the 90 day anniversary of the later of the Revolving Termination Date or the Term B Maturity Date and (ii) if such Person is a Subsidiary of the Borrower but not a Subsidiary Guarantor, any Preferred Stock of such Person; provided, however, that any Equity Interests that would not constitute Debt Equivalents but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a Change of Control or an Asset Disposition occurring prior to the 180th day after the Maturity Date shall not constitute Debt Equivalents if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the payment in full of the Senior Credit Obligations (other than contingent indemnity obligations).

“Debt Issuance” means the issuance by any Group Company of any Indebtedness.

“Default” means any condition or event that constitutes an Event of Default or that, with the giving of notice, the passage of applicable grace periods, or both, would be an Event of Default.

“Default Rate” means (i) when used with respect to Senior Credit Obligations other than Letter of Credit Fees, an interest rate equal to (A) the Base Rate plus (B) the Applicable Margin applicable to Revolving Base Rate Loans plus (C) 2.00% per annum; provided, however, that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2.00% per annum and (ii) when used with respect to Letter of Credit Fees, a rate equal to (A) the Applicable Margin applicable to Revolving Eurodollar Loans plus (B) 2.00% per annum.

“Defaulting Lender” means any Lender that (i) has failed to make a Loan or purchase a Participation Interest in a Swing Line Loan or an L/C Obligation required pursuant to the terms of this Agreement within one Business Day of the date required to be funded by it hereunder, (ii) has otherwise failed to pay to the Administrative Agent or any Lender any other amount required to be paid by it hereunder or any other Loan Document within one Business Day of the date when due, unless the subject of a good faith dispute or (iii) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deposit Account” has the meaning specified in the Security Agreement.

“Discharge of Senior Finance Obligations” means (i) payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such interest is, or would be, allowed in such Insolvency or Liquidation Proceeding) and premium, if any, on all Indebtedness outstanding under the Loan Documents and termination of all commitments to lend or otherwise extend credit under the Loan Documents, (ii) payment in full in cash of all other Finance Obligations that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including legal fees and other expenses, costs or charges accruing on or after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for such fees, expenses, costs or charges is, or would be, allowed in such Insolvency or Liquidation Proceeding) and (iii) termination, cancellation or cash collateralization (in an amount equal to 102% of the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding or in such lower amount as may be reasonably satisfactory to the Collateral Agent) of all Letters of Credit issued or deemed issued under the Loan Documents.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event: (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise; (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or (3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise in whole or in part; in each case on or prior to the Term B Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is con-vertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the 180th day after the Maturity Date shall not constitute Disqualified Stock if such Eq-uity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Senior Credit Obligations (other than contingent indemnity obligations).

“Dollars” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means with respect to any Person each Subsidiary of such Person that is organized under the laws of the United States, the District of Columbia or any State, and “Domestic Subsidiaries” means any two or more of them.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 10.10.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund and (iv) any other Person (other than a natural person and other than a Competitor) approved by (A) the Administrative Agent, (B) in the case of any assignment of a Revolving Commitment, the L/C Issuers and the Swing Line Lender and (C) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include Holdings, the Borrower or any of Holdings’ or the Borrower’s Affiliates or Subsidiaries, Competitors or Private Equity Affiliates.

“Employee Benefit Arrangements” means in any jurisdiction the benefit schemes or arrangements in respect of any employees or past employees operated by any Group Company or in which any Group Company participates and which provide benefits on retirement, ill-health, injury, death or voluntary withdrawal from or termination of employment, including termination indemnity payments and life assurance and post-retirement medical benefits, other than Plans and Foreign Pension Plans.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Group Company directly or indirectly resulting from or based on (i) violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material, (iii) exposure to any Hazardous Material, (iv) the release or threatened release of any Hazardous Material into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” has the meaning specified in the recitals hereto.

“Equity Equivalents” means with respect to any Person any rights, warrants, options, convertible securities, exchangeable securities, indebtedness or other rights, in each case exercisable for or convertible or exchangeable into, directly or indirectly, Equity Interests of such Person or securities exercisable for or convertible or exchangeable into Equity Interests of such Person, whether at the time of issuance or upon the passage of time or the occurrence of some future event.

“Equity Interests” means all shares of capital stock, partnership interests (whether general or limited), limited liability company membership interests, beneficial interests in a trust and any other interest or participation that confers on a Person the right to receive a share of profits or losses, or distributions of assets, of an issuing Person, but excluding any debt securities convertible into such Equity Interests.

“Equity Investors” has the meaning specified in the recitals hereto.

“Equity Issuance” means (i) any sale or issuance by any Group Company to any Person other than Holdings or a Subsidiary of Holdings of any Equity Interests or any Equity Equivalents (other than any such Equity Equivalents that constitute Indebtedness) and (ii) the receipt by any Group Company of any cash capital contributions, whether or not paid in connection with any issuance of Equity Interests of any Group Company, from any Person other than Holdings or a Subsidiary of Holdings.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulation promulgated thereunder.

“ERISA Affiliate” means each entity that is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with a Group Company within the meaning of Section 414(b), (c) or (m) of the Code, or required to be aggregated with a Group Company under Section 414(o) of the Code or is under “common control” with a Group Company, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means:

(i) a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event;

(ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of any Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days;

(iii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Plan (whether or not waived in accordance with Section 412(d) of the Code), the application for a minimum funding waiver under Section 303 of ERISA (or for years to which the Pension Protection Act of 2006 (the “PPA”) applies, Section 302(c) of ERISA) with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code (or for years to which the PPA applies, Section 430(j) of the Code) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan;

(iv)(A) the incurrence of any material liability by a Group Company pursuant to Title I of ERISA or to the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such material liability by a Group Company pursuant to Title I of ERISA or to such penalty or excise tax provisions of the Code; or (B) the incurrence of any material liability by a Group Company or an ERISA Affiliate pursuant to Title IV of ERISA or the occurrence or existence of any event, transaction or condition that could reasonably be expected to result in the incurrence of any such material liability or imposition of any lien on any of the rights, properties or assets of a Group Company or any ERISA Affiliate pursuant to Title IV of ERISA or to Section 401(a)(29) or 412 of the Code (or for years to which the PPA applies, Section 430(k) of the Code);

(v) the provision by the administrator of any Plan of a notice pursuant to Section 4041(a)(2) of ERISA (or the reasonable expectation of such provision of notice) of intent to terminate such Plan in a distress termination described in Section 4041(c) of ERISA, the institution by the PBGC of proceedings to terminate any Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of a Plan by the PBGC, or the appointment of a trustee by the PBGC to administer any Plan;

(vi) the withdrawal of a Group Company or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential material liability therefor, or the receipt by a Group Company or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA;

(vii) the imposition of material liability (or the reasonable expectation thereof) on a Group Company or ERISA Affiliate pursuant to Section 4062, 4063, 4064 or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;

(viii) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against a Group Company or, with respect to a Plan subject to Title IV of ERISA, an ERISA Affiliate, in connection with any Plan;

(ix) the receipt from the United States Internal Revenue Service of notice of the failure of any Plan (or any Employee Benefit Arrangement intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Plan to qualify for exemption from taxation under Section 501(a) of the Code and, with respect to Multiemployer Plans, notice thereof to any Group Company; and

(x) the establishment or amendment by a Group Company of any Welfare Plan that provides post-employment welfare benefits in a manner that would reasonably be expected to result in a Material Adverse Effect.

“Eurodollar Loan” means, at any date, a Loan which bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Loan, the rate per annum equal to British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time), at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 A.M. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal

Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Adjusted Eurodollar Rate for each outstanding Eurodollar Loan shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means for any period an amount equal to:

(i) Consolidated EBITDA for such period determined without regard to any amount included therein for such period pursuant to clause (iv) of the definition of “Consolidated EBITDA”; plus

(ii) all cash extraordinary or non-recurring gains, if any, during such period (whether or not accrued in such period) (other than in respect of Asset Dispositions); plus

(iii)(x) the decrease, if any, in Consolidated Adjusted Working Capital less (y) the decrease, if any, in the principal amount of Revolving Loans and Swing Line Loans, in each case from the first day to the last day of such period; minus

(iv) the amount, if any, which, in the determination of Consolidated Net Income for such period, has been included in respect of income or gain from Asset Dispositions of Holdings and its Consolidated Subsidiaries; minus

(v) the aggregate amount (without duplication and in each case except to the extent paid, directly or indirectly, with proceeds of any Equity Issuance, Debt Issuance (other than Revolving Loans or Incremental Revolving Loans) or with the proceeds of any Asset Disposition not included in the determination of Consolidated Net Income for the applicable period or with any amount referred to in clause (iii)(K) of the definition of “Consolidated EBITDA” by any Group Company) of (A) the sum of (x) cash payments during such period in respect of Consolidated Capital Expenditures and (y) the aggregate amounts of all cash payments in respect of such Consolidated Capital Expenditures made during the first 90 days of such next succeeding period (it being understood and agreed that any cash payments in respect of Consolidated Capital Expenditures deducted from Excess Cash Flow pursuant to this clause (v)(A)(y) shall not thereafter be deducted pursuant to clause (v)(A)(x) above in the determination of Excess Cash Flow for the period during which such payments were actually paid), (B) cash payments during such period in respect of (t) Investments permitted under Section 7.06(a)(xxii); (u) Investments permitted under Section 7.06(a)(xii)(y); (v) Investments permitted under Section 7.06(a)(xviii); (w) Investments permitted under Section 7.06(a)(xxv); (x) Permitted Acquisitions allowed under Section 7.06(a)(xiv); (y) Permitted Joint Ventures allowed under Section 7.06(a)(xv) and (z) Investments in Foreign Subsidiaries permitted hereunder and Investments permitted under Section 7.06(a)(xi), (C) prepayments of Indebtedness (other than intercompany Indebtedness, Term B Loans, Revolving Loans or Swing Line Loans), provided that (x) such prepayments are otherwise permitted hereunder and (y) if such Indebtedness consists of a revolving line of credit, the commitments under such line of credit are permanently reduced by the amount of such prepayment during such period, (D) Consolidated Scheduled Debt Payments actually paid by Holdings and its Consolidated Subsidiaries during such period, (E) Consolidated Interest Expense actually paid in cash by Holdings and its Consolidated Subsidiaries during such period, (F) Consolidated Cash Taxes (exclusive of any taxes referred to in clause (viii) below deducted in respect of the determination of Excess Cash Flow for a period prior to the period for which Excess Cash Flow is being determined) actually paid by Holdings and its Consolidated Subsidiaries during such period, (G) the aggregate amount of all Restricted Payments allowed under Section 7.07(iii) (excluding any Restricted Payments made as permitted pursuant to clause (z) of the second proviso thereto from Excess Cash Flow for any period), amounts under clauses (iv) and (v) of Section 7.07 actually paid in cash during such period (or, in the case of clause (v), with respect to such period, provided that any amount so deducted shall not be deducted again in a subsequent period), (H) Management Fees actually paid in cash during such period, (I) the aggregate amount of all financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses incurred as a result of the Transaction, any Qualifying IPO, any Permitted Acquisition, Permitted

Joint Venture or Investment permitted by Section 7.06 and actually paid in cash by Holdings and its Consolidated Subsidiaries during such period, in each case to the extent added to Consolidated Net Income in the determination of Consolidated EBITDA for such period, (J) Transaction related expenditures (including cash charges arising out of strategic market reviews, early extinguishment of Indebtedness, management bonuses, stay or sign on bonuses, restructuring, consolidation, severance or discontinuance of any portion of operations, employees and/or management) and actually paid in cash by Holdings and its Consolidated Subsidiaries during such period, in each case to the extent added to Consolidated Net Income in the determination of Consolidated EBITDA for such period and (K) earn-out obligations paid in connection with Permitted Acquisitions to the extent such obligations have not been deducted in determining Consolidated Net Income for the period Excess Cash Flow is determined, (L) all business interruption insurance proceeds, if any, (M) cash payments in respect of hedging agreements and interest rate agreements, (N) cash charges resulting from severance, stay or sign on bonuses, early retirement of debt, restructuring, consolidation, transition, consulting, advisory and other similar transition costs and expenses, integration and other adjustments made as a result of Permitted Acquisitions and other Investments made under Section 7.06 to the extent not deducted in determining Consolidated EBITDA for such period; (O) consulting, advisory or sign-on bonuses and other transition costs paid in connection with the Transaction to the extent not deducted in determining Consolidated EBITDA, (P) payments received pursuant to the Acquisition Agreement, (Q) Consolidated Pre-Opening Expenses deducted in calculating Consolidated Net Income for such period, (R) costs associated with the exchange and registration of the Senior Notes, (S) gains and losses resulting from currency fluctuations, (T) Store Closing Costs, (U) restructuring-related expenses (including cash charges arising out of strategic market reviews, early extinguishment of Indebtedness, management bonuses, stay or sign on bonuses, consolidation, severance or discontinuance of any portion of operations, employees and/or management) not to exceed $2,500,000 million in the aggregate, (V) the cumulative effect of changes in accounting principles and (W) amounts expended for any remediation of the failure to comply with any ERISA requirement in an amount not to exceed $1,000,000 in the aggregate; minus

(vi) all cash extraordinary or non-recurring losses and losses from discontinued operations, if any, during such period (whether or not accrued in such period); minus

(vii)(x) the increase, if any, in Consolidated Adjusted Working Capital less (y) the increase, if any, in the principal amount of Revolving Loans and Swing Line Loans, in each case from the first day to the last day of such period; minus

(viii) an amount equal to the income and withholding taxes (as estimated in good faith by a senior financial or senior accounting officer of the Borrower giving effect to the overall tax position of Holdings and its Subsidiaries) payable in the period following the period for which Excess Cash Flow is determined in respect of that amount of Excess Cash Flow as is attributable to the actual repatriation to the Borrower of undistributed earnings of those Subsidiaries of the Borrower that are “controlled foreign corporations” under Section 956 of the Code to enable it to prepay the Loans and/or Cash Collateralize L/C Obligations as required under Section 2.09(c)(ii) in respect of Excess Cash Flow for such period; minus

(ix) amounts paid to any Seller under the Acquisition Agreement as described on Schedule A.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes) by a jurisdiction (or any political subdivision thereof) as a result of such recipient being organized or having its principal office in such jurisdiction or, in the case of any Lender, in having its Lending Office in such jurisdiction, (ii) any branch profits taxes under Section 884 of the Code or similar taxes imposed by a jurisdiction in which the Lender is located and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13 or a participant under Section 2.13), any U.S. federal withholding tax (A) that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any)

was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01 or (B) is attributable to such Foreign Lender’s failure to comply with Section 3.01(e).

“Exempt Deposit Accounts” means (i) deposit accounts the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the Internal Revenue Service or state or local government agencies within the following two months with respect to employees of any of the Loan Parties and (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties, (ii) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) taxes accounts, payroll accounts, fiduciary benefits and trust accounts, (iii) all local depository accounts and (iv) deposit accounts the aggregate balance of which is less than $250,000.

“Existing Indebtedness” has the meaning specified in Section 7.01(i).

“Existing Notes” means Sbarro’s existing 11% Senior Notes due September 15, 2009.

“Failed Loan” has the meaning specified in Section 2.03(d).

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement dated November 22, 2006 among Holdings, Bank of America, N.A., Banc of America Securities LLC, Banc of America Bridge LLC, Credit Suisse, Cayman Islands Branch and Credit Suisse Securities (USA) LLC, as amended, modified or supplemented from time to time.

“Finance Document” means (i) each Loan Document, (ii) each Swap Agreement between one or more Loan Parties and a Swap Creditor evidencing Swap Obligations permitted hereunder and (iii) each agreement or instrument governing Cash Management Obligations constituting Finance Obligations between any Loan Party and a Lender or one or more of its Affiliates, and “Finance Documents” means all of them, collectively.

“Finance Obligations” means, at any date, (i) all Senior Credit Obligations, (ii) all Swap Obligations of a Loan Party permitted hereunder owed or owing to any Swap Creditor and (iii) all Cash Management Obligations owing to a Lender or one or more of its Affiliates which the Borrower has notified the Administrative Agent and the Collateral Agent are intended to constitute “Finance Obligations” hereunder.

“Finance Party” means each Lender and, with respect to Cash Management Obligations constituting Finance Obligations, one or more of its Affiliates, the Swing Line Lender, each L/C Issuer, each Swap Creditor, each Agent and each Indemnitee and their respective successors and assigns, and “Finance Parties” means any two or more of them, collectively.

“Foreign Cash Equivalents” means:

(i) securities issued or fully guaranteed by the United Kingdom or any instrumentality thereof (as long as that the full faith and credit of the United Kingdom is pledged in support of those securities);

(ii) certificates of deposit, eurodollar or UK Sterling time deposits, overnight bank deposits and bankers’ acceptances of any foreign bank, or its branches or agencies (fully protected against currency fluctuations) that, at the time of acquisition, are rated at least “A-1” by S&P or “P-1” by Moody’s, and (ii) certificates of deposit, eurodollar time deposits, banker’s acceptances and overnight bank deposits, in each case of any non-U.S. commercial bank having capital and surplus in excess of $500,000,000 and a Thomson BankWatch Rating of at least “B”;

(iii) repurchase obligations with a term of not more than seven days with respect to securities of the types described in clause (i) or (ii) with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 in which the Borrower or one or more of its Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations; and

(iv) investments, classified in accordance with GAAP as current assets, in shares of any money market fund that has all or substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iii) above which are administered by reputable financial institutions having capital of at least $500,000,000; provided, however, that the maturities of all obligations of the type specified in clauses (i) through (iii) above shall not exceed the lesser of the time specified in such clauses.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any Group Company primarily for the benefit of employees of any Group Company residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, not including plans, funds or other similar programs which require employee participation pursuant to applicable law.

“Foreign Subsidiary” means with respect to any Person any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Indebtedness” means, with respect to any Person and without duplication, (i) all Indebtedness of such Person of the types referred to in clauses (i), (ii), (iii), (v) and (vii) of the definition of “Indebtedness” in this Section 1.01, (ii) all Indebtedness of others of the type referred to in clause (i) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not the obligations secured thereby have been assumed by such Person, (iii) all Guaranty Obligations of such Person with respect to Indebtedness of others of the type referred to in clause (i) above and (iv) all Indebtedness of the type referred to in clause (i) above of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under any applicable law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Loans which are Eurodollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Lender is converted to or made as a Base Rate Loan pursuant to Article III, such Loan shall be included in the same Group or Group of Loans from time to time as it would have been had it not been so converted or made.

“Group Company” means any of Holdings, AcquisitionCo, Sbarro and Sbarro’s Subsidiaries (regardless of whether or not such Subsidiaries are consolidated with Sbarro for purposes of GAAP), and “Group Companies” means all of them, collectively.

“Guaranty” means the Guaranty, substantially in the form of Exhibit F hereto, by Holdings and the Subsidiary Guarantors in favor of the Administrative Agent, as the same may be amended, modified or supplemented from time to time.

“Guaranty Obligation” means, with respect to any Person, without duplication, any obligation (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guarantying, intended to guaranty, or having the economic effect of guarantying, any Indebtedness of any other Person in any manner, whether direct or indirect, and including, without limitation, any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting security therefor, (ii) to advance or provide funds or other credit support for the payment or purchase of such Indebtedness or obligation or to maintain working capital, solvency or other balance sheet condition of such other Person (including, without limitation, maintenance agreements, support agreements, comfort letters, take or pay arrangements, put agreements, performance guaranties or similar agreements or arrangements) for the benefit of the holder of Indebtedness of such other Person, (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of such Indebtedness or (iv) to otherwise assure or hold harmless the owner of such Indebtedness against loss in respect thereof. The amount of any Guaranty Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guaranty Obligation is made.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants or environmental contaminants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and all other substances or wastes regulated pursuant to any Environment Law because of their hazardous or deleterious properties.

“Holdings” means Sbarro Holdings, LLC, a Delaware limited liability company, and its successors.

“Honor Date” has the meaning specified in Section 2.05(e).

“Increase Effective Date” has the meaning set forth in Section 2.15(a).

“Increase Joinder” has the meaning set forth in Section 2.15(c).

“Incremental Revolving Loan Commitment” has the meaning set forth in Section 2.15(a).

“Incremental Revolving Loans” has the meaning set forth in Section 2.15(a).

“Incremental Term Loan Commitment” has the meaning set forth in Section 2.15(a).

“Incremental Term Loans” has the meaning set forth in Section 2.15(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(i) all obligations of such Person for borrowed money;

(ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(iii) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(iv) all obligations, other than intercompany items, of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses arising in the ordinary course of business and due within six months of the incurrence thereof);

(v) the Attributable Indebtedness of such Person in respect of Capital Lease Obligations, Sale/Leaseback Transactions and Synthetic Lease Obligations (regardless of whether accounted for as indebtedness under GAAP);

(vi) all obligations, contingent or otherwise, of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, letter of guaranty, bankers’ acceptance, surety bond, performance bond or similar instrument;

(vii) all obligations of the types specified in clauses (i) through (vi) above of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) a Lien on, or payable out of the proceeds of production from, any property or asset of such Person, whether or not such obligation is assumed by such Person; provided that the amount of any Indebtedness of others that constitutes Indebtedness of such Person solely by reason of this clause (vii) shall not for purposes of this Agreement exceed the greater of the book value or the fair market value of the properties or assets subject to such Lien;

(viii) all Guaranty Obligations of such Person;

(ix) all Debt Equivalents of such Person; and

(x) the Indebtedness of any other Person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable Law or any agreement or instrument by virtue of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person shall not be liable therefor;

provided that (i) Indebtedness shall not include (A) deferred compensation arrangements, (B) earn-out obligations until matured or earned and not paid and reflected on the balance sheet as a liability, (C) non-compete or consulting obligations incurred in connection with Permitted Acquisitions, (D) obligations under any Swap Agreement, (E) deemed Indebtedness pursuant to FASB 133 or 150, (F) any Existing Notes that have not been validly tendered in connection with the Tender Offer and (G) obligations owing to the Sellers under the Acquisition Agreement and (ii) the amount of any Limited Recourse Indebtedness of any Person shall be equal to the lesser of (A) the aggregate principal amount of such Limited Recourse Indebtedness for which such Person provides credit support of any kind (including any undertaking agreement or instrument that would constitute Indebtedness), is directly or indirectly liable as a guarantor or otherwise or is the lender and (B) the fair market value of any assets securing such Indebtedness or to which such Indebtedness is otherwise recourse.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Insolvency or Liquidation Proceeding” means (i) any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Bankruptcy Law with respect to any Loan Party, (ii) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Loan Party or with respect to a material portion of their respective assets, (iii) any liquidation, dissolution, reorganization or winding up of any Loan Party whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (iv) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Loan Party.

“Insurance Proceeds” means all insurance proceeds (other than business interruption insurance proceeds), damages, awards, claims and rights of action with respect to any Casualty.

“Intercompany Note” means a promissory note contemplated by Section 7.06(a)(x) or (xi), substantially in the form of Exhibit H hereto, and “Intercompany Notes” means any two or more of them.

“Interest Coverage Ratio” means for any period the ratio of (i) Consolidated EBITDA to (ii) Consolidated Cash Interest Expense for such period.

“Interest Payment Date” means (i) as to Base Rate Loans, the last Business Day of each March, June, September and December, commencing June 30, 2007 and the Maturity Date for Loans of the applicable Class and (ii) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date for Loans of the applicable Class, and in addition where the applicable Interest Period for a Eurodollar Loan is greater than three months, then also the respective dates that fall every three months after the beginning of such Interest Period.

“Interest Period” means with respect to each Eurodollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Extension/Conversion and ending one, two, three or six (or, if deposits of such duration are available from all of the Lenders having Commitments on Loans of the applicable Class, nine or twelve) months thereafter, as the Borrower may elect in the applicable notice; provided that:

(i) any Interest Period which would otherwise end on a day which is not a Business Day shall, subject to clause (v) below, be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii) no Interest Period in respect of Term B Loans may be selected which extends beyond a Principal Amortization Payment Date for Loans of the applicable Class unless, after giving effect to the selection of such Interest Period, the aggregate principal amount of Term B Loans which are comprised of Base Rate Loans together with such Term B Loans comprised of Eurodollar Loans with Interest Periods expiring on or prior to such Principal Amortization Payment Date are at least equal to the aggregate principal amount of Term B Loans due on such date;

(iv) if so provided in a written notice to the Borrower by the Administrative Agent at the direction of the Required Lenders, no Interest Period in excess of one month may be selected at any time when an Event of Default is then in existence; and

(v) no Interest Period may be selected which would end after the Maturity Date for Loans of the applicable Class.

“Investment” in any Person means (i) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of assets (other than inventory, machinery, equipment, capital expenditures and other assets in the ordinary course of business), Equity Interests, Equity Equivalents, Debt Equivalents, Indebtedness or other securities of such Person, (ii) any deposit with, or advance, loan or other extension of credit to or for the benefit of such Person (other than deposits made in connection with Operating Leases or the purchase of equipment or inventory, each in the ordinary course of business) or (iii) any other capital contribution to such Person, including by way of Guaranty Obligations of such Person, any support for a letter of credit issued on behalf of such Person incurred for the benefit of such Person. For the purposes of Article VII, the outstanding amount of any Investment by any Person in another Person shall be calculated as the excess of (i) the initial amount of such Investment (including the fair market value of all property transferred by such Person as part of such Investment) over (ii) the sum of (A) all returns of principal or capital thereof received by the investing Person on or prior to such time (including returns of principal or capital in the form of cash dividends, cash distributions and cash repayments of Indebtedness) and (B) all liabilities of the investing Person constituting all or a part of the initial amount of such Investment expressly transferred prior to such time in connection with the sale or disposition of such Investment, but only to the extent the investing Person is fully released of such liabilities by such transfer.

“Investor Group” means the Sponsor Group and the limited partners thereof and members of management of the Borrower.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Laws” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, licenses, authorizations and permits of any Governmental Authority.

“L/C Borrowing” means a Revolving Borrowing made pursuant to Sections 2.05(e)(iv) and (v) to refinance Unreimbursed Amounts in respect of drawn Letters of Credit.

“L/C Cash Collateral Account” has the meaning specified in the Security Agreement.

“L/C Commitment” means the commitment of one or more L/C Issuers to issue Letters of Credit in an aggregate face amount at any one time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the L/C Sublimit.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Disbursement” means a payment or disbursement made by an L/C Issuer pursuant to a Letter of Credit.

“L/C Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any Letter of Credit Application and any agreements, instruments, Guarantee Obligations or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“L/C Issuer” means (i) Bank of America, in its capacity as issuer of Letters of Credit under Section 2.05(a), and its successor or successors in such capacity and (ii) any other Lender (or Affiliate thereof) which the Borrower shall have designated as an “L/C Issuer” by notice to the Administrative Agent.

“L/C Issuer Fees” has the meaning specified in Section 2.11(b)(iii).

“L/C Obligations” means at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all Unreimbursed Amounts not then paid by the Borrower as provided in Section 2.05(e)(ii), (iii), (iv) or (v) to the applicable L/C Issuers in respect of drawings under Letters of Credit, including any portion of any such obligation to which a Lender has become subrogated pursuant to Section 2.05(e)(vi). For all purposes of this Agreement and all other Loan Documents, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $10,000,000. The L/C Sublimit is a part of, and not in addition to, the Revolving Committed Amount.

“Lead Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“Lender” means each bank or other lending institution listed on Schedule 2.01 and each Eligible Assignee that becomes a Lender pursuant to Section 10.06(b) and their respective successors and shall include, as the context may require, the Swing Line Lender in such capacity and each L/C Issuer in such capacity.

“Lending Office” means (i) with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained and (ii) with respect to any L/C Issuer and for each Letter of Credit, the “Lending Office” of such L/C Issuer (or of an Affiliate of such L/C Issuer) designated on the signature pages hereto or such other office of such L/C Issuer (or of an Affiliate of such L/C Issuer) as such L/C Issuer may from time to time specify to the Administrative Agent and the Borrower as the office by which its Letters of Credit are to be issued and maintained.

“Letter of Credit” means any standby or commercial letter of credit issued hereunder by an L/C Issuer on or after the Closing Date.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form and from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.11(b)(i).

“Letter of Credit Request” has the meaning specified in Section 2.05(c).

“Lien” means any security interest, mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any financing lease having substantially the same economic effect as any of the foregoing). Solely for the avoidance of doubt, the filing of a UCC financing statement that is a protective lease filing in respect of an operating lease that does not constitute a security interest in the leased property or otherwise give rise to a Lien does not constitute a Lien solely on account of being filed in a public office.

“Limited Recourse Indebtedness” means with respect to any Person, Indebtedness to the extent: (i) such Person (A) provides no credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is not directly or indirectly liable as a guarantor or otherwise or (C) does not constitute the lender; and (ii) no default with respect thereto would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Loans or the Notes) of such Person to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

“Loan” means a Revolving Loan, a Term B Loan or a Swing Line Loan (or a portion of any Revolving Loans, Term B Loans or Swing Line Loans), individually or collectively as appropriate; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Extension/Conversion, the term “Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Loan Documents” means this Agreement, the Notes, the Guaranty, the Collateral Documents, the Assumption Agreement, each Accession Agreement and each L/C Document, collectively, in each case as the same may be amended, modified or supplemented from time to time, and all other related agreements and documents executed by a Loan Party in favor of, and delivered to, any Senior Credit Party in connection with or pursuant to any of the foregoing.

“Loan Party” means each of Holdings, the Borrower and each Subsidiary Guarantor, and “Loan Parties” means any combination of the foregoing.

“Management Agreement” means the Professional Services Agreement dated as of January 31, 2007, by and among MidOcean US Advisor, LP, Holdings and Sbarro, as in effect on the Closing Date or otherwise amended, restated, modified or supplemented from time to time.

“Management Fee” means each of the following fees payable by the Borrower to Sponsor or one of its Affiliates: (i) a management fee in an amount not to exceed 2% of Consolidated EBITDA for the most recently ended fiscal year in each fiscal year, including any “catch-up” payments thereon, (ii) one-time fees, each payable on the date of the consummation of certain transactions, including acquisitions, dispositions, equity and debt financings described in the Management Agreement in an amount not to exceed 1% of the gross amount (or, in the case of revolving facilities, the maximum committed amount) of such financings received by (or made available to) the Loan Parties and (iii) indemnities and reimbursement of reasonable out-of-pocket fees and expenses, in each case pursuant to, and subject to the terms and conditions of, the Management Agreement.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means a material adverse change to the business, assets, liabilities, operations, results of operations, or financial condition of such Person and such Person’s Subsidiaries, taken as a whole; provided, however, that the effect of the following shall not be considered in determining whether a “Material Adverse Effect” has occurred or is reasonably likely to occur with respect to any Group Party: any change, effect, circumstance or event resulting from or arising in connection with (w) changes in laws of general applicability or interpretations thereof by courts or governmental authorities, (x) changes in general economic conditions, (y) changes affecting the restaurant or retail industries generally and (z) any effects resulting from the public announcement of this Agreement or the transactions contemplated hereby, except, in the case of clauses (w), (x) and (y), to the extent such change, effect, circumstance or event has a disproportionate adverse effect on the Group Companies as compared to other Persons engaged in the same business.

“Maturity Date” means (i) as to Revolving Loans and Swing Line Loans, the Revolving Termination Date and (ii) as to Term B Loans, the Term B Maturity Date.

“Merger” has the meaning specified in the recitals hereto.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Net Cash Proceeds” means:

(i) with respect to any Asset Disposition (other than an Asset Disposition consisting of a lease where one or more Group Companies is acting as lessor entered into in the ordinary course of business), Casualty or Condemnation, (A) the gross amount of all cash proceeds (including cash Insurance Proceeds and cash Condemnation Awards in the case of any Casualty or Condemnation, except to the extent and for so long as such Insurance Proceeds or Condemnation Awards constitute Reinvestment Funds) actually paid to or actually received by any Group Company in respect of such Asset Disposition, Casualty or Condemnation (including any cash proceeds received as income or other proceeds of any noncash proceeds of any Asset Disposition, Casualty or Condemnation as and when received), less (B) the sum of (1) the amount, if any, of all taxes (other than income taxes) and all income taxes (as estimated by a senior financial or accounting officer of Holdings and its Subsidiaries) and customary fees, legal fees, brokerage fees, commissions, costs and other expenses (other than those payable to any Group Company or to Affiliates of any Group Company except for (x) those payable pursuant to the Management Agreement and otherwise not prohibited hereunder and (y) those payable on terms and conditions as favorable to the applicable Group Company as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party) that are incurred in connection with such Asset Disposition, Casualty or Condemnation and are payable by any Group Company, but only to the extent not already deducted in arriving at the amount referred to in clause (i)(A) above, (2) appropriate amounts that must be set aside as a reserve in accordance with GAAP against any indemnities, liabilities (contingent or otherwise) associated with such Asset Disposition, Casualty or Condemnation, (3) if applicable, the amount of any Indebtedness secured by a Permitted Lien that has been repaid or refinanced in accordance with its terms with the proceeds of such Asset Disposition, Casualty or Condemnation and (4) any payments to be made by any Group Company as agreed between such Group Company and the purchaser of any assets subject to an Asset Disposition, Casualty or Condemnation in connection therewith; and

(ii) with respect to any Equity Issuance or Debt Issuance, the gross amount of cash proceeds paid to or received by any Group Company in respect of such Equity Issuance or Debt Issuance as the case may be (including cash proceeds subsequently as and when received at any time in respect of such Equity Issuance or Debt Issuance from non-cash consideration initially received or otherwise), net of underwriting discounts and commissions or placement fees, investment banking fees, legal fees, consulting fees, accounting fees and other customary fees and expenses directly incurred by any Group Company in connection therewith (other than those payable to any Group Company or any Affiliate of any Group Company except for (x) those payable pursuant to the Management Agreement and otherwise not prohibited hereunder and (y) those payable on terms and conditions as favorable to the applicable Group Company as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party).

“New Operating Units” means restaurants owned or operated by the Borrower or any of its Subsidiaries or franchisees whose ownership or operation by the Borrower or any of its Subsidiaries or franchises started on a date after the Closing Date or restaurants acquired by the Borrower or any of its Subsidiaries or franchises pursuant to a Permitted Acquisition or permitted Investment.

“Nominal Shares” means (i) for any Subsidiary of the Borrower that is not a Domestic Subsidiary, nominal issuances of Equity Interests in an aggregate amount not to exceed 5.0% of the Equity Interests or Equity Equivalents of such Subsidiary on a fully-diluted basis and (ii) in any case, director’s qualifying shares, in each case to the extent such issuances are required by applicable Laws.

“Note” means a Revolving Note, a Term B Note or a Swing Line Note, and “Notes” means any combination of the foregoing.

“Notice of Borrowing” means a request by the Borrower for a Borrowing, substantially in the form of Exhibit A-1 hereto.

“Notice of Extension/Conversion” has the meaning specified in Section 2.07.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b)(i)(A).

“Operating Lease” means, as applied to any Person, a lease (including leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

“Organization Documents” means, (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-United States jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participation Interest” means a Credit Extension by a Lender by way of a purchase of a participation interest in Letters of Credit or L/C Obligations as provided in Section 2.05(e), in Swing Line Loans as provided in Section 2.01(c)(vi) or in any Loans as provided in Section 2.13.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means with respect to any Loan Party a certificate, substantially in the form of Exhibit G-3 to this Agreement, completed and supplemented with the schedules and attachments contemplated thereby and duly executed on behalf of such Loan Party by a Responsible Officer of such Loan Party.

“Permitted Acquisition” means

(a) a Business Acquisition; provided that:

(i) the Equity Interests or property or assets acquired in such acquisition relate to a line of business similar to the business of the Borrower or any of its Subsidiaries engaged in on the Closing Date or reasonably related, ancillary or complementary thereto;

(ii) within 30 days after (or such later date as may be agreed to by the Administrative Agent, in its sole discretion) the date of the consummation of such Business Acquisition, each applicable Loan Party and the acquired entity and its Subsidiaries shall have executed and delivered to the Administrative Agent or the Collateral Agent, as applicable, all items in respect of the

Equity Interests or property or assets acquired in such acquisition (and/or the seller thereof) required to be delivered by Section 6.12;

(iii) in the case of an acquisition of the Equity Interests of another Person, (A) except in the case of the incorporation of a new Subsidiary, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and (B) the Equity Interests acquired shall constitute all (other than Nominal Shares) of the total Equity Interests of the issuer thereof;

(iv) no Event of Default shall have occurred and be continuing immediately before or immediately after giving effect to such acquisition, and the Borrower shall have delivered to the Administrative Agent a Pro-Forma Compliance Certificate demonstrating that, upon giving effect to such acquisition on a Pro-Forma Basis, the Borrower shall be in compliance with all of the financial covenants specified in Sections 7.16(a) and (b) hereof as of the last day of the most recent period of four consecutive fiscal quarters of the Borrower for which financial statements are required to be delivered pursuant to Section 6.01(a) or (b) which precedes or ends on the date of such acquisition; and

(v) after giving effect to such acquisition, the Revolving Committed Amount shall be at least $7,500,000 greater than the total Revolving Outstandings;

(b) any acquisition consented to by the Required Lenders; and

(c) the acquisition of franchises in an amount after giving effect to all such acquisitions not to exceed $2,500,000 in the aggregate, plus any Excess Cash Flow not required to be paid to the Lenders hereunder, plus the proceeds of any Equity Issuances of Holdings issued to make such acquisition.

“Permitted Joint Venture” means a joint venture, in the form of a corporation, limited liability company, business trust, joint venture, association, company or partnership, entered into by the Borrower or any of its Subsidiaries which (i) is engaged in a line of business related, ancillary or complementary to those engaged in by the Borrower and its Subsidiaries and (ii) is formed or organized in a manner that limits the exposure of Holdings, the Borrower and its Subsidiaries for the liabilities thereof to (A) the Investments of the Borrower and its Subsidiaries therein permitted under Section 7.06 and (B) any Indebtedness of any Permitted Joint Venture or any Guaranty Obligations by Holdings or any of its Subsidiaries in respect of such Indebtedness, which Indebtedness or Guaranty Obligations are permitted at the time under Section 7.01.

“Permitted Liens” has the meaning specified in Section 7.02.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (i) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to any interest capitalized in connection with, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder or as otherwise permitted pursuant to Section 7.01, (ii) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (iii) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Senior Credit Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Senior Credit Obligations on terms at least as favorable on the whole to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (iv) the terms and conditions (including, if applicable, as to collateral) of any such modified, refinanced, refunded, renewed or extended Indebtedness are not, taken as a whole, materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended, (v) such modification, refinancing, refunding, renewal or extension is incurred by the Person who is the obligor on the

Indebtedness being modified, refinanced, refunded, renewed or extended, and (vi) at the time thereof, no Default shall have occurred and be continuing.

“Permitted Subordinated Indebtedness” shall mean unsecured Indebtedness of Holdings and its Subsidiaries that shall (i) have a stated maturity that is at least one year later than the maturity date of any Loan and (ii) be subordinated in right of payment to the Senior Credit Obligations at prevailing market terms applicable to high yield subordinated indebtedness or otherwise on terms reasonably acceptable to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code maintained by or contributed to by any Group Company or any ERISA Affiliate, including a Multiemployer Plan.

“Platform” has the meaning specified in Section 6.02.

“Pledge Agreement” means the Pledge Agreement, substantially in the form of Exhibit G-2 hereto, dated as of the date hereof among Holdings, the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Pledged Collateral” means the “Collateral” as defined in the Pledge Agreement.

“Post-Increase Revolving Lenders” has the meaning set forth in Section 2.15(d).

“PPA” has the meaning assigned to such term in the definition of “ERISA Event”

“Pre-Commitment Information” means, taken as an entirety, (i) information with respect to Holdings, AcquisitionCo and Sbarro contained in the Confidential Information Memorandum delivered to the Lead Arrangers and (ii) any other written information in respect of Holdings, AcquisitionCo or Sbarro or the Acquisition provided to any Agent or Lender by or on behalf of the Sponsor or the Borrower prior to the Closing Date.

“Preferred Stock” means, as applied to the Equity Interests of a Person, Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interests of any other class of such Person.

“Pre-Increase Revolving Lenders” has the meaning set forth in Section 2.15(d).

“Prepayment Account” has the meaning specified in Section 2.09(c)(viii).

“Principal Amortization Payment” means a scheduled principal payment on the Term B Loans pursuant to Section 2.08(b).

“Principal Amortization Payment Date” means (i) the last Business Day of each calendar quarter, commencing with June 30, 2007, and (ii) the Term B Maturity Date.

“Private Equity Affiliate” means an Affiliate of a Lender engaged in making private equity mezzanine financing or venture capital related investments.

“Pro-Forma Basis” means, for purposes of calculating compliance of any transaction with any provision hereof which refers to a Pro-Forma Basis, that the transaction in question shall be deemed to have occurred as of the first day of the most recent period of four consecutive fiscal quarters of Holdings which precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the financial information for Holdings and its Consolidated Subsidiaries required under Section 6.01(a) or (b), as applicable, and the Compliance Certificate required by Section 6.02(b) for such period. In connection with any calculation of the financial covenants set forth in Section 7.16 or elsewhere upon giving effect to a transaction on a “Pro-Forma Basis,” (i) any Indebtedness incurred by Holdings or any of its Subsidiaries in connection with such transaction (or any other transaction which occurred during the relevant four fiscal quarter period) shall be deemed to have been incurred or repaid as the case may be as of the first day of the relevant four fiscal-quarter period, (ii) if such Indebtedness has a floating or formula rate, then the rate of interest for such Indebtedness for the applicable period for purposes of the calculations contemplated by this definition shall be determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of such calculations and (iii) income statement items (whether positive or negative) attributable to all property acquired in such transaction or to the Investment comprising such transaction, as applicable, shall be included as if such transaction has occurred as of the first day of the relevant four-fiscal-quarter period, after giving effect to cost savings reasonably acceptable to the Administrative Agent, (iv) such other pro-forma adjustments which would be permitted or required by Regulations S-K and S-X under the Securities Act shall be taken into account and (v) such other adjustments as may be reasonably agreed between Holdings and the Administrative Agent shall be taken into account.

“Pro-Forma Compliance Certificate” means a certificate of a Responsible Officer or chief accounting officer of Holdings delivered to the Administrative Agent in connection with any “transaction” for which a calculation on a “Pro-Forma Basis” is permitted or required hereunder and containing reasonably detailed calculations demonstrating, upon giving effect to the applicable transaction on a Pro-Forma Basis, compliance, as applicable, with the Total Leverage Ratio and the Interest Coverage Ratio, as applicable, as of the last day of the most recent period of four consecutive fiscal quarters of Holdings which precedes or ends on the date of the applicable transaction and with respect to which the Administrative Agent shall have received the consolidated financial information for Holdings and its Consolidated Subsidiaries required under Section 6.01(a) or (b), as applicable, and the Compliance Certificate required by Section 6.02(b) for such period.

“Purchase Money Indebtedness” means Indebtedness of the Borrower or any of its Subsidiaries incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of the Borrower or such Subsidiary.

“Qualified Capital Stock” means any Equity Interests of Holdings that does not include a cash dividend and is not mandatorily redeemable by Holdings or any of its Subsidiaries or redeemable at the option of the holder of such Equity Interests, in each case prior to the 181st day following the Term B Maturity Date (other than in connection with an asset sale or change of control, so long as the definitions of asset sale and change of control in the instruments governing such Equity Interests are no more restrictive with respect to Holdings and its Subsidiaries than the corresponding definitions herein and so long as the Senior Credit Obligations (other than contingent indemnification obligations) are either repaid or waived with respect to such asset sale or change of control prior to the redemption of such Equity Interests).

“Qualifying IPO” means an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 (or any successor form)) of the common stock of Holdings (i) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in conjunction with a secondary public offering) and (ii) resulting in gross proceeds of at least $75,000,000.

“Real Property” means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Refinanced Agreements” means those instruments, documents and agreements listed on Schedule 1.01B.

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Refunded Swing Line Loan” has the meaning specified in Section 2.01(c)(iii).

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the Closing Date among the Borrower, the Subsidiary Guarantors, Credit Suisse Securities (USA) LLC and Bank of America Securities LLC, relating to the Senior Notes, as amended, modified, restated or otherwise modified from time to time.

“Regulation S-X” shall mean Regulation S-X under the Securities Act of 1933, as amended.

“Regulation T, U or X” means Regulation T, U or X, respectively, of the Board of Governors of the Federal Reserve System as amended, or any successor regulation.

“Reinvestment Funds” means, with respect to any Net Cash Proceeds of Insurance Proceeds, any Condemnation Award or any Asset Disposition in respect of the single event or series of related events giving rise thereto, that portion of such funds as shall, according to a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent within 30 days after the occurrence of the Casualty, Condemnation or Asset Disposition giving rise thereto, be reinvested within 365 days (or if the Borrower has entered into a commitment to apply such proceeds to a reinvestment within such time period to the extent such amounts are actually reinvested, within six months of the expiration of such 365 days) after the occurrence of the Casualty, Condemnation or Asset Disposition giving rise thereto in the repair, restoration or replacement of the properties that were the subject of such Casualty, Condemnation or Asset Disposition; provided that no Event of Default shall have occurred and be continuing on the date of such reinvestment notice or, if the Borrower or one or more of its Subsidiaries shall have then entered into one or more continuing agreements with a Person not an Affiliate of any of them for the repair, restoration or replacement of the properties that were the subject of such Casualty, Condemnation or Asset Disposition, none of the Administrative Agent or the Collateral Agent shall have commenced any action or proceeding to exercise or seek to exercise any right or remedy with respect to any Collateral (including any action of foreclosure, enforcement, collection or execution or by any proceeding under any Insolvency or Liquidation Proceeding).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any date of determination, at least two Lenders whose aggregate Credit Exposure constitutes more than 50% of the Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Lenders such Lender and its Credit Exposure at such time.

“Required Revolving Lenders” means Lenders whose aggregate Revolving Credit Exposure constitutes more than 50% of the Revolving Credit Exposure of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Revolving Lenders such Lender and the aggregate principal amount of Revolving Credit Exposure of such Lender at such time.

“Required Term B Lenders” means Lenders whose aggregate outstanding principal amount of Term B Loans constitutes more than 50% of the aggregate principal amount of all outstanding Term B Loans of all Lenders at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time then there shall be excluded from the determination of Required Term B Lenders such Lender and the aggregate principal amount of such Lender’s Term B Loans at such time.

“Responsible Officer” means the chief executive officer, president, senior vice president, vice president, chief financial officer, treasurer, controller, assistant treasurer, secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property), direct or indirect, on account of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or similar payment, purchase or other acquisition for value, direct or indirect, of any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any class of Equity Interests or Equity Equivalents of any Group Company, now or hereafter outstanding.

“Revolving Availability Period” means the period from and including the Closing Date to the earliest of (i) the Revolving Termination Date, (ii) the date of the termination of the Commitments pursuant to Section 2.10 and (iii) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuers to make Revolving L/C Credit Extensions pursuant to Section 8.02, provided that no more than $5,000,000 of Revolving Loans shall be available on the Closing Date.

“Revolving Borrowing” means a Borrowing comprised of Revolving Loans and identified as such in the Notice of Borrowing with respect thereto.

“Revolving Commitment” means, with respect to any Lender, the commitment of such Lender, in an aggregate principal amount at any time outstanding of up to such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount, (i) to make Revolving Loans in accordance with the provisions of Section 2.01(a), (ii) to purchase Participation Interests in Swing Line Loans in accordance with the provisions of Section 2.01(c)(vi) and (iii) to purchase Participation Interests in Letters of Credit in accordance with the provisions of Section 2.05(d).

“Revolving Commitment Percentage” means, for each Lender, the percentage (carried out to the ninth decimal place) of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time and identified as its Revolving Commitment Percentage on Schedule 2.01 hereto, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.06(b).

“Revolving Committed Amount” means $25,000,000 or such lesser amount to which the Revolving Committed Amount may be reduced pursuant to Section 2.10.

“Revolving Credit Exposure” shall mean (i) at any time prior to termination of the Revolving Commitments, the Revolving Commitment Percentage of such Lender multiplied by the Revolving Committed Amount, and (ii) at any time after the termination of the Revolving Commitments, the sum of (A) the principal balance of the outstanding Revolving Loans of such Lender plus (B) the amount of such Lender’s Participation Interest in all Revolving L/C Obligations.

“Revolving Lender” means each Lender identified in Schedule 2.01 as having a Revolving Commitment and each Eligible Assignee which acquires a Revolving Commitment or Revolving Loan pursuant to Section 10.06(b) and their respective successors.

“Revolving Loan” means a Loan made under Section 2.01(a).

“Revolving Note” means a promissory note, substantially in the form of Exhibit B-1 hereto, evidencing the obligation of the Borrower to repay outstanding Revolving Loans, as such note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Revolving Outstandings” means at any date the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans plus the aggregate outstanding amount of all Revolving L/C Obligations.

“Revolving Termination Date” means January 31, 2013 (or, if such day is not a Business Day, the next preceding Business Day) or such earlier date upon which the Revolving Commitments shall have been terminated in their entirety in accordance with this Agreement.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., a New York corporation, and its successors or, absent any such successor, such nationally recognized statistical rating organization as the Borrower and the Administrative Agent may select.

“Sale/Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to Holdings or any of its Subsidiaries of any property, whether owned by Holdings or any of its Subsidiaries as of the Closing Date or later acquired, which has been or is to be sold or transferred by Holdings or any of its Subsidiaries to such Person or to any other Person from whom funds have been, or are to be, advanced by such Person on the security of such property.

“Sbarro” shall have the meaning assigned to such term in the preamble hereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means the Security Agreement, substantially in the form of Exhibit G-1 hereto, dated as of the date hereof among Holdings, the Borrower, the Subsidiary Guarantors and the Collateral Agent, as the same may be amended, modified or supplemented from time to time.

“Sellers” has the meaning specified in the recitals hereto.

“Senior Credit Obligations” means, with respect to each Loan Party, without duplication:

(i) in the case of the Borrower, all principal of and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on any Loan or L/C Obligation under, or any Note issued pursuant to, this Agreement or any other Loan Document;

(ii) all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;

(iii) all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Loan Party under Section 10.04(a) of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;

(iv) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) of this Agreement or under any other similar provision of any other Loan Document; and

(v) in the case of Holdings and each Subsidiary Guarantor, all amounts now or hereafter payable by Holdings or such Subsidiary Guarantor and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Insolvency or Liquidation Proceeding with respect to the Borrower, Holdings or such Subsidiary Guarantor, whether or not allowed or allowable as a claim in any such proceeding) on the part of Holdings or such Subsidiary Guarantor pursuant to this Agreement, the Guaranty or any other Loan Document;

together in each case with all renewals, modifications, consolidations or extensions thereof.

“Senior Credit Party” means each Lender (including any Affiliate in respect of any Cash Management Obligations constituting Finance Obligations), each L/C Issuer, the Administrative Agent, the Collateral Agent and each Indemnitee and their respective successors and assigns, and “Senior Credit Parties” means any two or more of them, collectively.

“Senior Notes” means the 10.375% Senior Notes due 2015 issued by the Borrower in aggregate principal amount of $150,000,000 (as such amount may be increased in accordance with Section 7.01(ii) hereof) issued and sold on the Closing Date pursuant to the Senior Notes Documents and any notes exchanged therefor pursuant to the Registration Rights Agreement, together with any notes issued in connection with a Permitted Refinancing (or the incurrence of any Senior Notes permitted under Section 7.01(ii) hereof) of the Senior Notes or any replacement notes issued in accordance with the terms of the Senior Notes Indenture.

“Senior Notes Documents” means the Senior Notes, the Senior Notes Indenture, the guarantees of the Senior Notes and all other agreements, instruments and other documents pursuant to which the Senior Notes have been or will be issued or otherwise setting forth the terms of the Senior Notes.

“Senior Notes Indenture” means the Indenture dated as of the Closing Date between the Borrowers, the guarantors party thereto and The Bank of New York, as trustee as in effect on the date of this Agreement and as thereafter amended, modified, restated, refinanced and supplemented from time to time in accordance with and subject to the terms hereof.

“Solvent” means, with respect to any Person as of a particular date, that on such date (i) such Person is able generally to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) the value of the assets of such Person (both at fair value and present fair saleable value in each case calculated on a going concern basis) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) and (iii) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (in each case as interpreted in accordance with fraudulent conveyance, bankruptcy, insolvency and similar laws and other applicable Law).

“Sponsor” means MidOcean Partners III, L.P., MidOcean Partners III-A, L.P. and MidOcean Partners III-D, L.P. and its successors, together with the Sponsor Approved Funds.

“Sponsor Approved Funds” means, with respect to the Sponsor, any Fund that is administered or managed by (i) the Sponsor, (ii) an Affiliate of the Sponsor or (iii) an entity that administers or manages the Sponsor.

“Sponsor Group” means the Sponsor and any of its Subsidiaries or Affiliates other than Affiliates that are operating companies or Controlled by operating companies.

“Store Closing Costs” means each of the following costs attributable to stores closed within the prior twelve months: (i) operating losses, (ii) construction and moving expenses, (iii) lease termination expenses, (iv) employee severance costs, and (v) other related expenses reasonably acceptable to the Administrative Agent.

“Subordinated Indebtedness” of any Person means all Indebtedness which (i) the principal of which by its terms is not required to be repaid, in whole or in part, before six months after the later of the Revolving Termination Date and the Term B Maturity Date, (ii) is subordinated in right of payment to such Person’s indebtedness, obligations and liabilities to the Finance Parties under the Finance Documents pursuant to payment and subordination provisions reasonably satisfactory in form and substance to the Administrative Agent and (iii) is issued pursuant to credit documents having covenants, subordination provisions and events of default that are taken as a whole in no event less favorable, including with respect to rights of acceleration, to such Person than the terms hereof or are otherwise reasonably satisfactory in form and substance to the Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, more than 50% of the total voting power of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or business entity other than a corporation, more than 50% of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have more than 50% ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated more than 50% of partnership, association or other business entity gains or losses or shall be or control the managing director, manager or a general partner of such partnership, association or other business entity. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing (except for the definition of Unrestricted Subsidiary contained herein), any Unrestricted Subsidiary, any Permitted Joint Venture and any Applicable Subsidiary (unless such Applicable Subsidiary shall have become a Subsidiary Guarantor in accordance with Sections 6.12 and 6.16 hereunder) shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Guarantor” means each Subsidiary of Holdings on the Closing Date (other than the Borrower and a Foreign Subsidiary) and each Subsidiary of Holdings (other than the Borrower and a Foreign Subsidiary, and for avoidance of doubt, an Unrestricted Subsidiary) that becomes a party to the Guaranty after the Closing Date by execution of an Accession Agreement, and “Subsidiary Guarantors” means any two or more of them.

“Subsidiary Redesignation” has the meaning specified in Section 6.14.

“Swap Agreement” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Creditor” means any Lender or any Affiliate of any Lender from time to time party to one or more Swap Agreements permitted hereunder with a Loan Party (even if any such Lender for any reason ceases after the execution of such agreement to be a Lender hereunder), and its successors and assigns, and “Swap Creditors” means any two or more of them, collectively.

“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Insolvency or Liquidation Proceeding) owing under any Swap Agreement, excluding any amounts which such Person is entitled to setoff against its obligations under applicable Law.

“Swap Termination Value” means, at any date and in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreements relating to such Swap Agreements, (i) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include any Lender).

“Swing Line Borrowing” means a Borrowing comprised of Swing Line Loans and identified as such in the Notice of Borrowing with respect thereto.

“Swing Line Commitment” means the agreement of the Swing Line Lender to make Loans pursuant to Section 2.01(c). The Swing Line Commitment is a part of, and not in addition to, the Revolving Committed Amount.

“Swing Line Committed Amount” means $7,500,000, as such Swing Line Committed Amount may be reduced pursuant to Section 2.10.

“Swing Line Lender” means Bank of America, in its capacity as the Swing Line Lender under Section 2.01(c), and its successor or successors in such capacity.

“Swing Line Loan” means a Base Rate Loan made by the Swing Line Lender pursuant to Section 2.01(c), and “Swing Line Loans” means any two or more of such Base Rate Loans.

“Swing Line Loan Request” has the meaning specified in Section 2.02(b).

“Swing Line Note” means a promissory note, substantially in the form of Exhibit B-3, hereto, evidencing the obligation of the Borrower to repay outstanding Swing Line Loans, as such note may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Swing Line Termination Date” means the earlier of (i) the sixth anniversary of the Closing Date (or, if such day is not a Business Day, the next preceding Business Day) or such earlier date upon which the Revolving Commitments shall have been terminated in their entirety in accordance with this Agreement and (ii) the date on which the Swing Line Commitment is terminated in its entirety in accordance with this Agreement.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” has the meaning specified in the recitals hereto.

“Term B Borrowing” means a Borrowing comprised of Term B Loans and identified as such in the Notice of Borrowing with respect thereto.

“Term B Commitment” means, with respect to any Lender, the commitment of such Lender to make a Term B Loan on the Closing Date in a principal amount equal to such Lender’s Term B Commitment Percentage of the Term B Committed Amount.

“Term B Commitment Percentage” means, for each Lender, the percentage (carried out to the ninth decimal place) of the aggregate Term B Commitments represented by such Lender’s Term B Commitment at such time and identified as its Term B Commitment Percentage on Schedule 2.01, as such percentage may be (i) reduced pursuant to Section 2.10 and (ii) modified in connection with any Assignment and Assumption made in accordance with the provisions of Section 10.06(b).

“Term B Committed Amount” means $183,000,000.

“Term B Loan” means a Loan made under Section 2.01(b).

“Term B Lender” means each Lender identified on Schedule 2.01 as having a Term B Commitment and each Eligible Assignee which acquires a Term B Loan pursuant to Section 10.06(b) and their respective successors.

“Term B Maturity Date” means January 31, 2014 (or if such day is not a Business Day, the next preceding Business Day).

“Term B Note” means a promissory note, substantially in the form of Exhibit B-2 hereto, evidencing the obligation of the Borrower to repay outstanding Term B Loans, as such note may be amended, modified or supplemented from time to time.

“Threshold Amount” means $6,000,000.

“Total Leverage Ratio” means on any day the ratio of (i) (A) Consolidated Funded Indebtedness as of the last day of the fiscal quarter of Holdings ending on, or most recently preceding, such date, minus (B) the amount of Holdings’ and its Consolidated Subsidiaries’ cash and Cash Equivalents (in each case free and clear of all Liens, other than (w) nonconsensual liens provided for by Law and permitted by Section 7.02, (x) Liens permitted under Sections 7.02(ii) and (xxiv) and (y) Liens permitted under Section 7.02(x) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness and (z) Liens permitted under Section 7.02(xxix)) as of such date in excess of $1,000,000 that are or would be included on a consolidated balance sheet of Holdings and its Subsidiaries as of such date, plus (C) the aggregate amount of all Net Cash Proceeds of Equity Issuances of Qualified Capital Stock included in the determination of Consolidated EBITDA for the period of four consecutive fiscal quarters then ended in accordance with clause (iv) of the definition of “Consolidated EBITDA” which Net Cash Proceeds have theretofore been utilized to repay Consolidated Funded Indebtedness during such period, to (ii) Consolidated EBITDA for the four consecutive fiscal quarters of Holdings ended on, or most recently preceding, such day.

“Transaction” means the events contemplated by the Transaction Documents.

“Transaction Documents” means the Acquisition Documents, the Senior Notes Documents, the Loan Documents and all documents furnished in connection with the Tender Offer, collectively, and “Transaction Document” means any one of them.

“Type” has the meaning specified in Section 1.06.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Unfunded Liabilities” means, except as otherwise provided in Section 5.12(a)(i)(B), (i) with respect to each Plan, the amount (if any) by which the present value of all nonforfeitable benefits under each Plan exceeds the current value of such Plan’s assets allocable to such benefits, all determined in accordance with the respective most recent valuations for such Plan based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87.

“United States” means the United States of America, including each of the States and the District of Columbia, but excluding its territories and possessions.

“Unreimbursed Amount” has the meaning specified in Section 2.05(e)(iv).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower properly designated as an Unrestricted Subsidiary pursuant to Section 6.14.

“Unused Revolving Commitment Amount” means, for any period, the amount by which (i) the then applicable Revolving Committed Amount exceeds (ii) the daily average sum for such period of (A) the aggregate principal amount of all outstanding Revolving Loans plus (B) the aggregate amount of all outstanding L/C Obligations. For the avoidance of doubt, no deduction shall be made on account of outstanding Swing Line Loans in calculating the Unused Revolving Commitment Amount.

“U.S. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)), as the same may be amended, supplemented, modified, replaced or otherwise in effect from time to time.

“Voting Securities” means Equity Interests of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons of such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Welfare Plan” means a “welfare plan” as such term is defined in Section 3(1) of ERISA.

“Wholly-Owned Subsidiary” means, with respect to any Person at any date, any Subsidiary of such Person all of the shares of capital stock or other ownership interests of which (except Nominal Shares) are at the time directly or indirectly owned by such Person.

Section 1.02 Other Interpretative Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and

Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03 Accounting Terms and Determinations.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein or as disclosed to the Administrative Agent.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either (x) the Borrower or (y) within 30 days after delivery of any financial statements reflecting any change in GAAP (or after the Lenders have been informed of the change in GAAP affecting such financial statements, if later), the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.05 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any L/C Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.06 Classes and Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans of one or more Lenders made to the Borrower pursuant to Article II on the same date, all of which Loans are of the same Class and Type (subject to Article III) and, except in the case of Base Rate Loans, have the same initial Interest Period. Loans hereunder are distinguished by “Class” and “Type.” The “Class” of a Loan (or of a Commitment to make such a Loan or of a Borrowing comprised of such Loans) refers to whether such Loan is a Revolving Loan or a Term B Loan. The “Type” of a Loan refers to whether such Loan is a Eurodollar Loan or a Base Rate Loan. Identification of a Loan (or a Borrowing) by both Class and Type (e.g., a “Term B Eurodollar Loan”) indicates that such Loan is a Loan of both such Class and such Type (e.g., both a Term B Loan and a Eurodollar Loan) or that such Borrowing is comprised of such Loans.

ARTICLE II

THE CREDIT FACILITIES

Section 2.01 Commitments to Lend.

(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make Revolving Loans to the Borrower pursuant to this Section 2.01(a) from time to time during the Revolving Availability Period in amounts such that its Revolving Outstandings shall not exceed (after giving effect to all Revolving Loans repaid, all reimbursements of L/C Disbursements made, and all Refunded Swing Line Loans paid concurrently with the making of any Revolving Loans) its Revolving Commitment; provided that, immediately after giving effect to each such Revolving Loan, (i) the aggregate Revolving Outstandings shall not exceed the Revolving Committed Amount and (ii) with respect to each Revolving Lender individually, such Lender’s outstanding Revolving Loans plus its (other than the Swing Line Lender’s in its capacity as such) Participation Interests in outstanding Swing Line Loans plus its Participation Interests in outstanding L/C Obligations shall not exceed such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount; provided, further, that after giving effect to all Credit Extensions occurring on the Closing Date, no more than $5,000,000 of proceeds of the Revolving Commitment shall be drawn (plus up to $6 million in Letter of Credit Issuances). Each Revolving Borrowing comprised of Eurodollar Loans shall be in an aggregate principal amount of $500,000 or any larger multiple of $100,000, and each Revolving Borrowing comprised of Base Rate Loans shall be in an aggregate principal amount of $500,000 or any larger multiple of $100,000 (except that any such Borrowing may be in the aggregate amount of the Unused Revolving Commitment Amount and any L/C Borrowing may be in the aggregate amount of any outstanding Unreimbursed Amounts owed to one or more L/C Issuers as provided in Section 2.05(e)(iv)) and shall be made from the several Revolving Lenders ratably in proportion to their respective Revolving Commitments. Within the foregoing limits, the Borrower may borrow under this Section 2.01(a), repay, or, to the extent permitted by Section 2.09, prepay, Revolving Loans and reborrow under this Section 2.01(a).

(b) Term B Loans. Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a Term B Loan to the Borrower on the Closing Date in a principal amount not exceeding its Term B Commitment. The Term B Borrowing shall be made from the several Term B Lenders ratably in proportion to their respective Term B Commitments. The Term B Commitments are not revolving in nature, and amounts repaid or prepaid prior to the Term B Maturity Date may not be reborrowed.

(c) Swing Line Loans. (i) Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this subsection (c), to make a portion of the Revolving Commitments available to the Borrower from time to time during the Revolving Availability Period by making Swing Line Loans to the Borrower in Dollars (each such loan, a “Swing Line Loan” and, collectively, the “Swing Line Loans”); provided that (A) the aggregate principal amount of the Swing Line Loans outstanding at any one time shall not exceed the Swing Line Committed Amount, (B) each Swing Line Borrowing shall be in an aggregate principal amount of $100,000 or any larger multiple of $50,000, (C) with regard to each Lender individually (other than the Swing Line Lender in its capacity as such), such Lender’s outstanding Revolving Loans plus its Participation Interests in outstanding Swing Line Loans plus its Participation Interests in outstanding L/C Obligations shall not at any time exceed such Lender’s Revolving Commitment Percentage of the Revolving Committed Amount, (D) with regard to the Revolving Lenders collectively, the sum of the aggregate principal amount of Swing Line Loans outstanding plus the aggregate amount of Revolving Loans outstanding plus the aggregate amount of L/C Obligations outstanding shall not exceed the Revolving Committed Amount and (E) the Swing Line Committed Amount shall not exceed the aggregate of the Revolving Commitments then in effect. Swing Line Loans shall be made and maintained as Base Rate Loans and may be repaid and reborrowed in accordance with the provisions hereof prior to the Swing Line Termination Date. Swing Line Loans may be made notwithstanding the fact that such Swing Line Loans, when aggregated with the Swing Line Lender’s other Revolving Outstandings, exceed its Revolving Commitment. The proceeds of a Swing Line Borrowing may not be used, in whole or in part, to refund any prior Swing Line Borrowing.

(ii) The principal amount of all Swing Line Loans shall be due and payable on the earliest of (A) ten (10) Business Days after the issuance of such Swing Line Loan, (B) the Swing Line Termination Date, (C)

the occurrence of any proceeding with respect to the Borrower under any Insolvency or Liquidation Proceeding or (D) the acceleration of any Loan or the termination of the Revolving Commitments pursuant to Section 8.02.

(iii) With respect to any Swing Line Loans that have not been voluntarily prepaid by the Borrower or paid by the Borrower when due under clause (ii) above, the Swing Line Lender (by request to the Administrative Agent) or the Administrative Agent at any time shall require each Revolving Lender, including the Swing Line Lender, and each such Lender hereby agrees, subject to the provisions of this Section 2.01(c), to make a Revolving Loan (which shall be initially funded as a Base Rate Loan) in an amount equal to such Lender’s Revolving Commitment Percentage of the amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date notice is given.

(iv) In the case of Revolving Loans made by Lenders other than the Swing Line Lender under clause (iii) above, each such Revolving Lender shall make the amount of its Revolving Loan available to the Administrative Agent, in same day funds, at the Administrative Agent’s Office, not later than 1:00 P.M. on the Business Day next succeeding the date such notice is given. The proceeds of such Revolving Loans shall be immediately delivered to the Swing Line Lender (and not to the Borrower) and applied to repay the Refunded Swing Line Loans. On the day such Revolving Loans are made, the Swing Line Lender’s Revolving Commitment Percentage of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swing Line Lender and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall instead be outstanding as Revolving Loans. The Borrower authorizes the Administrative Agent and the Swing Line Lender to charge the Borrower’s account with the Administrative Agent (up to the amount available in such account) in order to pay immediately to the Swing Line Lender the amount of such Refunded Swing Line Loans to the extent amounts received from the Revolving Lenders, including amounts deemed to be received from the Swing Line Lender, are not sufficient to repay in full such Refunded Swing Line Loans. If any portion of any such amount paid (or deemed to be paid) to the Swing Line Lender should be recovered by or on behalf of the Borrower from the Swing Line Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Revolving Lenders in the manner contemplated by Section 2.13.

(v) A copy of each notice given by the Swing Line Lender pursuant to this Section 2.01(c) shall be promptly delivered by the Swing Line Lender to the Administrative Agent and the Borrower. Upon the making of a Revolving Loan by a Revolving Lender pursuant to this Section 2.01(c), the amount so funded shall no longer be owed in respect of its Participation Interest in the related Refunded Swing Line Loans.

(vi) If as a result of any proceeding under any Insolvency or Liquidation Proceeding, Revolving Loans are not made pursuant to this Section 2.01(c) sufficient to repay any amounts owed to the Swing Line Lender as a result of a nonpayment of outstanding Swing Line Loans, each Revolving Lender agrees to purchase, and shall be deemed to have purchased, a participation in such outstanding Swing Line Loans in an amount equal to its Revolving Commitment Percentage of the unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from the Swing Line Lender, each Revolving Lender shall deliver to the Swing Line Lender an amount equal to its respective Participation Interest in such Swing Line Loans in same day funds at the office of the Swing Line Lender specified or referred to in Section 10.02. In order to evidence such Participation Interest each Revolving Lender agrees to enter into a participation agreement at the request of the Swing Line Lender in form and substance reasonably satisfactory to all parties. In the event any Revolving Lender fails to make available to the Swing Line Lender the amount of such Revolving Lender’s Participation Interest as provided in this Section 2.01(c)(vi), the Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the customary rate set by the Swing Line Lender for correction of errors among banks in New York City for one Business Day and thereafter at the Base Rate plus the then Applicable Margin for Base Rate Loans.

(vii) Each Revolving Lender’s obligation to make Revolving Loans pursuant to clause (iv) above and to purchase Participation Interests in outstanding Swing Line Loans pursuant to clause (vi) above shall be absolute and unconditional and shall not be affected by any circumstance, including (without limitation) (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender or any other Person may have against the Swing Line Lender, the Borrower or any other Loan Party, (ii) the occurrence or continuance of a Default or an Event of Default or the termination or reduction in the amount of the Revolving Commitments after any such Swing Line Loans were made, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any other Person, (iv) any breach of this Agreement or any other Finance Document by the Borrower or any other Lender, (v) whether any condition specified in Article IV is then satisfied or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the forgoing. If such Lender does not pay such amount forthwith upon the Swing Line Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swing Line Lender shall be deemed to continue to have outstanding Swing Line Loans in the amount of such unpaid Participation Interest for all purposes of the Finance Documents other than those provisions requiring the other Lenders to purchase a participation therein. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder, to the Swing Line Lender to fund Swing Line Loans in the amount of the Participation Interest in Swing Line Loans that such Lender failed to purchase pursuant to this Section 2.01(c)(vii) until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.02 Notice of Borrowings.

(a) Borrowings Other Than Swing Line Loans. Except in the case of Swing Line Loans and L/C Borrowings, the Borrower shall give the Administrative Agent a Notice of Borrowing not later than 12:00 P.M. on (i) the date of the proposed Base Rate Borrowing, which shall be a Business Day, and (ii) the third Business Day before each Eurodollar Borrowing (unless the Borrower wishes to request an Interest Period for such Borrowing other than one, two, three or six months in duration as provided in the definition of “Interest Period,” in which case on the fourth Business Day before each such Eurodollar Borrowing), specifying:

(i) the date of such Borrowing, which shall be a Business Day;

(ii) the aggregate amount of such Borrowing;

(iii) the Class and initial Type of the Loans comprising such Borrowing;

(iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of “Interest Period” and to Section 2.06(a); and

(v) the location (which must be in the United States) and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.03.

If the duration of the initial Interest Period is not specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an initial Interest Period of one month, subject to the provisions of the definition of “Interest Period” and to Section 2.06(a).

(b) Swing Line Borrowings. The Borrower shall request a Swing Line Loan by written notice (or telephone notice promptly confirmed in writing) substantially in the form of Exhibit A-4 hereto (a “Swing Line Loan Request”) to the Swing Line Lender and the Administrative Agent not later than 1:00 P.M. on the Business Day of the requested Swing Line Loan. Each such notice shall be irrevocable and shall specify (i) that a Swing Line Loan is requested, (ii) the date of the requested Swing Line Loan (which shall be a Business Day) and (iii) the principal amount of the Swing Line Loan requested. Each Swing Line Loan shall be made as a Base Rate Loan and, subject to Section 2.01(c)(ii), shall have such maturity date as agreed to by the Swing Line Lender and the Borrower upon receipt by the Swing Line Lender of the Swing Line Loan Request from the Borrower.

(c) L/C Borrowings. Each L/C Borrowing shall be made as specified in Section 2.05(e)(iv) without the necessity of a Notice of Borrowing.

Section 2.03 Notice to Lenders; Funding of Loans.

(a) Notice to Lenders. If the Borrower has requested an Interest Period of other than one, two, three or six months in duration, the Administrative Agent shall give prompt notice of such request to the applicable Lenders and determine whether the requested Interest Period is acceptable to all of them. Not later than

11:00 A.M. on the third Business Day before the requested date of such a Eurodollar Borrowing, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Lender of such Lender’s ratable share (if any) of the Borrowing referred to therein, and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b) Funding of Loans. (i) Not later than 1:00 P.M. on the date of each Borrowing (other than a Swing Line Borrowing and an L/C Borrowing), each Lender participating therein shall make available its share of such Borrowing, in Federal or other immediately available funds, to the Administrative Agent at the Administrative Agent’s Office. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent shall make the funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower in the applicable Notice of Borrowing, or, if a Borrowing shall not occur on such date because any condition precedent herein shall not have been met, promptly return the amounts received from the Lenders in like funds, without interest.

(ii) Not later than 3:00 P.M. on the date of each Swing Line Borrowing, the Swing Line Lender shall, unless the Administrative Agent shall have notified the Swing Line Lender that any applicable condition specified in Article IV has not been satisfied, make available the amount of such Swing Line Borrowing, in Federal or other immediately available funds, to the Borrower at the Swing Line Lender’s address referred to in Section 10.02.

(iii) Not later than 1:00 P.M. on the date of each L/C Borrowing, each Revolving Lender shall make available its share of such Borrowing, in Federal or other immediately available funds, to the Administrative Agent at the Administrative Agent’s Office. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied (other than the delivery of a Notice of Borrowing), the Administrative Agent shall remit the funds so received to the L/C Issuer which has issued Letters of Credit having outstanding Unreimbursed Amounts as contemplated by Section 2.05(e)(v).

(c) Funding by the Administrative Agent in Anticipation of Amounts Due from the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.03, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrower, the interest rate applicable thereto pursuant to Section 2.06. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to a Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) Failed Loans. If any Lender shall fail to make any Loan (a “Failed Loan”) which such Lender is otherwise obligated hereunder to make to the Borrower on the date of Borrowing thereof, and the Administrative Agent shall not have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Lender shall have made or be deemed to have made (pursuant to the last sentence of this subsection (d)) the Failed Loan in full or the Administrative Agent shall have received notice from the Borrower or such Lender that any condition precedent to the making of the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from the Borrower for the account of such Lender, (i) the amount so received (up to the amount of such Failed Loan) will, upon receipt by the Administrative Agent, be deemed to have been paid to the Lender in satisfaction of the obligation for which paid, without actual disbursement of such amount to the Lender, (ii) the Lender will be deemed to have made the same amount available to the Administrative Agent for disbursement as a Loan to the Borrower (up to the amount of such Failed Loan) and (iii) the Administrative Agent will disburse such amount (up to the amount of the Failed Loan) to the Borrower or, if the Administrative Agent has previously made such amount available to the Borrower on behalf of such Lender pursuant to the provisions hereof, reimburse itself (up to the amount of the amount made available to the Borrower); provided, however, that the Administrative Agent shall have no obligation to disburse any such amount to the Borrower or otherwise apply it or deem it applied as provided herein unless the Administrative Agent shall have determined in its sole discretion that to so disburse such amount will not violate any Law, rule, regulation or requirement applicable to the Administrative Agent. Upon any such disbursement by the Administrative Agent, such Lender shall be deemed to have made a Base Rate Loan of the same Class as the Failed Loan to the Borrower in satisfaction, to the extent thereof, of such Lender’s obligation to make the Failed Loan.

Section 2.04 Evidence of Loans.

(a) Lender and Administrative Agent Accounts; Notes. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Senior Credit Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a single Revolving Note or Term B Note, as applicable, in each case, substantially in the form of Exhibit B-1 or B-2, as applicable, payable to the order of such Lender for the account of its Lending Office in an amount equal to the aggregate unpaid principal amount of such Lender’s Revolving or Term B Loans, as applicable, which shall evidence such Lender’s Loans in addition to such accounts or records. If requested by the Swing Line Lender, the Swing Line Loans shall be evidenced by a single Swing Line Note, substantially in the form of Exhibit B-3, payable to the order of the Swing Line Lender in an amount equal to the aggregate unpaid principal amount of the Swing Line Loans. Each Lender having one or more Notes shall record the date, amount, Class and Type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Lender so elects in connection with any transfer or enforcement of any Note, endorse on the reverse side or on the schedule, if any, forming a part thereof appropriate notations to evidence the foregoing information with respect to each outstanding Loan evidenced thereby; provided that the failure of any Lender to make any such recordation or endorsement or any error in any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under any such Note. Each Lender is hereby irrevocably authorized by the Borrower so to endorse each of its Notes and to attach to and make a part of each of its Notes a continuation of any such schedule as and when required.

(b) Certain Participation Interests. In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing purchases and sales by such Lender of Participation Interests in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.05 Letters of Credit.

(a) Letters of Credit. Subject to the terms and conditions set forth herein, (i) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, (A) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue standby Letters of Credit for the account, and upon the request, of the Borrower (or jointly for the account of the Borrower and any Subsidiary) and in support of obligations of the Borrower or one or more of its Subsidiaries (including (x) obligations in respect of and in lieu of deposits or security guarantees in the ordinary course of business, (y) to provide support for performance, payment or appeal bonds, indemnity obligations or other surety, including, without limitation, workers compensation insurance and (z) for such other general corporate purposes as the L/C Issuer may agree in its reasonable discretion), and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (c) below, and (B) to honor drawings under its Letters of Credit, and (ii) each Revolving Lender severally agrees to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawing thereunder in accordance with the provisions of subsection (e) below; provided that, immediately after each Letter of Credit is issued, (i) the aggregate amount of the L/C Obligations shall not exceed the L/C Sublimit, (ii) the Revolving Outstandings shall not exceed the Revolving Committed Amount and (iii) with respect to each individual Revolving Lender, the aggregate outstanding principal amount of such Revolving Lender’s Revolving Loans plus its Participation Interests in outstanding L/C Obligations plus its (other than the Swing Line Lender’s) Participation Interests in outstanding Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment Percentage of the Revolving Committed Amount. Each request by the Borrower or a Subsidiary for the issuance or increase in the stated amount of a Letter of Credit shall be deemed to be a representation by the Borrower and such Subsidiary that the issuance or increase in the stated amount of such Letter of Credit complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the period specified in clause (i)(A) above, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b) Certain Limitations on Issuances of Letters of Credit. (i) No L/C Issuer shall issue any Letter of Credit, if (A) subject to subsection (c) below with respect to Auto-Extension Letters of Credit, the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date, or (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date, or (C) such Letter of Credit is to be used for any purpose other than for its general corporate purposes unless the Required Revolving Lenders have consented thereto.

(ii) No L/C Issuer shall be under any obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having a force of Law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it; (B) the issuance of such Letter of Credit shall violate any Laws or one or more policies of such L/C Issuer; (C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $10,000, in the case of a commercial Letter of Credit, or $25,000, in the case of a standby Letter of Credit; (D) such Letter of Credit is to be denominated in a currency other than Dollars; or (E) a default of any Revolving Lender’s obligations to fund under subsection (e)(iv) or (vi) below exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Lender.

(iii) No L/C Issuer shall amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(iv) No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v) Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the L/C Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(c) Procedures for Issuance and Increases in the Amounts of Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) substantially in the form of Exhibit A-3 hereto (a “Letter of Credit Request”), appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Request must be received by the L/C Issuer and the Administrative Agent not later than 2:00 P.M. at least two Business Days (or such later date and time as the Administrative Agent and the L/C issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of increase, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof, (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an increase in the stated amount of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the amount of the proposed increase; and (D) such other matters as the L/C Issuer may require. If requested by the applicable L/C Issuer, the Borrower shall also submit a Letter of Credit Application on such L/C Issuer’s standard form in connection with any request for the issuance or increase in the stated amount of a Letter of Credit. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any L/C Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Request, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions thereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or jointly for the account of the Borrower and the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.

(iii) If the Borrower so requests in any applicable Letter of Credit Request, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date; provided, however, that the

L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of subsection (b)(i) or (ii) above or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (x) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (y) from the Administrative Agent, any Revolving Lender or any Loan Party that one or more of the applicable conditions specified in Section 4.02 are not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(d) Purchase and Sale of Letter of Credit Participation. Immediately upon the issuance by an L/C Issuer of a Letter of Credit, such L/C Issuer shall be deemed, without further action by any party hereto, to have sold to each Revolving Lender, and each Revolving Lender shall be deemed, without further action by any party hereto, to have purchased from such L/C Issuer, without recourse or warranty, an undivided participation interest in such Letter of Credit and the related L/C Obligations in the proportion its Revolving Commitment Percentage bears to the Revolving Committed Amount (although any fronting fee payable under Section 2.11 shall be payable directly to the Administrative Agent for the account of the applicable L/C Issuer, and the Lenders (other than such L/C Issuer) shall have no right to receive any portion of any such fronting fee) and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Commitments pursuant to Section 10.06, there shall be an automatic adjustment to the Participation Interests in all outstanding Letters of Credit and all L/C Obligations to reflect the adjusted Revolving Commitments of the assigning and assignee Lenders or of all Lenders having Revolving Commitments, as the case may be.

(e) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof and shall determine in accordance with the terms of such Letter of Credit whether such drawing should be honored. If the L/C Issuer determines that any such drawing shall be honored, such L/C Issuer shall make available to such beneficiary in accordance with the terms of such Letter of Credit the amount of the drawing and shall notify the Borrower and the Administrative Agent as to the amount to be paid as a result of such drawing and the payment date (each such date, an “Honor Date”).

(ii) The Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse each L/C Issuer for each L/C Issuer through the Administrative Agent for any amounts paid by such L/C Issuer upon any drawing under any Letter of Credit, together with any and all reasonable charges and expenses which the L/C Issuer may pay or incur relative to such drawing. Such reimbursement payment shall be due and payable at or before 11:00 A.M. on the Honor Date; provided that no payment otherwise required by this sentence to be made by the Borrower shall be overdue hereunder if arrangements for such payment satisfactory to the applicable L/C Issuer, in its reasonable discretion, shall have been made by the Borrower at or before 1:00 P.M. on such day and such payment is actually made at or before 3:00 P.M. on such day. In addition, the Borrower agrees to pay to the L/C Issuer interest, payable on demand, on any and all amounts not paid by the Borrower to the L/C Issuer when due under this subsection (e)(ii), for each day from and including the date when such amount becomes due to but excluding the date such amount is paid in full, whether before or after judgment, at a rate per annum equal to the Default Rate. Each reimbursement and other payment to be made by the Borrower pursuant to this clause (ii) shall be made to the L/C Issuer in Federal or other funds immediately available to it at its address referred to in Section 10.02.

(iii) Subject to the satisfaction of all applicable conditions set forth in Article IV, the Borrower may, at its option, utilize the Swing Line Commitment or the Revolving Commitments, or make other arrangements for payment satisfactory to the L/C Issuer, for the reimbursement of all L/C Disbursements as required by clause (ii) above.

(iv) With respect to any L/C Disbursements that have not been reimbursed by the Borrower when due under clauses (ii) and (iii) above (an “Unreimbursed Amount”), the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the Unreimbursed Amount and the amount of such

Revolving Lender’s pro-rata share thereof and such Revolving Lender’s pro-rata share of such unreimbursed L/C Disbursement (determined by the proportion its Revolving Commitment Percentage bears to the aggregate Revolving Committed Amount). In such event, the Borrower shall be deemed to have requested a Borrowing (an “L/C Borrowing”) of Revolving Base Rate Loans to be disbursed on the Honor Date in an aggregate amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.01(a), but subject to the amount of the unutilized portion of the Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Notice of Borrowing), and each such Revolving Lender hereby agrees to make a Revolving Loan (which shall be initially funded as a Base Rate Loan) in an amount equal to such Lender’s Revolving Commitment Percentage of the Unreimbursed Amount outstanding on the date notice is given. Any such notice given by the Administrative Agent given pursuant to this clause (iv) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(v) Each Revolving Lender (including any Revolving Lender acting as L/C Issuer in respect of any Unreimbursed Amount) shall, upon any notice from the Administrative Agent pursuant to clause (iv) above, make the amount of its Revolving Loan available to the Administrative Agent, in Dollars in Federal or other immediately available funds, at the Administrative Agent’s Office, not later than 1:00 P.M. on the Business Day specified in such notice, whereupon, subject to clause (vi) below, each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.

(vi) With respect to any Unreimbursed Amount that is not fully refinanced by an L/C Borrowing pursuant to clauses (iv) and (v) above because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Administrative Agent shall promptly notify each Revolving Lender (other than the relevant L/C Issuer), and each such Revolving Lender shall promptly and unconditionally pay to the Administrative Agent, for the account of such L/C Issuer, such Revolving Lender’s pro-rata share of such Unreimbursed Amount (determined by the proportion its Revolving Commitment Percentage bears to the aggregate Revolving Committed Amount) in Dollars in Federal or other immediately available funds. Such payment from the Revolving Lenders shall be due (i) at or before 1:00 P.M. on the date the Administrative Agent so notifies a Revolving Lender, if such notice is given at or before 10:00 A.M. on such date or (ii) at or before 10:00 A.M. on the next succeeding Business Day, together with interest on such amount for each day from and including the date of such drawing to but excluding the day such payment is due from such Revolving Lender at the Federal Funds Rate for such day (which funds the Administrative Agent shall promptly remit to the applicable L/C Issuer). Each payment by a Revolving Lender to the Administrative Agent for the account of an L/C Issuer in respect of an Unreimbursed Amount shall constitute a payment in respect of its Participation Interest in related Letter of Credit purchased pursuant to subsection (d) above. The failure of any Revolving Lender to make available to the Administrative Agent for the account of an L/C Issuer its pro-rata share of any Unreimbursed Amount shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent for the account of such L/C Issuer its pro-rata share of any payment made under any Letter of Credit on the date required, as specified above, but no such Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent for the account of the L/C Issuer such other Lender’s pro rata share of any such payment. Upon payment in full of all amounts payable by a Lender under this clause (vi), such Lender shall be subrogated to the rights of the L/C Issuer against the Borrower to the extent of such Lender’s pro-rata share of the related L/C Obligation so paid (including interest accrued thereon).

(vii) Each Revolving Lender’s obligation to make Revolving Loans pursuant to clause (iv) above and to make payments in respect of its Participation Interests in Unreimbursed Amounts pursuant to clause (vi) above shall be absolute and unconditional and shall not be affected by any circumstance, including: (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default; or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans as a part of an L/C Borrowing pursuant to clause (iv) above is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Notice of Borrowing). No such making by a Revolving Lender of a Revolving Loan or a payment by a Revolving Lender of an amount in respect of its Participation Interest in Unreimbursed Amounts shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(viii) If any Revolving Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this subsection (e) by the time specified therefor, the applicable L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable L/C Issuer at a rate per annum equal to the Federal Funds Rate for such day. Any payment made by any Lender after 3:00 P.M. on any Business Day shall be deemed for purposes of the preceding sentence to have been made on the next succeeding Business Day. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (viii) shall be conclusive absent manifest error.

(f) Repayment of Funded Participations in Respect of Drawn Letters of Credit. (i) Whenever the Administrative Agent receives a payment of an L/C Obligation as to which the Administrative Agent has received for the account of an L/C Issuer any payments from the Revolving Lenders pursuant to subsection (e) above (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent shall promptly pay to each Revolving Lender which has paid its pro-rata share thereof an amount equal to such Lender’s pro-rata share of the amount thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which the payments from the Revolving Lenders were received) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C issuer pursuant to clause (i) above is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its pro-rata share thereof (determined by the proportion its Revolving Commitment Percentage bears to the aggregate Revolving Committed Amount) on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the Federal Funds Rate for such day.

(g) Obligations Absolute. The obligations of the Borrower under Sections 2.05(e)(i) and 2.05(e)(ii) above shall be absolute (subject to the right to bring subsequent claims subject to the limitations set forth in Section 2.05(m)(v)) and unconditional and shall be performed strictly in accordance with the terms of this Agreement, ISP and UCP, as applicable, under all circumstances whatsoever, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of this Agreement, any Letter of Credit or any other Loan Document;

(iii) the use which may be made of the Letter of Credit by, or any acts or omission of, a beneficiary of a Letter of Credit (or any Person for whom the beneficiary may be acting);

(iv) the existence of any claim, counterclaim, setoff, defense or other rights that the Borrower or any Subsidiary may have at any time against a beneficiary or any transferee of a Letter of Credit (or any Person for whom the beneficiary or transferee may be acting), any L/C Issuer or any other Person, whether in connection with this Agreement or any Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(v) any draft, demand, certificate, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(vi) any payment by the L/C Issuer under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(vii) any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Insolvency or Liquidation Proceeding; or

(viii) any other act or omission to act or delay of any kind by any L/C Issuer or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this clause (viii), constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(h) Role of L/C Issuers; Reliance. Each Revolving Lender and the Borrower agree that, in determining whether to pay under any Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Agents or their Related Parties or any of the respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Request. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Agents or any of their Related Parties, or any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (viii) of subsection (g) of this Section 2.05; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(i) Cash Collateral. If the Borrower is required pursuant to the terms of this Agreement or any other Loan Document to Cash Collateralize any L/C Obligations, the Borrower shall deposit in an account (which may be the L/C Cash Collateral Account under the Security Agreement) with the Collateral Agent an amount in cash equal to 102% of such L/C Obligations. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the L/C Obligations. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. The Collateral Agent will, at the request of the Borrower, invest amounts deposited in such account in Cash Equivalents; provided, however, that (i) the Collateral Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Collateral Agent to be in, or would result in any, violation of any Law, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Collateral Agent and (iii) if an Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Collateral Agent. The Borrower shall indemnify the Collateral Agent for any losses relating to such investments in Cash Equivalents. Other than any interest or profits earned on such investments, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account for the benefit of the Borrower, subject to the provisions contained in this Section 2.05(i). Moneys in such account shall be applied by the Collateral Agent to reimburse the L/C Issuers immediately for drawings under the applicable Letters of Credit and, if the maturity of the Loans has been accelerated, to satisfy the L/C Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to this Section 2.05 or Section 2.09(c)(i), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower upon demand; provided that, after giving effect to such return, (i) the aggregate Revolving Outstandings would not exceed the Revolving Committed Amount and (ii) no Event of Default shall have occurred and be continuing. If the Borrower is required to deposit an amount of cash collateral hereunder pursuant to Section 2.09(c)(i), (ii), (iii) or (iv), interest or profits thereon (to the extent not applied as aforesaid) shall be returned to the Borrower after the full amount of such deposit has been applied by the Collateral Agent to reimburse the L/C Issuer for drawings under Letters of Credit. The Borrower hereby pledges and assigns to the Collateral Agent, for its benefit and the benefit of the Finance Parties, the cash collateral account established hereunder (and all monies and investments held therein) to secure the Senior Credit Obligations.

(j) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(k) Conflict with L/C Documents. In the event of any conflict between this Agreement and any L/C Document, this Agreement shall govern.

(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives benefits from the businesses of such Subsidiaries.

(m) Indemnification of L/C Issuers. (i) In addition to its other obligations under this Agreement, the Borrower hereby agrees to protect, indemnify, pay and save each L/C Issuer harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable out-of-pocket fees, charges and disbursements of counsel) that such L/C Issuer may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of such L/C Issuer to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Government Acts”).

(ii) As between the Borrower and each L/C Issuer, the Borrower shall assume all risks of the acts or omissions of or the misuse of any Letter of Credit by the beneficiary thereof. The L/C Issuer shall not be responsible for: (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of a Letter of Credit to comply fully with conditions required in order to draw upon a Letter of Credit; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (G) any consequences arising from causes beyond the control of the L/C Issuer, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the L/C Issuer’s rights or powers hereunder.

(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an L/C Issuer, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put the L/C Issuer under any resulting liability to the Borrower or any other Loan Party. It is the intention of the parties that this Agreement shall be construed and applied to protect and indemnify the L/C Issuers against any and all risks involved in the issuance of any Letter of Credit, all of which risks are hereby assumed by the Loan Parties, including, without limitation, any and all risks, whether rightful or wrongful, of any present or future Government Acts. The L/C Issuers shall not, in any way, be liable for any failure by the L/C Issuers or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the L/C Issuers.

(iv) Nothing in this subsection (m) is intended to limit the reimbursement obligation of the Borrower contained in this Section 2.05. The obligations of the Borrower under this subsection (m) shall survive the termination of this Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of any L/C Issuer to enforce any right, power or benefit under this Agreement.

(v) Notwithstanding anything to the contrary contained in this subsection (m), the Borrower shall have no obligation to indemnify any L/C Issuer in respect of any liability incurred by the L/C Issuer arising solely out of the gross negligence or willful misconduct of the L/C Issuer, as determined by a court of competent jurisdiction. Nothing in this Agreement shall relieve any L/C Issuer of any liability to the Borrower in respect of any action taken by the L/C Issuer which action constitutes gross negligence, bad faith or willful misconduct of the L/C Issuer or a violation of, or failure to comply with, the ISP, the UCP or UCC, as applicable, as determined by a court of competent jurisdiction.

(n) Resignation of an L/C Issuer. An L/C Issuer may resign at any time by giving 60 days’ notice to the Administrative Agent, the Revolving Lenders and the Borrower; provided, however, that any such resignation shall not affect the rights or obligations of the L/C Issuer with respect to Letters of Credit issued by it prior to such resignation. Upon any such resignation, the Borrower shall (within 60 days after such notice of resignation) either appoint a successor or terminate the unutilized L/C Commitment of such L/C Issuer; provided, however, that, if the Borrower elects to terminate such unutilized L/C Commitment, the Borrower may at any time thereafter that the Revolving Commitments are in effect reinstate such L/C Commitment in connection with the appointment of another L/C Issuer. Upon the acceptance of any appointment as an L/C Issuer hereunder by a successor L/C Issuer, such successor shall succeed to and become vested with all the interests, rights and obligations of the retiring L/C Issuer and the retiring L/C Issuer shall be discharged from its obligations to issue Letters of Credit hereunder. The acceptance of any appointment as L/C Issuer hereunder by a successor L/C Issuer shall be evidenced by an agreement entered into by such successor, in a form reasonably satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, (i) such successor shall be a party hereto and have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuers, as the context shall require. After the resignation of an L/C Issuer hereunder, the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit.

(o) Reporting. Each L/C Issuer will report in writing to the Administrative Agent (i) on the first Business Day of each week, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week, (ii) on or prior to each Business Day on which such L/C Issuer expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance or amendment, and the aggregate face amount of Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and such L/C Issuer shall advise the Administrative Agent on such Business Day whether such issuance, amendment, renewal or extension occurred and whether the amount thereof changed), (iii) on each Business Day on which such L/C Issuer makes any L/C Disbursement, the date and amount of such L/C Disbursement and (iv) on any Business Day on which the Borrower fails to reimburse an L/C Disbursement required to be reimbursed to such L/C Issuer on such day, the date and amount of such failure.

Section 2.06 Interest.

(a) Rate Options Applicable to Loans. The Borrowings made on the Closing Date shall be comprised of Base Rate Loans or (except in the case of Swing Line Loans, which shall be made and maintained as Base Rate Loans, and L/C Borrowings, which shall be made initially as Base Rate Loans) Eurodollar Loans with a one-month Interest Period (ending on the same date), as the Borrower may request pursuant to Section 2.02. Each Borrowing made after the Closing Date shall be comprised of Base Rate Loans or (except in the case of Swing Line Loans, which shall be made and maintained as Base Rate Loans) Eurodollar Loans, as the Borrower may request pursuant to Section 2.02. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower may not request any Borrowing that, if made, would result in an aggregate of more than ten separate Groups of Eurodollar Loans being outstanding hereunder at any one time. For this purpose, Loans having different Interest Periods, regardless of whether commencing on the same date, shall be considered separate Groups. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment and before and after the commencement of any proceeding under any Insolvency or Liquidation Proceeding.

(b) Rates Applicable to Loans. Subject to the provisions of subsection (c) below, (i) each Eurodollar Loan of a Class shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the sum of the Adjusted Eurodollar Rate for such Interest Period plus the then Applicable Margin for such Class, (ii) each Base Rate Loan of a Class shall bear interest on the outstanding principal amount thereof for each day from the date such Loan is made as, or converted into, a Base Rate Loan until it becomes due or is converted into a Loan of any other Type, at a rate per annum equal to the Base Rate for such day plus the then Applicable Margin for such Class, and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the then Applicable Margin for Revolving Loans.

(c) Additional Interest. If any Senior Credit Obligation is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(d) Interest Payments. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Insolvency or Liquidation Proceeding. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(e) Determination and Notice of Interest Rates. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate. At any time when Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change. Any notice with respect to Eurodollar Loans shall, without the necessity of the Administrative Agent so stating in such notice, be subject to the provisions of the definition of “Applicable Margin” providing for adjustments in the Applicable Margin applicable to such Loans after the beginning of the Interest Period applicable thereto.

Section 2.07 Extension and Conversion.

(a) Continuation and Conversion Options. The Loans included in each Borrowing shall bear interest initially at the type of rate allowed by Section 2.06 and as specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower shall have the option, on any Business Day, to elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article III and subsection 2.07(d)), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Eurodollar Loans as of any Business Day; and

(ii) if such Loans are Eurodollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Eurodollar Loans for an additional Interest Period, subject to Section 3.05 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice, substantially in the form of Exhibit A-2 hereto (a “Notice of Extension/Conversion”) (which may be by telephone if promptly confirmed in writing), which notice shall not thereafter be revocable by the Borrower, to the Administrative Agent not later than 12:00 Noon on the third Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Extension/Conversion may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice of Borrowing applies, and the remaining portion to which it does not apply, are each $500,000 or any larger multiple of $100,000.

(b) Contents of Notice of Extension/Conversion. Each Notice of Extension/Conversion shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection 2.07(a) above;

(iii) if the Loans comprising such Group are to be converted, the new Type of Loans and, if the Loans being converted are to be Eurodollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Eurodollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of the term “Interest Period.” If no Notice of Extension/Conversion is timely received prior to the end of an Interest Period for any Group of Eurodollar Loans, the Borrower shall be deemed to have elected that such Group be converted to Base Rate Loans as of the last day of such Interest Period.

(c) Notification to Lenders. Upon receipt of a Notice of Extension/Conversion from the Borrower pursuant to subsection 2.07(a) above, the Administrative Agent shall promptly notify each Lender of the contents thereof.

(d) Limitation on Conversion/Continuation Options. The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Eurodollar Loans if the aggregate principal amount of any Group of Eurodollar Loans created or continued as a result of such election would be less than $500,000. If an Event of Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent, the Borrower shall not be entitled to elect to convert any Eurodollar Loans to, or continue any Eurodollar Loans for an additional Interest Period as, Eurodollar Loans having an Interest Period in excess of one month.

Section 2.08 Maturity of Loans.

(a) Maturity of Revolving Loans. The Revolving Loans shall mature on the Revolving Termination Date, and any Revolving Loans, Swing Line Loans and L/C Obligations then outstanding (together with accrued interest thereon and fees in respect thereof) shall be due and payable on such date.

(b) Scheduled Amortization of Term B Loans. Subject to adjustment as a result of prior prepayments, the Borrower shall repay, and there shall become due and payable (together with accrued interest thereon), on each Principal Amortization Payment Date 0.25% of the aggregate initial principal amount of the Term B Loans. Any remaining unpaid principal amount of Term B Loans shall be due and payable on the Term B Maturity Date.

Section 2.09 Prepayments.

(a) Voluntary Prepayment of Revolving Loan and Term B Loans. The Borrower shall have the right voluntarily to prepay Revolving Loans and Term B Loans in whole or in part from time to time, subject to Section 3.05 but otherwise without premium or penalty; provided, however, that each partial prepayment of Revolving Loans and Term B Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, in the case of Eurodollar Loans, and $500,000 or a whole multiple of $100,000 in excess thereof, in the case of Base Rate Loans. Each payment pursuant to this Section shall be applied as set forth in Section 2.09(e).

(b) Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 P.M. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) Mandatory Prepayments.

(i) Revolving Committed Amount. If on any date the aggregate Revolving Outstandings exceed the Revolving Committed Amount, the Borrower shall repay, and there shall become due and payable (together with accrued interest thereon), on such date an aggregate principal amount of Swing Line Loans equal to such excess. If the outstanding Swing Line Loans have been repaid in full, the Borrower shall prepay, and there shall become due and payable (together with accrued interest thereon), Revolving Loans in such amounts as are necessary so that, after giving effect to the repayment of the Swing Line Loans and the repayment of Revolving Loans, the aggregate Revolving Outstandings do not exceed the Revolving Committed Amount. If the outstanding Revolving Loans and Swing Line Loans have been repaid in full, the Borrower shall Cash Collateralize L/C Obligations so that, after giving effect to the repayment of Swing Line Loans and Revolving Loans and the Cash Collateralization of L/C Obligations pursuant to this subsection (i), the aggregate Revolving Outstandings do not exceed the Revolving Committed Amount. In determining the aggregate Revolving Outstandings for purposes of this Agreement, L/C Obligations shall be reduced to the extent that they are Cash Collateralized as contemplated by this subsection (i). Each prepayment of Revolving Loans required pursuant to this subsection (i) shall be applied ratably among outstanding Revolving Loans based on the respective amounts of principal then outstanding. Each Cash Collateralization of L/C Obligations required by this subsection (i) shall be applied ratably among L/C Obligations based on the respective amounts thereof then outstanding.

(ii) Excess Cash Flow. Within 105 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2007), the Borrower shall prepay the Term B Loans and/or Cash Collateralize or pay the L/C Obligations in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow for such prior fiscal year (or, in the case of 2007, from the Closing Date through December 31, 2007) minus (B) to the extent not deducted under clause (vi)(C) of the definition of “Excess Cash Flow” in the computation of Excess Cash Flow for such prior fiscal year, the aggregate amount of all voluntary prepayments during such prior fiscal year of principal of the Term B Loans and the Revolving Loans and Swing Line Loans (to the extent the Revolving Commitments and/or the Swing Line Commitment, respectively, are permanently reduced at the time of such payment of Revolving Loans and Swing Line Loans). As used in this Section 2.09(c)(ii), the term “Applicable ECF Percentage” for any fiscal year means (i) 50% if the Total Leverage Ratio at the end of such fiscal year is greater than 3.75 to 1.0, (ii) 25% if the Total Leverage Ratio at the end of such fiscal year is less than or equal to 3.75 to 1.0 and greater than 2.5 to 1.0 and (iii) 0% if the Total Leverage Ratio at the end of such fiscal year is less than or equal to 2.5 to 1.0.

(iii) Asset Dispositions, Casualties and Condemnations, Etc. Within five Business Days after receipt by any Group Company of Net Cash Proceeds from any Asset Disposition (other than any Asset Disposition permitted under clauses (i) through (xv) and (xvii), (xviii), (xxi), (xxii) and (xxiii) of Section 7.05), clause (xxvi) of Section 7.05 to the extent such Asset Disposition relates to sales of inventory to Foreign Subsidiaries for fair market value in the normal course of business and licensing of intellectual property to Foreign Subsidiaries for fair market value in the ordinary course of business, Casualty or Condemnation (excluding, in the case of any Casualty or Condemnation, Insurance Proceeds and Condemnation Awards to the extent and so long as they constitute Reinvestment Funds)), the Borrower shall prepay the Term Loans and/or Cash Collateralize or pay the L/C Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Asset Disposition, Casualty or Condemnation; provided, that no such prepayment caused by the receipt of Net Cash Proceeds from any Asset Disposition shall be required to the extent that the sum of such Net Cash Proceeds and all other Net Cash Proceeds from Asset Dispositions occurring after the Closing Date and during the same fiscal year does not exceed $5,000,000 (it being understood that a prepayment shall only be required of such excess).

(iv) Debt Issuances. Within five Business Days after receipt by any Group Company of Net Cash Proceeds from any Debt Issuance (other than any Debt Issuance permitted pursuant to Section 7.01 of this Agreement), the Borrower shall prepay the Term B Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to 100% of the Net Cash Proceeds of such Debt Issuance.

(v) [Intentionally Omitted].

(vi) Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.09(c) shall be applied as follows:

(A) with respect to all amounts paid pursuant to Section 2.09(c)(i), first to Swing Line Loans, second to Revolving Loans and third to Cash Collateralize L/C Obligations; and

(B) with respect to all amounts paid pursuant to Section 2.09(c)(ii), (iii) or (iv), ratably to remaining scheduled amortized repayments of principal of the Term B Loans, provided that at the Borrower’s election such prepayments may first be applied ratably to the next four Principal Amortization Payments following the date of such prepayment, in forward order of maturity, and ratably across the remaining Principal Amortization Payments.

(vii) Order of Applications. All amounts allocated to Revolving Outstandings as provided in this Section 2.09(c) shall be applied, first, to Swing Line Loans, second, after all Swing Line Loans have been repaid, to Revolving Loans, and third, after all Revolving Loans have been repaid, to Cash Collateralize or pay the L/C Obligations. All amounts allocated to Term B Loans shall be applied to the Term B Loans ratably to the remaining Principal Amortization Payments; provided that the Borrower may elect to cause all or a portion of any such prepayment to be applied in direct order against the next four (4) Principal Amortization Payments and thereafter pro rata to the remaining amortization payments of the Term B Loans. Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then, subject to subsection (ix) below, to Eurodollar Loans in direct order of Interest Period maturities. All prepayments of Eurodollar Loans under this Section 2.09(c) shall be subject to Section 3.05. All prepayments under this Section 2.09(c) shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

(viii) Prepayment Accounts. Amounts to be applied as provided in subsection (vii) above to the prepayment of Loans of any Class shall be applied first to reduce outstanding Base Rate Loans of such Class. Any amounts remaining after each such application shall, at the option of the Borrower, be applied to prepay Eurodollar Loans of such Class immediately and/or shall be deposited in a separate Prepayment Account (as defined below) for the Loans of such Class. The Administrative Agent shall apply any cash deposited in the Prepayment Account for any Class of Loans, upon withdrawal by the Collateral Agent, to prepay Eurodollar Loans of such Class on the last day of their respective Interest Periods (or, at the direction of the Borrower, on any earlier date) until all outstanding Loans of such Class have been prepaid or until all the allocable cash on deposit in the Prepayment Account for such Class has been exhausted. For purposes of this Agreement, the term “Prepayment Account” for any Class of Loans shall mean an account (which may include the Prepayment Account established under the Security Agreement) established by the Borrower with the Collateral Agent and over which the Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this subsection (ix). The Collateral Agent will, at the request of the Borrower, invest amounts on deposit in the Prepayment Account for any Class of Loans in Cash Equivalents (as specified by the Borrower if it does so) that mature prior to the last day of the applicable Interest Periods of the Eurodollar Loans of such Class to be prepaid; provided, however, that (i) the Collateral Agent shall not be required to make any investment that, in its sole judgment, would require or cause the Collateral Agent to be in, or would result in any, violation of any Law, (ii) such Cash Equivalents shall be subjected to a first priority perfected security interest in favor of the Collateral Agent and (iii) if any Event of Default shall have occurred and be continuing, the selection of such Cash Equivalents shall be in the sole discretion of the Collateral Agent. The Borrower shall indemnify the Collateral Agent for any losses relating to such investments in Cash Equivalents so that the amount available to prepay Eurodollar Loans on the last day of the applicable Interest Periods is not less than the amount that would have been available had no investments been made pursuant thereto. Other than any interest or profits earned on such investments, the Prepayment Accounts shall not bear interest. Interest or profits, if any, on the investments in any Prepayment Account shall accumulate in such Prepayment Account until all outstanding Loans of any applicable Class with respect to which amounts have been deposited in the Prepayment Accounts have been prepaid in full, at which time so much thereof as is not required to make payment of the Senior Credit Obligations which have become due and payable (whether by scheduled maturity, acceleration or otherwise) shall be withdrawn by the Collateral Agent on the next Business Day following the day on which the Collateral Agent considers the funds deposited therein to be collected funds and disbursed to the Borrower or its order. If the maturity of the Loans has been accelerated pursuant to Section 8.02, the Administrative Agent may, in its sole discretion, cause the Collateral Agent to withdraw amounts on deposit in the Prepayment Account for any Class of Loans and apply such funds to satisfy any of the Senior Credit Obligations related to such Class of Loans.

(ix) Payments Cumulative. Except as otherwise expressly provided in this Section 2.09, payments required under any subsection or clause of this Section 2.09 are in addition to payments made or required under any other subsection or clause of this Section 2.09.

(d) Notice of Mandatory Prepayment Events. The Borrower shall use commercially reasonable efforts to give to the Administrative Agent and the Lenders at least one Business Day’s prior written or telecopy notice of each and every event or occurrence requiring a prepayment under Section 2.09(c)(iii) or (iv), including the amount of Net Cash Proceeds expected to be received therefrom and the expected schedule for receiving such proceeds; provided, however, that in the case of any prepayment event consisting of a Casualty or Condemnation, the Borrower shall give such notice within five Business Days after the occurrence of such event.

(e) Notices of Prepayments. Other than as specified in (d) above, the Borrower shall notify the Administrative Agent, in the case of any Revolving Loan which is a Base Rate Loan, by 11:00 A.M. on the date of any voluntary prepayment hereunder and, in the case of any other Loan, by 11:00 A.M., at least three Business Days prior to the date of voluntary prepayment in the case of Eurodollar Loans and on the day of prepayment in the case of Base Rate Loans. Each notice of prepayment shall specify the prepayment date, the principal amount to be prepaid, whether the Loan to be prepaid is a Revolving Loan or a Term B Loan, whether the Loan to be prepaid is a Eurodollar Loan or a Base Rate Loan and, in the case of a Eurodollar Loan, the Interest Period of such Loan. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s pro-rata share, if any, thereof. Once such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable as specified therein. Subject to the foregoing, amounts prepaid under Section 2.09(a) shall be applied as the Borrower may elect; provided that if the Borrower fails to specify the application of a voluntary prepayment, then such prepayment shall be applied first to Revolving Loans, then to Swing Line Loans, then to the Term B Loans, in each case first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period. Amounts prepaid under Section 2.09(c) shall be applied as set forth therein. All prepayments of Eurodollar Loans under this Section 2.09 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment, together with any additional amounts required pursuant to Section 3.05.

Section 2.10 Adjustment of Commitments.

(a) Optional Termination or Reduction of Commitments (Pro-Rata). The Borrower may from time to time permanently reduce or terminate the Revolving Committed Amount in whole or in part (in minimum aggregate amounts of $1,000,000 or any whole multiple of $500,000 in excess thereof (or, if less, the full remaining amount of the then applicable Revolving Committed Amount)) upon five Business Days’ prior written or telecopy notice to the Administrative Agent; provided, however, that no such termination or reduction shall be made which would cause the Revolving Outstandings to exceed the Revolving Committed Amount as so reduced, unless, concurrently with such termination or reduction, the Revolving Loans are repaid (and, after the Revolving Loans have been paid in full, the Swing Line Loans are repaid and, after the Swing Line Loans have been paid in full, the L/C Obligations are Cash Collateralized) to the extent necessary to eliminate such excess. The Administrative Agent shall promptly notify each affected Lender of the receipt by the Administrative Agent of any notice from the Borrower pursuant to this Section 2.10(a). Any partial reduction of the Revolving Committed Amount pursuant to this Section 2.10(a) shall be applied to the Revolving Commitments of the Lenders pro-rata based upon their respective Revolving Commitment Percentages. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 2.11, on the date of each termination or reduction of the Revolving Committed Amount, any fees accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

(b) Termination. The Revolving Commitments and the related L/C Commitments of the relevant L/C Issuers shall terminate automatically on the Revolving Termination Date. The Swing Line Commitment of the Swing Line Lender shall terminate automatically on the Swing Line Termination Date. The Term B Commitments shall terminate automatically immediately after the making of the Term B Loans on the Closing Date.

(c) General. The Borrower shall pay to the Administrative Agent for the account of the Lenders in accordance with the terms of Section 2.10, on the date of each termination or reduction of the Revolving Committed Amount, the Commitment Fee accrued through the date of such termination or reduction on the amount of the Revolving Committed Amount so terminated or reduced.

Section 2.11 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a fee (the “Commitment Fee”) on such Lender’s Revolving Commitment Percentage of the daily Unused Revolving Commitment Amount, computed at a per annum rate for each day at a rate equal to the then applicable rate per annum set forth in the definition of “Applicable Margin” in Section 1.01. The Commitment Fee shall commence to accrue on the Closing Date and shall be due and payable in arrears on the last Business Day of each March, June, September and December (and on any date that the Revolving Committed Amount is reduced as provided in Section 2.10(a) and on the Revolving Termination Date) for the period ending on each such date, with the first such payment due on June 30, 2007.

(b) Letter of Credit Fees.

(i) Letter of Credit Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender that is not a Defaulting Lender a fee (the “Letter of Credit Fee”) on such Lender’s Revolving Commitment Percentage of the aggregate face amount of outstanding Letters of Credit computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Applicable Margin for Letter of Credit Fees in effect from time to time. The Letter of Credit Fee will be computed on a quarterly basis in arrears and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first of such dates to occur after the date of issuance of such Letter of Credit, and on the Letter of Credit Expiration Date and thereafter on demand.

(ii) Fronting Fee and Documentary and Processing Charges Payable to the L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at the rate of 1/8 of 1% per annum, computed on the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate of 1/8 of 1% per annum, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on last Business

Day after the end of each March, June, September and December, commencing with the first such date after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date and thereafter on demand.

(iii) L/C Issuer Fees. In addition to the Letter of Credit Fee payable pursuant to clause (i) above and any fronting fees payable pursuant to clause (ii) above, the Borrower promises to pay to the L/C Issuer for its own account without sharing by the other Lenders the letter of credit fronting and negotiation fees agreed to by the Borrower and the L/C Issuer from time to time and the customary charges from time to time of the L/C Issuer with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “L/C Issuer Fees”). L/C Issuer Fees are due when earned and payable on demand and are nonrefundable.

(c) Other Fees. The Borrower shall pay to the Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

Section 2.12 Pro-rata Treatment. Except to the extent otherwise provided herein:

(a) Loans. Each Borrowing, each payment or prepayment of principal of or interest on any Loan, each payment of fees (other than the L/C Issuer Fees retained by an L/C Issuer for its own account, and the administrative fees retained by the Agents for their own account), each reduction of the Revolving Committed Amount and each conversion or continuation of any Loan, shall be allocated pro-rata among the relevant Lenders in accordance with the respective Revolving Commitment Percentages. Term B Commitment Percentages, as applicable, of such Lenders (or, if the Commitments of such Lenders have expired or been terminated, in accordance with the respective principal amounts of the outstanding Loans of the applicable Class and Participation Interests of such Lenders); provided that, in the event any amount paid to any Lender pursuant to this subsection (a) is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(b) Letters of Credit. Each payment of L/C Obligations shall be allocated to each Revolving Lender pro-rata in accordance with its Revolving Commitment Percentage; provided that, if any Revolving Lender shall have failed to pay its applicable pro-rata share of any L/C Disbursement as required under Section 2.05(e)(iv) or (vi), then any amount to which such Revolving Lender would otherwise be entitled pursuant to this subsection (b) shall instead be payable to the L/C Issuer.

Section 2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or of its Participation Interests in L/C Obligations or Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or such Participation Interests and accrued interest thereon greater than its pro-rata share thereof as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participation in the Loans and subparticipations in the Participation Interests in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing thereon; provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Participation Interests in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

Section 2.14 Payments Generally; Administrative Agent’s Clawback.

(a) Payments by the Borrower. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Each payment of principal of and interest on Loans, L/C Obligations and fees hereunder (other than fees payable directly to the L/C Issuers) shall be paid not later than 3:00 P.M. on the date when due, in Dollars and in Federal or other funds immediately available to the Administrative Agent at the account designated by it by notice to the Borrower. Payments received after 3:00 P.M. shall be deemed to have been received on the next Business Day, and any applicable interest or fee shall continue to accrue. The Administrative Agent may, in its sole discretion, distribute such payments to the applicable Lenders on the date of receipt thereof, if such payment is received prior to 3:00 P.M.; otherwise the Administrative Agent may, in its sole discretion, distribute such payment to the applicable Lenders on the date of receipt thereof or on the immediately succeeding Business Day. Whenever any payment hereunder shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day (and such extension of time shall be reflected in computing interest or fees, as the case may be), unless (in the case of Eurodollar Loans) such Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Business Day. If the date for any payment of principal is extended by operation of Law or otherwise, interest thereon shall be payable for such extended time.

(b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice (which may be by telephone if promptly confirmed in writing) from the Borrower prior to the date on which any payment is due to the Lenders or any L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith, and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuers, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuers, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to purchase Participation Interests in the Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make a Loan required to be made by it as part of any Borrowing hereunder or to fund a Participation Interest shall not relieve any other Lender of its obligation, if any, hereunder to make any Loan on the date of such Borrowing or fund any such Participation Interest, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on such date of Borrowing or fund its Participation Interest.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Computations. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” and of the Commitment Fee shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which Loan is made (or converted or continued), and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made (or continued or converted) shall, subject to subsection (a) above, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.15 Increase in Commitments.

(a) Borrower Request. The Borrower may by written notice to the Administrative Agent elect to request (x) prior to the Revolving Termination Date, an increase to the existing Revolving Commitments (each, an “Incremental Revolving Loan Commitment” and loans pursuant thereto “Incremental Revolving Loans”) and/or (y) the establishment of one or more new Term B Commitments (each, an “Incremental Term Loan Commitment” and loans pursuant thereto “Incremental Term Loans”) for working capital or general corporate purposes, including Permitted Acquisitions, Permitted Joint Venture or Investments permitted by Section 7.06, by an amount not in excess of $50,000,000 in the aggregate; provided that the Borrower may make no more than four increases pursuant to this Section 2.15. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom the Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.

(b) Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:

(i) no Default or Event of Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date;

(ii) after giving pro-forma effect to the borrowings to be made on the Increase Effective Date, to any Permitted Acquisitions and Asset Dispositions and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisition prior to or concurrently with such borrowings as of the date of the most recent financial statements delivered pursuant to Section 6.01(a) or (b), the Borrower shall be in compliance with each of the covenants set forth in Section 7.16;

(iii) the Borrower shall make any payments required pursuant to Section 2.09 in connection with any adjustment of Revolving Loans pursuant to Section 2.15(d);

(iv) the Borrower shall deliver or cause to be delivered a certificate of a Responsible Officer demonstrating compliance with the foregoing conditions in connection with any such transaction; and

(v) all invoiced fees and expenses owing in respect of such increase to the Administrative Agent and the Term B Lenders and/or Revolving Lenders, as applicable, shall have been paid.

(c) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i) terms and provisions of Loans made pursuant to Incremental Term Loans shall be, except as otherwise set forth herein or in the Increase Joinder, identical to the Term B Loans (it being understood that Incremental Term Loans may be a part of the Term B Loans);

(ii) except as otherwise set forth herein, the terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans;

(iii) the Weighted Average Life to Maturity of any Incremental Term Loans shall be no shorter than the Weighted Average Life to Maturity of the existing Term B Loans, the maturity date of Incremental Term Loans shall not be earlier than the Term B Maturity Date and the Incremental Term Loans shall not rank prior to the Term B Loans with respect to mandatory prepayments and other payment rights;

(iv) documentation in respect of the Incremental Revolving Loans and Incremental Term Loans shall be otherwise reasonably satisfactory to the Administrative Agent; and

(v) the Applicable Margin with respect to any Incremental Term Loans or Incremental Revolving Loans, as applicable, shall not be more than 0.50% higher than the Applicable Margin with respect to the existing Term B Loans or Revolving Loans, as applicable; and it is understood that the Applicable Margin applicable to the existing Term B Loans or Revolving Loans may be adjusted to comply with the 0.50% limitation.

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by the Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.15. In addition, unless otherwise specifically provided herein, all references in Loan Documents to Revolving Loans or Term B Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Loans made pursuant to new Commitments and Incremental Term Loans that are Term B Loans, respectively, made pursuant to this Agreement.

(d) Adjustment of Revolving Loans. To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Commitments, then each of the Revolving Lenders having a Revolving Commitment prior to such Increase Effective Date (the “Pre-Increase Revolving Lenders”) shall assign to any Revolving Lender which is acquiring a new or additional Revolving Commitment on the Increase Effective Date (the “Post-Increase Revolving Lenders”), and such Post-Increase Revolving Lenders shall purchase from each Pre-Increase Revolving Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in L/C Commitments and Swing Line Loans outstanding on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in L/C Commitments and Swing Line Loans will be held by Pre-Increase Revolving Lenders and Post-Increase Revolving Lenders ratably in accordance with their Revolving Commitments after giving effect to such increased Revolving Commitments.

(e) Making of New Term B Loans. On any Increase Effective Date on which new Commitments for Term B Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term B Loan to the Borrower in an amount equal to its new Commitment.

(f) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Term B Loans or any such new Commitments.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if any Loan Party shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Loan Party shall make such deductions and (iii) the applicable Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the L/C Issuer, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if Borrower reasonably believes that such Taxes were not correctly or legally asserted, the Administrative Agent or such Lender, as the case may be, will use reasonable efforts to cooperate with such Borrower to obtain a refund of such Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or such Lender, as the case may be, result in any additional costs, expenses or risks or be otherwise disadvantageous to it; provided, further, that Borrower shall not be required to compensate the Administrative Agent or any Lender pursuant to this Section 3.01(c) for any amounts incurred more than twelve months prior to the date such Lender or the Administrative Agent, as the case may be, notifies Borrower of such Lender’s or the Administrative Agent’s intention to claim compensation therefor, but if the circumstances giving rise to such claim have a retroactive effect (e.g., in connection with the audit of a prior tax year), then such twelve-month period shall be extended to include such period of retroactive effect. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, or the L/C Issuer, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. To the extent it is legally entitled to do so, any Lender that is entitled to an exemption from or reduction of withholding tax under the Law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or time prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States, any Foreign Lender shall, to the extent it is legally able to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii) duly completed copies of Internal Revenue Service Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (x) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (y) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (z) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Inability of Lender to Submit Forms. If any Foreign Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Foreign Lender shall promptly notify the Borrower and the Administrative Agent of such fact and the Foreign Lender will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(g) Treatment of Certain Refunds. If the Administrative Agent, any Lender or any L/C Issuer determines, in its sole discretion, that it has received a refund of any indemnities, Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Party under this Section with respect to the indemnities, Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or such L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Administrative Agent, such Lender or such L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such L/C Issuer in the event the Administrative Agent, such Lender or such L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or any L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

Section 3.02 Illegality. If, on or after the date of this Agreement, the adoption of any applicable Law, or any change in any applicable Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Lender (or its Lending Office) to make, maintain or fund any of its Eurodollar Loans and such Lender shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower, whereupon, until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans, or to convert outstanding Loans into Eurodollar Loans, shall be suspended. If such notice is given, each Eurodollar Loan of such Lender then outstanding shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan, if such Lender may lawfully continue to maintain and fund such Loan to such day or (ii) immediately, if such Lender shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

Section 3.03 Inability to Determine Rates. If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(i) the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate for such Interest Period; or

(ii) Lenders having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period;

the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon, until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Lenders to make Eurodollar Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended and (ii) each outstanding Eurodollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent prior to 12:00 PM on the Business Day of the date of any Eurodollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing in the same aggregate amount as the requested Borrowing and shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the rate applicable to Revolving Base Rate Loans for such day.

Section 3.04 Increased Costs and Reduced Return; Capital Adequacy.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its Lending Office) (except any reserve requirement which is reflected in the determination of the Adjusted Eurodollar Rate hereunder);

(ii) subject any Lender (or its Lending Office) or L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Participation Interest in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes indemnified under Section 3.01(c) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or L/C Issuer);

(iii) impose on any Lender (or its Lending Office) or L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or Participation Interest therein or any Letter of Credit or Participation Interest therein;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its Lending Office) of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or any L/C Issuer of participating in, issuing or maintaining the Letter of Credit (or of maintaining its obligation to participate in or to issue the Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such

Lender or L/C Issuer, the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or L/C Issuer determines that any Change in Law affecting such Lender or L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or Participation Interests in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or L/C Issuer’s policies and the policies of such Lender’s, or L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or L/C Issuer or such Lender’s or L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or L/C Issuer setting forth the amount necessary to compensate such Lender or L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delays in Requests. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender or L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.05 Compensation for Losses. Promptly upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(ii) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(iii) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

excluding any loss of anticipated profits from maintaining such broken LIBOR contract and excluding any differential on an applicable margin on funds so redeployed but including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. A certificate (with reasonable supporting detail) of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 3.05 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that the Borrower shall not be required to compensate such Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower in writing of the increased costs or reductions and of such

Lender’s intention to claim compensation thereof; provided, further that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06 Base Rate Loans Substituted for Affected Eurodollar Loans. If (i) the obligation of any Lender to make, or to continue or convert outstanding Loans as or to, Eurodollar Loans has been suspended pursuant to Section 3.02 or (ii) any Lender has demanded compensation under Section 3.01 or 3.04 with respect to its Eurodollar Loans, and in any such case the Borrower shall, by at least five Business Days’ prior notice to such Lender through the Administrative Agent, have elected that the provisions of this Section 3.06 shall apply to such Lender, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Lender as (or continued as or converted to) Eurodollar Loans shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Eurodollar Loans of the other Lenders). If such Lender notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Eurodollar Loan on the first day of the next succeeding Interest Period applicable to the related Eurodollar Loans of the other Lenders.

Section 3.07 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.08 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Senior Credit Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension. The obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to the satisfaction or waiver of the following conditions precedent:

(a) Executed Loan Documents. Receipt by the Administrative Agent of duly executed counterparts from each party thereto of: (i) this Agreement; (ii) the Notes; (iii) the Guaranty; (iv) the Collateral Documents; (v) the Assumption Agreement (which shall be delivered concurrently with the consummation of the Transactions and shall be effective only upon consummation of the Transactions); and (vi) all other Loan Documents, each in form and substance reasonably satisfactory to the Administrative Agent, except to the extent that a Guaranty or any Collateral Document cannot be entered into after using commercially reasonable efforts to do so (in which case it will be entered into as soon as possible after the Closing Date).

(b) Executed Acquisition and Tender Offer Documents. Receipt by the Administrative Agent of duly executed counterparts from each party thereto of (i) the Acquisition Documents and (ii) all documents relating to the Tender Offer, in form and substance reasonably satisfactory to the Lead Arrangers (it being acknowledged that the Acquisition Agreement, including all schedules and exhibits thereto, in the form delivered on November 22, 2006 is satisfactory).

(c) Organization Documents. After giving effect to the transactions contemplated hereby, the Administrative Agent shall have received: (i) a copy of the Organization Documents, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State or other applicable Governmental Authority of its respective jurisdiction of organization, and a certificate as to the good standing (or comparable status) of each Loan Party from such Secretary of State, as of a recent date; (ii) a certificate as to the good standing (or comparable status) of each Loan Party from such Secretary of State, as of a recent date; (iii) a certificate as to the good standing (or comparable status) of each Loan Party, as of a recent date, from the Secretary of State or other applicable authority of its respective jurisdiction of organization and from each other state in which such Loan Party is qualified or is required to be qualified to do business except those states wherein the failure to be qualified to do business would not reasonably be expected to have a Material Adverse Effect; (iv) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that the Organization Documents of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing from its jurisdiction of organization furnished pursuant to clause (ii) above; (B) that attached thereto is a true and complete copy of the agreement of limited partnership, operating agreement or by-laws of such Loan Party, as applicable, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or other governing body of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is to be a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (D) as to the incumbency and specimen signature of each officer executing any Loan Document; and (v) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (iv) above.

(d) Officer’s Certificates. The Lead Arrangers shall have received (i) a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming compliance with the conditions precedent set forth in Section 4.02(c) and (ii) a certificate, dated the Closing Date and signed by a Responsible Officer of each other Loan Party, confirming compliance with the condition precedent set forth in Section 4.02(c).

(e) Opinions of Counsel. On the Closing Date, the Lead Arrangers shall have received:

(i) a favorable written opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, addressed to the Administrative Agent, Collateral Agent and each Lender, dated the Closing Date, in the form reasonably satisfactory to the Lead Arrangers; and

(ii) a favorable written opinion of Stuart Steinberg, Esq., general counsel for the Borrower and the Subsidiary Guarantors, addressed to the Administrative Agent, the Collateral Agent and each Lender, dated the Closing Date, in the form reasonably satisfactory to the Lead Arrangers.

(f) Equity Contribution. On or prior to the Closing Date, (i) Holdings shall have received in cash the Equity Contribution, (ii) Holdings shall have contributed in cash the cash proceeds of the Equity Contribution to AcquisitionCo, (iii) the proceeds of the Equity Contribution, when aggregated with the Senior Notes and the Loans borrowed hereunder on the Closing Date, shall be used by AcquisitionCo, and shall be sufficient, to consummate the Acquisition and to pay all fees and expenses in connection therewith and (iv) the Lead Arrangers shall have received true and correct copies, certified as such by an appropriate officer of Holdings, AcquisitionCo and the Borrower of all subscription agreements, registration rights agreements, shareholder agreements and other documents and instruments delivered in connection therewith, each of which shall be in full force and effect and shall be in form and substance reasonably satisfactory to the Lead Arrangers.

(g) Senior Notes. On or prior to the Closing Date, (i) Holdings and the Borrower shall have entered into the Senior Notes Documents, (ii) the Lead Arrangers shall have received true and correct copies, certified as such by an appropriate officer of the Borrower, of the Senior Notes Indenture, together with a copy of any certificates provided under the Senior Notes Indenture which the Lead Arrangers may reasonably request, (iii) all conditions precedent to the Senior Notes Indenture shall have been satisfied or waived, (iv) the Borrower shall have received gross cash proceeds of at least $150,000,000 from the issuance of the Senior Notes, (v) the Borrower shall have utilized the full amount of such cash proceeds to make payments owing in connection with the Transaction and (vi) the Lead Arrangers shall have received true and correct copies, certified as such by an appropriate officer of Holdings and the Borrower of all Senior Note Documents and all other documents and instruments delivered in connection therewith, each of which shall be in full force and effect.

(h) [Intentionally Omitted].

(i) Consummation of the Acquisition. The Lead Arrangers shall be reasonably satisfied with all agreements, instruments and documents relating to the Acquisition and the Merger including the Acquisition Agreement (it being acknowledged that the Acquisition Agreement, including all schedules and exhibits thereto, in the form delivered to the Lead Arrangers on November 22, 2006, is satisfactory), and the Acquisition Agreement and such other agreements, instruments and documents relating to the Acquisition shall not be altered, amended or otherwise changed or supplemented or any condition therein waived, in each case in any material respect that could reasonably be expected to be materially adverse to the interests of the Lenders. Substantially contemporaneously with the funding of the Loans, the Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement.

(j) Perfection of Personal Property Security Interests and Pledges; Search Reports. On or prior to the Closing Date, the Collateral Agent shall have received:

(i) a Perfection Certificate from each Loan Party;

(ii) appropriate financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local Law) authenticated and authorized for filing under the UCC or other applicable local law of each jurisdiction in which the filing of a financing statement or giving of notice may be required, or reasonably requested by the Collateral Agent, to perfect the security interests intended to be created by the Collateral Documents;

(iii) copies of reports from CT Corporation or another independent search service reasonably satisfactory to the Collateral Agent listing all effective financing statements, notices of tax or judgment liens or similar notices that name Holdings, AcquisitionCo, Sbarro and any other Loan Party, as such (under its present organizational name and any previous organizational name), as debtor or seller that are filed in the jurisdictions referred to in clause (ii) above or in any other jurisdiction having files which must reasonably be searched in order to determine fully the existence of the UCC security interests, notices of the filing of federal tax Liens (filed pursuant to Section 6323 of the Code) or judgment Liens on any Collateral, together with copies of such financing statements, notices of tax or judgment Liens or similar notices (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which the Collateral Agent shall have received termination statements (Form UCC-3 or such other termination statements as shall be required by local Law) authenticated and authorized for filing);

(iv) searches of ownership of intellectual property in the appropriate governmental offices and such patent, trademark and/or copyright filings as may be requested by the Collateral

Agent to the extent necessary or reasonably advisable to perfect the Collateral Agent’s security interest in intellectual property Collateral; and

(v) evidence of the authorization of the filing of all UCC-1 filings to perfect the security interests intended to be created by the Collateral Documents.

(k) Evidence of Insurance. Receipt by the Collateral Agent of copies of insurance policies or certificates of insurance of the Loan Parties and their Subsidiaries evidencing liability and casualty insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Collateral Agent as additional insured or loss payee, as applicable, on behalf of the Lenders.

(l) [Intentionally Omitted.]

(m) Solvency Certificate. On or prior to the Closing Date, the Borrower shall have delivered or caused to be delivered to the Lead Arrangers a solvency certificate from a Responsible Officer or chief accounting officer of the Borrower, substantially in the form of Exhibit L hereto, setting forth the conclusions that, after giving effect to the Transaction and the consummation of all financings contemplated herein assuming repayment of the Existing Notes, the Loan Parties (on a consolidated basis) are Solvent, together with copies of any solvency or appraisal report, if any, prepared by any third party in connection with any aspect of the Transaction.

(n) Financial Information. The Lead Arrangers shall have received: (A) unaudited consolidated balance sheets and related statements of income and cash flows of Sbarro prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) for each subsequent fiscal quarter ended after the date hereof and 50 days before the Closing Date and (B) a pro-forma consolidated balance sheet and related pro-forma consolidated statement of income of Sbarro as of and for the most recently completed four-fiscal quarter period for which financial statements have been delivered to the Lead Arrangers, prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements).

(o) Material Adverse Effect. Since December 31, 2005, there shall have been no event, effect or condition that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(p) Payment of Fees. All costs, fees and expenses due and payable to the Lead Arrangers, the Collateral Agent and the Lenders on or before the Closing Date shall have been paid to the extent invoiced in reasonable detail.

(q) Counsel Fees. The Borrower shall have paid all reasonable fees, charges and disbursements of counsel to the Lead Arrangers to the extent invoiced in reasonable detail prior to or on the Closing Date, plus to the extent submitted in writing to the Borrower prior to or on the Closing Date such additional amounts of fees, charges and disbursements as shall constitute the Lead Arrangers’ reasonable written estimate of such fees, charges and disbursements incurred or to be incurred by it prior to or on the Closing Date in connection with the facilities contemplated hereunder, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby (provided that such estimate shall not thereafter preclude a final settling of accounts between the Companies and such counsel) directly to (i) Cahill Gordon & Reindel LLP, counsel to the Lead Arrangers and (ii) any special and local counsel to the Lenders retained by or on behalf of the Lead Arrangers in consultation with the Borrower in each jurisdiction or for each specialty which the Lead Arrangers reasonably determine it to be necessary to retain such counsel.

(r) Margin Regulations. All Loans made by the Lenders to the Borrower shall be in full compliance with the Federal Reserve’s Margin Regulations within the meaning of Regulation U.

(s) U.S. Patriot Act. At least five (5) Business Days prior to the Closing Date, each Loan Party shall have provided the documentation and other information to each of Bank of America, N.A. and Credit Suisse that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the U.S. Patriot Act.

The documents referred to in this Section 4.01 shall be delivered to the Lead Arrangers no later than the Closing Date (or such earlier date as stated in this Section 4.01). The certificates and opinions referred to in this Section 4.01 shall be dated the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, or waived each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Promptly after the Closing Date occurs, the Lead Arrangers shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding on all parties hereto. If the Closing Date does not occur before 5:00 P.M. on February 25, 2007, the Commitments shall terminate at the close of business on such date.

Section 4.02 Conditions to All Credit Extensions. The obligation of any Lender to make a Loan on the occasion of any Borrowing, and the obligation of any L/C Issuer to issue (or renew or extend the term of) any Letter of Credit, is subject to the satisfaction or waiver of the following conditions:

(a) Notice. The Borrower shall have delivered (i) in the case of any Revolving Loan, to the Administrative Agent, an appropriate Notice of Borrowing, duly executed and completed, by the time specified in, and otherwise as permitted by, Section 2.02, (ii) in the case of any Letter of Credit, to the L/C Issuer, an appropriate Letter of Credit Request duly executed and completed in accordance with the provisions of Section 2.05 and (iii) in the case of any Swing Line Loan, to the Swing Line Lender, a Swing Line Loan Request, duly executed and completed, by the time specified in Section 2.02(b).

(b) Representations and Warranties. The representations and warranties of Holdings and the Borrower contained in Article V of this Agreement and of Holdings, the Borrower and all other Loan Parties in any other Loan Document, or which are contained in any Compliance Certificate furnished at any time under or in connection herewith, shall be (i) in the case of representations and warranties qualified by “materiality,” “Material Adverse Effect” or similar language, true and correct in all respects and (ii) in the case of all other representations and warranties, true and correct in all material respects, in each case on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct on the basis set forth above as of such earlier date, and except that for purposes of this Section 4.02 after the Closing Date, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished after the Closing Date pursuant to subsections (a) and (b), respectively, of Section 6.01; provided that the only representations which shall be a condition to availability of the Loans on the Closing Date shall be (A) the representations relating to Sbarro and its Subsidiaries in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that Holdings has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (without giving effect to any waiver, amendment or other modification to such representations or conditions in a manner materially adverse to the interests of the Lenders without the consent of the Lead Arrangers) and (B) the representations and warranties set forth in Sections 5.02 and 5.04 (solely to the extent such sections relate to the corporate power and authority and enforceability of the Loan Documents) and Section 5.14.

(c) No Default. No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof (in the case of the initial borrowings on the Closing Date, other than a Default or Event of Default arising solely due to the fact that a representation or warranty other than those referred to in clauses (A) and (B) of the proviso to Section 4.02(b) above is not true and correct).

The representation and warranty set forth in Section 5.05(c) with respect to the absence of any material adverse change shall not be applied by virtue of Section 4.02(b) to the Closing Date, which shall instead be subject to the satisfaction of the condition precedent set forth in Section 4.01(o). The delivery of each Notice of Borrowing, Swing Line Loan Request and each request for a Letter of Credit shall constitute a representation and warranty by the Loan Parties of the correctness of the matters specified in subsections (b), and (c) above.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders that on and as of the Closing Date and after giving effect to the Transaction and the making of the Loans and the other financial accommodations on the Closing Date and on and as of each date as required by Sections 4.01 or 4.02:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Group Company (i) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate or other organizational power and authority and all requisite governmental licenses, authorizations, consents and approvals to (A) own its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (iii) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (iv) is in compliance with all Laws (including, without limitation, the U.S. Patriot Act), except in any case referred to in clause (ii)(A), (iii) or (iv), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party have been duly authorized by all necessary corporate, partnership, limited liability company or other organizational action, and do not and will not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject except in any case that such conflict, breach or contravention would not reasonably be expected individually or in the aggregate to have a Material Adverse Effect or (iii) violate any Law, except in any case for such violations could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. Except for filings necessary to perfect the Liens in favor of the Collateral Agent in the Collateral and to release Liens in respect of the Refinanced Agreements and other consents, authorizations, notices, approvals and exemptions that have been obtained prior to or as of the Closing Date or as are scheduled on Schedule 5.03 hereto, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which it is a party.

Section 5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and (ii) that rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability (regardless of whether enforcement is sought by proceedings in equity or at law).

Section 5.05 Financial Condition; No Material Adverse Effect.

(a) Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present in all material respects the financial condition of Sbarro as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Interim Financial Statements. The unaudited balance sheet of Sbarro as of October 8, 2006, and the related statement of income for the forty-week period then ended, copies of which have been delivered to each of the Lenders, fairly present in all material respects, in conformity with GAAP applied on a basis consistent with the financial statements referred to in subsection (a) of this Section 5.05 (except for the absence of footnotes and normal year-end audit adjustments), the financial position of Sbarro as of such date and its results of operations for such forty-week period (subject to normal year-end audit adjustments).

(c) Material Adverse Change. Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Pro-Forma Financial Statements. The consolidated balance sheet of Sbarro and its Consolidated Subsidiaries as of October 8, 2006, prepared on a Pro-Forma Basis giving effect to the consummation of the Transaction, has heretofore been furnished to each Lender as part of the Pre-Commitment Information. Such Pro-Forma balance sheet has been prepared in good faith by the Borrower, based on the assumptions used to prepare the pro-forma financial information contained in the Pre-Commitment Information (which assumptions are believed by Holdings and the Borrower on the date hereof and on the Closing Date to be reasonable), is based on information available to Holdings and the Borrower as of the date of delivery thereof, accurately reflects all material adjustments required to be made to give effect to the Transaction and presents fairly in all material respects on a Pro-Forma Basis the estimated consolidated financial position of Sbarro and its Consolidated Subsidiaries as of October 8, 2006 assuming that the Transaction had actually occurred on that date.

(e) Projections. As of the Closing Date, the projections prepared as part of, and included in, the Pre-Commitment Information (which include projected balance sheets and income and cash flow statements on an annual basis for the period from the Closing Date through the fiscal year of the Borrower ending 2013 have been prepared in good faith and based upon assumptions believed to be reasonable at the time made, it being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material.

Section 5.06 Litigation. Except as specifically disclosed in Schedule 5.06, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings pending or, to the knowledge of any Loan Party, threatened against or affecting any Group Company in which there is a reasonable possibility of an adverse decision that would reasonably be expected to result in a Material Adverse Effect.

Section 5.07 No Default. No Group Company is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement.

Section 5.08 Ownership of Property; Liens. The Group Companies, in the aggregate, have good and marketable title to, or valid leasehold interests or license in, all its properties and assets, except for Permitted Liens and minor defects in title that do not interfere with its ability to conduct its business as currently conducted and to the extent that would not reasonably be expected to result in a Material Adverse Effect.

Section 5.09 Environmental Compliance. No Group Company has failed to comply with any Environmental Law or to obtain, maintain, or comply with any permit, license or other approval required under any Environmental Law or is subject to any Environmental Liability in any case which, individually or collectively, could reasonably be expected to result in a Material Adverse Effect or has received written notice of any claim with respect to any Environmental Liability the subject of which notice could reasonably be expected to have a Material Adverse Effect, and no Group Company knows of any basis for any Environmental Liability against any Group Company that would reasonably be expected to have a Material Adverse Effect.

Section 5.10 Insurance. The properties of each Group Company are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are prudent in the reasonable business judgment of the Borrower’s officers.

Section 5.11 Taxes.

(a) Each Group Company has filed, or caused to be filed, all federal and material state, local and foreign tax returns required to be filed and paid (i) all amounts of taxes shown thereon to be due (including interest and penalties) and (ii) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangible taxes) owing by it, except for such taxes (A) which are not yet delinquent, (B) that are being contested in good faith and by proper proceedings diligently pursued, and against which adequate reserves are being maintained in accordance with GAAP or (C) the failure to pay would not reasonably be expected to result in a Material Adverse Effect. No Loan Party knows of any pending investigation of such party by any taxing authority or proposed tax assessments against any Group Company that would, if made, have a Material Adverse Effect. All amounts have been withheld by each Group Company from their respective employees for all periods in compliance with the tax, social security and unemployment withholding provisions of the applicable law and such withholdings have been timely paid to the respective Governmental Authorities, except to the extent that the failure to withhold and pay would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) No Group Company has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as would not reasonably be expected to have, in any case, individually or in the aggregate, a Material Adverse Effect.

Section 5.12 ERISA; Foreign Pension Plans; Employee Benefit Arrangements. Except as disclosed in Schedule 5.12:

(a) ERISA. (i) There are no Unfunded Liabilities in excess of the Threshold Amount (A) with respect to any member of the Group Companies and (B) except as would not reasonably be expected to have a Material Adverse Effect, with respect to any ERISA Affiliate.

(ii) Each Plan, other than a Multiemployer Plan, complies in all respects with the applicable requirements of ERISA and the Code, and each Group Company complies in all respects with the applicable requirements of ERISA and the Code with respect to all Multiemployer Plans to which it contributes and all Employee Benefit Arrangements, except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

(iii) Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur with respect to any Plan maintained by any member of the Group Companies and, except to the extent that such ERISA Event would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or, subject to the passage of time, is reasonably expected to occur with respect to any Plan maintained by an ERISA Affiliate.

(iv) Except as would not reasonably be expected to have a Material Adverse Effect, no Group Company: (A) is or has been within the last six years a party to any Multiemployer Plan; or (B) has completely or partially withdrawn from any Multiemployer Plan.

(v) If any Group Company or any ERISA Affiliate were to incur a complete withdrawal (as described in Section 4203 of ERISA) from any Multiemployer Plan as of the Closing Date, the aggregate withdrawal liability, as determined under Section 4201 of ERISA, with respect to all such Multiemployer Plans would not exceed an amount that would reasonably be expected to have a Material Adverse Effect.

(vi) No Group Company has any contingent liability with respect to any postretirement benefit under a Welfare Plan that would reasonably be expected to have a Material Adverse Effect.

(b) Foreign Pension Plans. Each Foreign Pension Plan has been maintained in material compliance with its terms and with the requirements of any and all applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect. No Group Company has incurred any obligation in an amount that would reasonably be expected to have a Material Adverse Effect in connection with the termination of or withdrawal from any Foreign Pension Plan.

(c) Employee Benefit Arrangements. (i) All liabilities under the Employee Benefit Arrangements are (A) funded to at least the minimum level required by Law or, if higher, to the level required by the terms governing the Employee Benefit Arrangements, (B) insured with a reputable insurance company, (C) provided for or recognized in the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01 hereof or (D) estimated in the formal notes to the financial statements most recently delivered to the Administrative Agent pursuant to Section 6.01 hereof, where such failure to fund, insure, provide for, recognize or estimate the liabilities arising under such arrangements could reasonably be expected to have a Material Adverse Effect.

(ii) There are no circumstances which may give rise to a liability in relation to the Employee Benefit Arrangements which are not funded, insured, provided for, recognized or estimated in the manner described in clause (i) above and which could reasonably be expected to have a Material Adverse Effect.

(iii) Each Group Company is in compliance with all applicable Laws, trust documentation and contracts relating to the Employee Benefit Arrangements, except as would not be expected to have a Material Adverse Effect.

Section 5.13 Subsidiaries; Equity Interests. Schedule 5.13 sets forth a complete and accurate list as of the Closing Date (giving effect to the Acquisition) of all Subsidiaries of Holdings. Schedule 5.13 sets forth as of the Closing Date (giving effect to the Acquisition) the jurisdiction of formation of each such Subsidiary. All the outstanding Equity Interests of each Subsidiary of Holdings are validly issued, fully paid and non-assessable (to the extent applicable) and were not issued in violation of the preemptive rights of any shareholder and, as of the Closing Date (giving effect to the Acquisition), those owned by Holdings, directly or indirectly, are free and clear of all Liens (other than those arising under the Collateral Documents and Permitted Liens).

Section 5.14 Margin Regulations; Investment Company Act.

(a) No Group Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation U. No part of the Letters of Credit or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” within the meaning of and in violation of Regulation U. If requested by any Lender or the Administrative Agent, Holdings and the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in Regulation U. No indebtedness being reduced or retired out of the proceeds of the Loans was or will be incurred for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U or any “margin security” within the meaning of Regulation T. “Margin stock” within the meaning of Regulation U does not constitute more than 25% of the value of the consolidated assets of Holdings and its Consolidated Subsidiaries. None of the transactions contemplated by this Agreement (including the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act, the Exchange Act or Regulation T, U or X.

(b) None of the Group Companies is subject to regulation under the Federal Power Act or the Investment Company Act of 1940, each as amended. In addition, none of the Group Companies is (i) an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or (ii) controlled by such a company.

Section 5.15 Disclosure. No report, financial statement, certificate or other information (other than general market data not prepared by, or specific to, the Group Companies, forecasted budgets and projections) furnished concerning or affecting any Group Company by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains as of the date furnished any material misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading in light of the circumstances under which they were made; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made (it being understood and agreed that projections as to future events are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Loan Parties make no representation that such projections will in fact be realized).

Section 5.16 Compliance with Law. Each Group Company is in compliance with all requirements of Law (including Environmental Laws) applicable to it or to its properties, except for any such failure to comply which could not reasonably be expected to cause a Material Adverse Effect. To the knowledge of the Loan Parties, none of the Group Companies or any of their respective material properties or assets is subject to or in default with respect to any judgment, writ, injunction, decree or order of any court or other Governmental Authority which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, except as disclosed in Schedule 5.16, none of the Group Companies has received any written communication from any Governmental Authority that alleges that any of the Group Companies is not in compliance in any material respect with any Law, except for allegations that have been satisfactorily resolved and are no longer outstanding or which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.17 Intellectual Property. Except as set forth on Schedule 5.17, each Group Company owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other rights that are reasonably necessary for the operation of its respective business, without conflict with the rights of any other Person except for those conflicts which could not reasonably be expected to have a Material Adverse Effect.

Section 5.18 Purpose of Loans and Letters of Credit. The proceeds of any Revolving Loans made on the Closing Date (in an aggregate amount not exceeding $5,000,000) and of the Term B Loans will be used solely to (a) fund a portion of the consideration paid pursuant to the Acquisition Agreement, (b) pay fees and expenses incurred in connection with the transactions contemplated by the Acquisition Agreement and (c) redeem the Existing Notes pursuant to the Tender Offer. The proceeds of the Revolving Loans and Swing Line Loans made after the Closing Date will be used solely to provide for the working capital requirements of Holdings and its Subsidiaries and for the general corporate purposes of Holdings and its Subsidiaries, including Permitted Acquisitions, Permitted Joint Ventures and to finance Consolidated Capital Expenditures and make Restricted Payments, in each case to the extent permitted under this Agreement.

Section 5.19 Solvency. The Loan Parties (on a consolidated basis) are and, after consummation of the Transaction and the financings related thereto, will be Solvent.

Section 5.20 Collateral Documents.

(a) Article 9 Collateral. Each of the Security Agreement and the Pledge Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Finance Parties, a legal, valid and enforceable security interest in the Collateral described therein and, when financing statements in appropriate form are filed in the offices specified on Schedule 4.01 to the Security Agreement and the Pledged Collateral is delivered to the Collateral Agent, each of the Security Agreement and the Pledge Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such of the Collateral in which a security interest can be perfected under Article 9 of the UCC by filing or by possession or control thereof, in each case superior in right to any other Person, other than with respect to Permitted Liens, and except for certain items of Collateral with respect to which such Lien may be perfected only by possession or control thereof and the failure of the Collateral Agent to have possession or control thereof is expressly permitted pursuant to the Security Agreement and/or Pledge Agreement or any other Loan Document, as applicable.

(b) Intellectual Property. When financing statements in the appropriate form are filed in the offices specified on Schedule 4.01 to the Security Agreement, the Assignment of Patents and Trademarks, substantially in the form of Exhibit A to the Security Agreement, is filed in the United States Patent and Trademark Office and the Assignment of Copyrights, substantially in the form of Exhibit B to the Security Agreement, is filed in the United States Copyright Office, then to the extent that Liens and security interests may be perfected by such filings, the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the United States patents, trademarks, copyrights, licenses and other intellectual property rights covered in such Assignments, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the Closing Date).

(c) Status of Liens. The Collateral Agent, for the ratable benefit of the Finance Parties, will at all times have the Liens provided for in the Collateral Documents and, subject to the filing by the Collateral Agent of continuation statements to the extent required by the UCC and to the qualifications and limitations set forth in clauses (a) and (b) above, the Collateral Documents will at all times constitute valid and continuing liens of record and first priority perfected security interests in all the Collateral referred to therein, except as priority may be affected by Permitted Liens.

Section 5.21 Ownership.

Securities of the Borrower. Holdings owns good, valid and marketable title to all the outstanding common stock of the Borrower, free and clear of all Liens of every kind, whether absolute, matured, contingent or otherwise, other than those arising under the Collateral Documents and Permitted Liens described in clause (iii) or (xv) of Section 7.02. Except as set forth on Schedule 5.21, as of the Closing Date there are no shareholder agreements or other agreements pertaining to Holdings’ beneficial ownership of the common stock of the Borrower, including any agreement that would restrict Holdings’ right to dispose of such common stock and/or its right to vote such common stock.

Section 5.22 No Broker’s Fees. Except as set forth in Schedule 5.22, no broker’s or finder’s fee or commission will be payable by any Loan Party with respect to transactions contemplated by this Agreement, except as payable to the Lead Arrangers, the Agents and the Lenders.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each of Holdings and the Borrower agrees that so long as any Lender has any Commitment hereunder, any Senior Credit Obligation or other amount payable hereunder or under any Note or other Loan Document or any L/C Obligation (in each case other than contingent indemnification obligations) remains unpaid or any Letter of Credit remains in effect which has not been Cash Collateralized:

Section 6.01 Financial Statements. The Borrower will deliver to the Administrative Agent for further distribution to each Lender (or directly to each Lender at any time when there is not an incumbent Administrative Agent):

(a) Annual Financial Statements. Within 105 days after the end of each fiscal year of Holdings (or Sbarro, in the case of the fiscal year ended December 31, 2006), commencing with the fiscal year ending December 31, 2006, a consolidated balance sheet of Holdings and its Consolidated Subsidiaries (or, in the case of the fiscal year ended December 31, 2006 only, of Sbarro and its Consolidated Subsidiaries) as of the end of such fiscal year, the related consolidated statements of operations and shareholders’ equity and a consolidated statement of cash flows for such fiscal year, setting forth in each case in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of a “Big Four” accounting firm or other Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, provided, that the obligations in this paragraph (a) may be satisfied by the Borrower by furnishing its Form 10-K.

(b) Interim Financial Statements. (x) Within 50 days after the end of the first three fiscal quarters of Holdings and (y) within 45 days of the first full calendar month following the Closing Date and each of the next succeeding eleven calendar months which do not coincide with the end of a fiscal quarter of Holdings, a consolidated balance sheet of Holdings and its Consolidated Subsidiaries as of the end of such period, together with related consolidated statements of operations and a consolidated statement of cash flows for such period and the then elapsed portion of such fiscal year, setting forth for all periods beginning after the first anniversary of the Closing Date in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting, in all material respects, the financial condition, results of operations and cash flows of Holdings and its Consolidated Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, provided, that the obligations in this paragraph (b) may be satisfied by the Borrower by furnishing its Form 10-Q.

(c) Forecasts. For each fiscal year of Holdings beginning after December 31, 2007, at least 45 days after the end of each fiscal year, forecasts prepared by management of the Borrower, in form reasonably satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Consolidated Subsidiaries, which forecasts shall be presented (x) on a quarterly basis for the first such forecast, and (y) for each forecast delivered thereafter, on an annual basis for the then current fiscal year, and not including the fiscal year in which the Maturity Date occurs.

As to any information contained in materials furnished pursuant to Section 6.02(d), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b), but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Section 6.01(a) or (b) at the times specified therein.

Section 6.02 Certificates; Other Information. The Borrower will deliver to the Administrative Agent for further distribution to each Lender (or directly to each Lender at any time when there is not an incumbent Administrative Agent):

(a) Auditors’ Certificate. Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in the course of the audit upon which their opinion on such financial statements was based (but without any special or additional audit procedures for the purpose), they obtained knowledge of no condition or event, in each case relating to accounting matters, which constitutes a Default or an Event of Default or, if such accountants shall have obtained in the course of such audit knowledge of any such Default or Event of Default, disclosing in such written statement the nature and status of such event.

(b) Compliance Certificate. At the time of delivery of the financial statements provided for in Section 6.01(a) and for the financial statements provided for in Section 6.01(b) above coinciding with the end of each fiscal quarter of Holdings (commencing with the delivery of the financial statements for the fiscal quarter ending June 30, 2007), (i) a duly completed Compliance Certificate signed by a Responsible

Officer of Holdings (A) demonstrating compliance with the financial covenants contained in Section 7.16 by calculation thereof as of the end of the fiscal period covered by such financial statements and, if such certificate demonstrates non-compliance with any such financial covenant, one or more members of the Investor Group may deliver, together with such certificate, notice of their intent to cure (a “Notice of Intent to Cure”) the Event of Default arising in respect of such non-compliance through capital contributions or the purchase of Equity Interests as contemplated pursuant to clause (iv) of the definition of “Consolidated EBITDA,” (B) stating that no Default or Event of Default exists, or if any Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto and (C) stating whether, since the date of the most recent financial statements delivered hereunder, there has been any material change in the GAAP applied in the preparation of the financial statements of Holdings and its Consolidated Subsidiaries, and, if so, describing such change, and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the year, as compared to the comparable periods in the previous year. At the time such certificate is required to be delivered, the Borrower shall promptly deliver to the Administrative Agent, at the Administrative Agent’s Office, information regarding any change in the Total Leverage Ratio that would change the then existing Applicable Margin.

(c) Auditor’s Reports. Promptly after any request by the Administrative Agent (or by any Lender communicated through the Administrative Agent), copies of any final detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Group Company by independent accountants in connection with the accounts or books of any Group Company, or any audit of any of them.

(d) Reports to Holders of Debt Securities. Promptly after the furnishing thereof, copies of any statement or report furnished of any holder of debt securities of any Group Company pursuant to the Senior Notes Documents or any other indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02.

(e) Excess Cash Flow. Within 105 days after the end of each fiscal year of Holdings, commencing with the fiscal year ending December 30, 2007, a certificate of a Responsible Officer of Holdings containing information regarding the calculation of Excess Cash Flow for such fiscal year.

(f) ERISA Reports. Promptly upon request by the Administrative Agent, the most recently prepared actuarial reports in relation to any Plan or Foreign Pension Plan for the time being operated by Group Companies which are prepared in order to comply with the then current statutory or auditing requirements within the relevant jurisdiction. Promptly upon request, the Borrower shall also furnish the Administrative Agent and the Lenders with such additional information concerning any Plan, Foreign Pension Plan or Employee Benefit Arrangement as may be reasonably requested, including, but not limited to, with respect to any Plans, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(g) Additional Patents, Trademarks and Copyrights. At the time of delivery of the financial statements and reports provided for in Section 6.01(a), a report signed by a Responsible Officer of the Borrower setting forth (i) a list of registration numbers for all patents, trademarks, service marks, tradenames and copyrights awarded to any Group Company since the last day of the immediately preceding fiscal year of Holdings and (ii) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any Group Company since the last day of the immediately preceding fiscal year and the status of each such application, all in such form as shall be reasonably satisfactory to the Administrative Agent.

(h) Domestication in Other Jurisdiction. Not less than 30 days after any change in the jurisdiction of organization of any Loan Party, a copy of all documents and certificates intended to be filed or otherwise executed to effect such change.

(i) Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain (i) ratings on the credit facilities provided hereunder and (ii) a corporate rating, in each case from Moody’s and S&P.

(j) Other Information. With reasonable promptness upon request therefor, such other information regarding the business, properties or financial condition of any Group Company as the Administrative Agent or any Lender may reasonably request, which may include such information as any Lender may reasonably determine is necessary or advisable to enable it either (i) to comply with the policies and procedures adopted by it and its Affiliates to comply with the Bank Secrecy Act, the U.S. Patriot Act and all applicable regulations thereunder or (ii) to respond to requests for information concerning Holdings and its Subsidiaries from any governmental, self-regulatory organization or financial institution in connection with its anti-money laundering and anti-terrorism regulatory requirements or its compliance procedures under the U.S. Patriot Act, including in each case information concerning the Borrower’s direct and indirect shareholders and its use of the proceeds of the Credit Extensions hereunder.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver copies (which may be electronic) of such documents to the Administrative Agent which so requests until a written request to cease delivering copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and each Lender if there is at the time no incumbent Administrative Agent) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Furthermore, if any financial statement, certificate or other information required to be delivered pursuant to Section 6.01 or 6.02 shall be required to be delivered on any date that is not a Business Day, such financial statement, certificate or other information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

Each of Holdings and the Borrower hereby acknowledges that (i) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of Holdings and the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, the Borrower or their respective securities) (each, a “Public Lender”). Each of Holdings and the Borrower hereby agrees that so long as Holdings or the Borrower is the issuer of any outstanding debt or equity securities that are issued pursuant to a public offering registered with the SEC or in a private placement for resale pursuant to Rule 144A under the Securities Act or is actively contemplating issuing any such securities: (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” each of Holdings and the Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings or the Borrower or its or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (iv) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor. Notwithstanding the foregoing, Holdings and the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 6.03 Notices. The Borrower will promptly notify the Administrative Agent (and each Lender if there is then no incumbent Administrative Agent), and the Administrative Agent will in turn notify the Lenders:

(i) of the occurrence of any Default or Event of Default;

(ii) of (A) any breach or non-performance of, or any default under, any material Contractual Obligation of the Borrower or any of its Subsidiaries, (B) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any of its Subsidiaries and any Governmental Authority, (C) the commencement of, or any material adverse development in, any litigation or proceeding affecting the Borrower or any of its Subsidiaries, including pursuant to any applicable Environmental Law, under any Loan Document, (D) any litigation, investigation or proceeding affecting any Loan Party, (E) and any other matter, event or circumstance, in each case of subclauses (A) through (E) to the extent that the same have resulted or could reasonably be expected to result in a Material Adverse Effect;

(iii) of the occurrence of any ERISA Event to the extent that such ERISA Event has resulted or could reasonably be expected to result in a liability of a Group Company in excess of $1,000,000; and

(iv) of any material change in accounting policies or financial reporting practice by Holdings or any of its Subsidiaries.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(i) shall describe with particularity any and all provisions of this Agreement or the other Finance Documents that have been breached.

Section 6.04 Payment of Obligations. Each of the Group Companies will pay and discharge all material taxes, assessments and other governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become more than 90 days delinquent; provided, however, that no Group Company shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness (A) which is being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP or (B) the failure to make any such payment could not reasonably be expected to have a Material Adverse Effect.

Section 6.05 Preservation of Existence Etc. Except as a result of or in connection with a dissolution, merger or disposition of a Subsidiary of the Borrower permitted under Section 7.04 or Section 7.05, each Group Company will: (i) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization; (ii) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except in the case of clause (i) or (ii) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (iii) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 6.06 Maintenance of Properties. Each Group Company will: (i) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and Casualty and Condemnation excepted; and (ii) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.07 Maintenance of Insurance; Certain Proceeds.

(a) Insurance Policies. Each of the Group Companies will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risk and liabilities and with such deductibles or self-insurance retentions as are prudent in the good faith judgment of the officers of the Borrower. The Collateral Agent shall be named as loss payees or mortgagees, as its interest may appear, with respect to all such property and casualty policies and additional insured with respect to all business interruption or liability policies (other than worker’s compensation, director and officer liability or other policies in which such endorsements are not customary), and each provider of any such insurance shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent, that if the insurance carrier shall have received written notice from the Collateral Agent of the occurrence and continuance of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or one or more of its Subsidiaries under such policies directly to the Collateral Agent and that it will give the Collateral Agent 10 days’ prior written notice before any such policy or policies shall be altered or canceled, and that no act or default of any Group Company or any other Person shall affect the rights of the Collateral Agent or the Lenders under such policy or policies.

(b) Loss Events. In case of any Casualty or Condemnation with respect to any property of any Group Company or any part thereof having a fair market value in excess of the Threshold Amount, the Borrower shall promptly give written notice thereof to the Administrative Agent generally describing the nature and extent of such damage, destruction or taking.

(c) Endorsements. Within 30 days of the Closing Date (or such longer period of time as may be agreed to in writing by the Collateral Agent acting in its sole discretion) the Borrower shall deliver to the Collateral Agent evidence reasonably satisfactory to the Collateral Agent that the liability insurance policies have been endorsed to add the Collateral Agent as additional insured.

Section 6.08 Compliance with Laws. Each of the Group Companies will comply with all requirements of Law applicable to it and its properties to the extent that noncompliance with any such requirement of Law would reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, each of the Group Companies will do each of the following as it relates to any Plan maintained by, or Multiemployer Plan contributed to by, each of the Group Companies, Foreign Pension Plan or Employee Benefit Arrangement except to the extent that any failure to comply with clauses (i) through (v) below would not reasonably be expected to result in a Material Adverse Effect: (i) maintain each Plan (other than a Multiemployer Plan), Foreign Pension Plan and Employee Benefit Arrangement in compliance in all respects with the applicable provisions of ERISA, the Code or other Federal, state or foreign Law; (ii) cause each Plan (other than a Multiemployer Plan) that is qualified under Section 401(a) of the Code to maintain such qualifications; (iii) make all required contributions to any Plan subject to Section 412 of the Code and make all required contributions to Multiemployer Plans; (iv) ensure that there are no Unfunded Liabilities in excess of the Threshold Amount unless the aggregate amount of such Unfunded Liabilities is reduced below the Threshold Amount within a 30-day period; and (v) make all contributions (including any special payments to amortize any Unfunded Liabilities) required to be made in accordance with all applicable laws and the terms of each Foreign Pension Plan in a timely manner.

Section 6.09 Books and Records. Each of the Group Companies will keep books and records of its transactions that are complete and accurate in all material respects in accordance with GAAP (including the establishment and maintenance of appropriate reserves).

Section 6.10 Inspection Rights. Each of the Group Companies will (but, if no Default or Event of Default shall have occurred and be continuing, not more often than once per fiscal year at the Borrower’s expense) permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (and each Loan Party hereby authorizes, and each of Holdings and the Borrower shall cause each other Group Company which is not a Loan Party to authorize, such independent accountants to discuss its affairs, finances and accounts with the Administrative Agent or any representative or independent contractor thereof; provided that a representative of such or any other Loan Party has been given the opportunity to be present), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon two (2) Business Days’ advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

Section 6.11 Use of Proceeds. The Borrower will use the proceeds of the Loans and will use the Letters of Credit solely for the purposes set forth in Section 5.18.

Section 6.12 Additional Loan Parties; Additional Security.

(a) Additional Subsidiary Guarantors. The Borrower will take, and will cause each of its Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) to take, such actions from time to time as shall be necessary to ensure that all Subsidiaries of the Borrower (other than such Foreign Subsidiaries and Unrestricted Subsidiaries) are Subsidiary Guarantors. Without limiting the generality of the foregoing, if any Group Company shall form or acquire any new Subsidiary, the Borrower, as soon as practicable and in any event within 30 days after such formation or acquisition, will provide the Collateral Agent with notice of such formation or acquisition setting forth in reasonable detail a description of all of the assets of such new Subsidiary and will cause such new Subsidiary (other than any such Foreign Subsidiary) to:

(i) within 30 days after such formation or acquisition, execute an Accession Agreement pursuant to which such new Subsidiary shall agree to become a “Guarantor” under the Subsidiary Guaranty, an “Obligor” under the Security Agreement and an “Obligor” under the Pledge Agreement and/or an obligor under such other Collateral Documents as may be applicable to such new Subsidiary; and

(ii) deliver such proof of organizational authority, incumbency of officers, opinions of counsel and other documents as is consistent with those delivered by each Loan Party pursuant to Section 4.01 on the Closing Date or as the Administrative Agent or the Collateral Agent shall have reasonably requested.

(b) Additional Security. The Borrower will cause, and will cause each of its Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) to cause, all of its owned Real Properties with a fair market value in excess of $2,000,000 hereafter acquired and all or substantially all personal property located in the United States to be subject at all times to perfected and, in the case of owned Real Property, title insured Liens in favor of the Collateral Agent pursuant to the Collateral Documents or such other security agreements, pledge agreements, mortgages or similar collateral documents as the Collateral Agent shall request in its sole reasonable discretion (collectively, the “Additional Collateral Documents”). With respect to any owned Real Property having a fair market value in excess of $2,000,000 acquired by any Loan Party subsequent to the Closing Date, such Person will cause to be delivered to the Collateral Agent with respect to such Real Property mortgages, deeds of trust or other appropriate instruments under applicable law sufficient to create a mortgage, deed of trust or similar Lien of record on such Real Property and including landlords’ consents and estoppels, ALTA or other appropriate forms of mortgagee title insurance policies, maps or plats of survey, flood insurance certificates and other instruments, certificates and documents, as are in form and substance reasonably satisfactory to the Collateral Agent. In furtherance of the foregoing terms of this Section 6.12, the Borrower agrees to promptly provide the Administrative Agent with written notice of the acquisition by the Borrower or any of its Subsidiaries (other than Foreign Subsidiaries and Unrestricted Subsidiaries) of any owned Real Property having a market value greater than $2,000,000, setting forth in each case in reasonable detail the location and a description of the asset(s) so acquired. Without limiting the generality of the foregoing, the Borrower will cause, and will cause each of its Subsidiaries that is or becomes a Subsidiary Guarantor to cause, 100% of the Equity Interests of each of their respective direct and indirect Domestic Subsidiaries that are not Subsidiaries of Foreign Subsidiaries or (x) 65% of such Equity Interests, if such Subsidiary is a direct Foreign Subsidiary, or (y) to the extent not prohibited by the terms of any Organization Document or other agreement governing a Permitted Joint Venture, such percentage as is equal to their respective ratable ownership of all Equity Interests in Permitted Joint Ventures and non-Wholly-Owned Subsidiaries) to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent, subject only to Permitted Liens described in Section 7.02(iii) or (iv).

If, subsequent to the Closing Date, a Loan Party shall acquire any material patents, trademark registrations, service mark registrations, registered trade names, copyright registrations or any applications related to the foregoing, securities, instruments, chattel paper or other personal property required to be delivered to the Collateral Agent as Collateral hereunder or under any of the Collateral Documents, the Borrower shall notify the Collateral Agent of the same no later than the end of the fiscal quarter of Holdings during which any such acquisitions take place, provided that if any such acquisition is accomplished by means of a Permitted Acquisition, the Borrower shall promptly (and in any event within ten Business Days after any Responsible Officer of any Loan Party acquires knowledge of the same) notify the Collateral Agent of the same.

All such security interests and mortgages shall be granted pursuant to documentation consistent with the Collateral Documents executed at Closing and otherwise reasonably satisfactory in form and substance to the Collateral Agent and shall constitute valid and enforceable perfected security interests and mortgages and subject to no other Liens except for Permitted Liens. The Additional Collateral Documents or instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Collateral Documents, and all taxes, fees and other charges payable in connection therewith shall have been paid in full. The Borrower shall cause to be delivered to the Collateral Agent such opinions of counsel, title insurance and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 6.12(b) has been complied with.

(c) Real Property Appraisals. If the Collateral Agent determines that it or the Lenders are required by Law or regulation to have appraisals prepared in respect of the Real Property of any Group Company constituting Collateral, the Borrower shall provide to the Collateral Agent appraisals which satisfy the applicable requirements set forth in 12 C.F.R., Part 34—Subpart C or any successor or similar statute, rule, regulation, guideline or order, and which shall be in scope, form and substance, and from appraisers, reasonably satisfactory to the Required Lenders and shall be accompanied by a certification of the appraisal firm providing such appraisals that the appraisals comply with such requirements.

(d) Completion of Actions. The Borrower agrees that each action required by this Section 6.12 shall be completed no later than 90 days (or such later date as determined by the Administrative Agent) after such action is either requested to be taken by the Collateral Agent or required to be taken by the Borrower or any of its Subsidiaries pursuant to the terms of this Section 6.12.

Notwithstanding the foregoing, any assets acquired subsequent to the Closing whose relative value to the Lenders does not justify the cost and/or effort required to obtain security interests in such assets, as reasonably determined by the Lead Arrangers (in consultation with the Borrower), shall not be subject to the requirements hereof. In addition, notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall any Loan Party be required to (a) deliver control, lockbox or similar type agreements with respect to any Local Depository Account or (b) leasehold mortgages, estoppels, consents or landlord waivers with respect to any retail establishment.

Section 6.13 [Intentionally Omitted].

Section 6.14 Designation of Unrestricted Subsidiaries. Holdings may, at any time, designate any Subsidiary of Holdings that is not the Borrower or a Subsidiary of the Borrower as an Unrestricted Subsidiary by prior written notice to the Administrative Agent; provided that Holdings shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default exists or would result therefrom, (b) such Subsidiary does not own any capital stock or Indebtedness of, or own or hold a Lien on any property of, Holdings or any other Subsidiary that is not a subsidiary of the Subsidiary to be so designated, (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Holdings or any of its Subsidiaries) through Investments (and calculated based on the fair market value of such Investment) permitted by, and in compliance with, clauses (xv) and (xxv) under Section 7.06(a), with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments pursuant to clauses (xv) and (xxv) under Section 7.06(a); provided that at the time of the initial Investment by Holdings or any of its Subsidiaries in such Subsidiary, Holdings shall designate such entity as an Unrestricted Subsidiary in a written notice to the Administrative Agent. Holdings may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a wholly owned Subsidiary of Holdings, (ii) no Default or Event of Default then exists or would occur as a consequence of any such Subsidiary Redesignation, (iii) calculations are made by Holdings of compliance on a Pro-Forma Basis with the covenants set forth in Section 7.16 for the relevant period, as if the respective Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such period) had occurred on the first day of such period, and such calculations shall show that such covenants set forth in Section 7.16 would have been complied with if the Subsidiary Redesignation had occurred on the first day of such period (for this purpose, if the first day of the respective period occurs prior to the Closing Date, calculated as if the covenants set forth in Section 7.16 had been applicable from the first day of such period), (iv) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Subsidiary Redesignation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (v) Holdings shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iv), inclusive, and containing the calculations required by the preceding clause (iii), and (vi) any Unrestricted Subsidiary subject to a Subsidiary Redesignation may not thereafter be designated as an Unrestricted Subsidiary.

Section 6.15 Defeasance of Existing Notes. Within thirty (30) days of the Closing Date, the Borrower shall have caused any Existing Notes not validly tendered in the Tender Offer to be have been covenant defeased in accordance with the provisions of the indenture governing the Existing Notes in a manner reasonably satisfactory to the Lead Arrangers.

Section 6.16 Dissolution of Subsidiaries; Certain Limitations. Within ninety (90) days of the Closing Date (or such later date as consented to by the Administrative Agent), the Borrower shall cause each of Mex-SS, Inc. and Sbarro Boulder, Inc. (collectively, the “Applicable Subsidiaries”) to (a) be dissolved in accordance with the requirements of their applicable jurisdictions of incorporation or (b) become a Subsidiary Guarantor in accordance with Section 6.12 hereof. Neither Applicable Subsidiary shall, unless it becomes a Subsidiary Guarantor hereunder, engage in any business or activity other than activities necessary in effecting the dissolution of such entity.

ARTICLE VII

NEGATIVE COVENANTS

Each of Holdings and the Borrower agrees that so long as any Lender has any Commitment hereunder, any Senior Credit Obligation or other amount payable hereunder or under any Note or other Loan Document or any L/C Obligation (in each case other than contingent indemnification obligations) remains unpaid or any Letter of Credit remains in effect which has not been Cash Collateralized:

Section 7.01 Limitation on Indebtedness. None of the Group Companies will incur, create, assume or permit to exist any Indebtedness or Swap Obligations except:

(i) Indebtedness of the Borrower and its Subsidiaries outstanding on the Closing Date and disclosed on Schedule 7.01 (collectively, the “Existing Indebtedness”);

(ii) (A) Indebtedness of the Loan Parties under this Agreement and the other Loan Documents (including any incremental loans incurred pursuant to Section 2.15), (B) Indebtedness of Holdings, the Borrower and the Borrower’s Subsidiaries under those Finance Documents which are not Loan Documents, and (C) Indebtedness evidenced by the Senior Notes in an aggregate principal amount not to exceed $150,000,000; plus, so long as no Default or Event of Default exists or would result therefrom, an additional amount of such Senior Notes incurred in any “tack on” offering under the Senior Notes Indenture, not to exceed $25 million in the aggregate;

(iii) Purchase Money Indebtedness, Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations of the Borrower and its Subsidiaries incurred after the Closing Date to finance Consolidated Capital Expenditures and Attributable Indebtedness in respect of Sale/Leaseback Transactions of the Borrower and its Subsidiaries permitted pursuant to Section 7.13; provided that (x) the aggregate amount of all such Indebtedness does not exceed $7,500,000 at any time outstanding and (y) no Lien securing such Indebtedness shall extend to or cover any property or asset of any Group Company other than the asset so financed and proceeds thereof;

(iv) Indebtedness of the Borrower or its Subsidiaries secured by Liens permitted by clauses (xvii), (xviii) and (xix) of Section 7.02 and any other Indebtedness of a Person whose Equity Interests or assets are acquired in a Permitted Acquisition which is acquired or assumed by the Borrower or a Subsidiary of the Borrower in such Permitted Acquisition and any Permitted Refinancing thereof; provided that such Indebtedness was not incurred in connection with, or in anticipation of, the events described in such clauses or such Permitted Acquisition;

(v) any Permitted Refinancing of Indebtedness permitted under clause (i), (ii)(C), (iii) or (iv) above; provided that (u) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced except by an amount equal to any interest capitalized in connection with, any premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, (v) such refinancing Indebtedness has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced, (w) to the extent there is a Lien, any Lien securing such refinancing Indebtedness that is subordinated shall be subordinated on no less favorable terms; if there is no Lien, then the Lien must be subordinated to the Liens securing the Senior Credit Obligations on terms reasonably satisfactory to the Administrative Agent, (x) the terms and conditions (including, if applicable, as to collateral) of any such refinancing Indebtedness are not, taken as a whole, materially less favorable to the Loan Parties or the Lenders than the terms and conditions of the Indebtedness being refinanced, (y) such refinancing, refunding is incurred by the Borrower or by Holdings and (z) after giving effect to the incurrence of such refinancing Indebtedness, no Default shall have occurred and be continuing;

(vi) unsecured Subordinated Indebtedness of Holdings or any of its Subsidiaries that is issued to a seller of assets or Person acquired in a Permitted Acquisition and any Permitted Refinancing thereof if, immediately prior to and immediately after giving effect thereto, (A) no Event of Default shall exist or result therefrom and (B) Holdings and its Subsidiaries will be in compliance on a Pro-Forma Basis with the financial covenants set forth in Section 7.16;

(vii) (A) contingent liabilities in respect of any indemnification, adjustment of purchase price, earn-out, non-compete, consulting, deferred compensation and similar obligations of the Borrower and its Subsidiaries incurred in connection with Permitted Acquisitions, Permitted Joint Ventures, Investments permitted by Section 7.06 and Asset Dispositions and (B) obligations in respect of earn-outs, purchase price adjustments or similar adjustments incurred by the Borrower or its Subsidiaries under agreements governing Permitted Acquisitions, Investments permitted by Section 7.06 or Asset Dispositions;

(viii) Swap Obligations of the Borrower or any Subsidiary under Swap Agreements to the extent entered into after the Closing Date or to manage interest rate, foreign currency exchange rate and commodity pricing risks and not for speculative purposes;

(ix) Indebtedness owed to any Person providing property, casualty or liability insurance to the Borrower or any Subsidiary of the Borrower, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the annual period in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;

(x) Indebtedness consisting of Guaranty Obligations incurred (A) by the Borrower in respect of Indebtedness, leases or other ordinary course obligations permitted to be incurred by, or obligations in respect of Permitted Acquisitions, Investments permitted by Section 7.06 or Permitted Joint Ventures of, Wholly-Owned Domestic Subsidiaries of the Borrower, (B) by Domestic Subsidiaries of the Borrower of Indebtedness, leases or other ordinary course obligations permitted to be incurred by, or obligations in respect of Permitted Acquisitions, Investments permitted by Section 7.06 or Permitted Joint Ventures of, the Borrower or Wholly-Owned Domestic Subsidiaries of the Borrower, (C) by Foreign Subsidiaries of the Borrower of Indebtedness, leases or other ordinary course obligations permitted to be incurred by, or obligations in respect of Permitted Acquisitions, Investments permitted by Section 7.06 or Permitted Joint Ventures of, Wholly-Owned Foreign Subsidiaries of the Borrower and (D) by the Borrower or any Subsidiary

of the Borrower of Indebtedness, leases or other ordinary course obligations permitted to be incurred by, Foreign Subsidiaries; provided that the aggregate amount of Guaranty Obligations referred to in this clause (D), together with all Investments by the Borrower and its Wholly-Owned Domestic Subsidiaries permitted under Section 7.06(a)(xi), will not exceed $7,500,000 at any one time outstanding;

(xi) intercompany Indebtedness of the Borrower or a Subsidiary of the Borrower to the extent permitted by Section 7.06(a)(x) or (xi);

(xii) Indebtedness of Foreign Subsidiaries incurred on or after the Closing Date to finance working capital requirements and general corporate purposes and Permitted Refinancings thereof (determined without regard to clause (ii) of the definition thereof) in an aggregate principal amount which, when taken together with the then outstanding principal amount of all Indebtedness of Foreign Subsidiaries referred to in clause (i) above, does not exceed $7,500,000 (or its equivalent in one or more applicable foreign currencies);

(xiii) (A) Indebtedness of Holdings, the Borrower and its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that (1) such Indebtedness (other than credit or purchase cards) is extinguished within five Business Days after receipt of notice of its incurrence and (2) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence, and (B) contingent indemnification obligations of the Borrower and its Subsidiaries to financial institutions, in each case to the extent in the ordinary course of business and on terms and conditions which are within the general parameters customary in the banking industry, entered into to obtain cash management services or deposit account overdraft protection services (in amount similar to those offered for comparable services in the financial industry) or other services in connection with the management or opening of deposit accounts or incurred as a result of endorsement of negotiable instruments for deposit or collection purposes;

(xiv) unsecured Indebtedness of Holdings or its Subsidiaries in an amount not to exceed $5,000,000 in the aggregate at any time outstanding owing to any then existing or former director, officer or employee of Holdings, the Borrower or its Subsidiaries or their respective assigns, estates, heirs or their current or former spouses for the repurchase, redemption or other acquisition or retirement for value of any Equity Interest or Equity Equivalent of Holdings held by them and unsecured Guaranty Obligations of Holdings for the obligations of Borrower or any of its Subsidiaries in the ordinary course of business;

(xv) accretion or amortization of original issue discount and accretion of interest paid in kind, in each case in respect of Indebtedness otherwise permitted by this Section 7.01;

(xvi) obligations in respect of one or more standby Letters of Credit, contingent obligations under or in respect of bid and surety bonds, appeal bonds, performance and return-of-money bonds and other types of bonds and similar obligations incurred in the ordinary course of business or consistent with past practice, including performance and completion guarantees in connection with bids, projects, leases and similar commercial contracts, workers compensation claims, health, disability or other employee benefits, property, casualty or liability insurance or self-insurance obligations and bankers’ acceptances;

(xvii) Indebtedness evidenced by Existing Notes not tendered pursuant to the Tender Offer that are to be defeased in accordance with Section 6.15 hereof;

(xviii) Permitted Subordinated Indebtedness so long as no Event of Default shall have occurred and be continuing or would result from the incurrence thereof;

(xix) guarantees of the obligations of a franchisee under leases or other trade obligations, not to exceed $10,000,000 in the aggregate; and

(xx) Indebtedness of the Borrower and its Subsidiaries not otherwise permitted by this Section 7.01 incurred after the Closing Date in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

Section 7.02 Restriction on Liens. None of the Group Companies will create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any Person, including the Borrower or any Subsidiary of the Borrower) now owned or hereafter acquired by it or on any income or rights in respect of any thereof, or sign or file or authorize the filing under the Uniform Commercial Code of any jurisdiction of a financing statement that names any Group Company as debtor, or sign any security agreement authorizing any secured party thereunder to file such a financing statement, except Liens described in any of the following clauses (collectively, “Permitted Liens”):

(i) Liens existing on the Closing Date and listed on Schedule 7.02 hereto and any modifications, replacements, renewals or extensions thereof; provided that (A) the Lien does not extend to any additional property other than (x) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.01 and (y) proceeds and products thereof, and (B) the renewal, extension or modification of the obligations secured or benefited by such Liens is permitted by Section 7.01;

(ii) Liens created by the Collateral Documents;

(iii) Liens for taxes, assessments and other governmental charges or levies (A) not more that 90 days delinquent, (B) which are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established in accordance with GAAP or (C) which are not otherwise required to be paid in accordance with Section 6.04;

(iv) Liens securing the charges, claims, demands or levies of landlords, carriers, suppliers, warehousemen, materialmen, workmen, mechanics, carriers and other like Liens imposed by Law which were incurred in the ordinary course of business and which (A) do not, individually or in the aggregate, materially detract from the value of the property or assets which are the subject of such Lien or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (B) which are being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established in accordance with GAAP, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

(v) Liens (other than any Liens imposed by ERISA or pursuant to any Environmental Law) not securing Indebtedness or Swap Obligations incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security and other similar obligations incurred in the ordinary course of business;

(vi) Liens securing obligations in respect of surety bonds (other than appeal bonds), statutory obligations to Governmental Authorities, tenders, sales, contracts (other than for borrowed money), bids, leases, government contracts, indemnity, warranty, release, performance and return-of-money bonds and other similar obligations or with respect to other regulatory requirements, letters of credit, bankers’ acceptances issued and completion guarantees incurred in the ordinary course of business for sums not more than 90 days overdue or being contested in good faith by appropriate proceedings and for which the Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP;

(vii) Liens upon specific items or inventory or other goods and proceeds of the Borrower or any of its Subsidiaries securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the shipment or storage of such inventory or other goods;

(viii) pledges or deposits of cash and Cash Equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers of property, casualty or liability insurance in the ordinary course of business;

(ix) Liens on (A) insurance premiums, dividends and rebates and other identifiable proceeds therefrom which may become payable under insurance policies and loss payments which reduce the incurred premiums on such insurance policies and (B) rights which may arise under State insurance guarantee funds relating to any such insurance policy, in each case securing Indebtedness permitted to be incurred pursuant to Section 7.01(ix);

(x) Liens arising solely by virtue of any statutory or common Law provision relating to banker’s liens, rights of setoff or similar rights, in each case incurred in the ordinary course of business;

(xi) licenses, sublicenses, leases or subleases granted to third Persons or to the Borrower or its Subsidiaries by the Borrower and its Subsidiaries in the ordinary course of business not interfering in any material respect with the business of any Group Company and not otherwise prohibited by Section 7.05(xiv);

(xii) zoning restrictions, building codes, land use and other similar Laws and municipal ordinances, easements, rights of way, licenses, reservations, covenants, conditions, waivers, restrictions on the use of property or other minor encumbrances or irregularities of title not securing Indebtedness or Swap Obligations which do not, individually or in the aggregate, materially impair the use of any property in the operation or business of the Borrower or any of its Subsidiaries or the value of such property for the purpose of such business;

(xiii) Liens arising from precautionary UCC financing statements regarding, and any interest or title of a licensor, lessor or sublessor under, Operating Leases permitted by this Agreement;

(xiv) Liens in favor of licensors, lessors, sublessors, lessees or sublessees securing Operating Leases or other obligations not constituting Indebtedness;

(xv) Liens arising from judgments, decrees or attachments (or securing of appeal bonds with respect thereto) in circumstances not constituting an Event of Default under Section 8.01;

(xvi) Liens securing Indebtedness permitted to be incurred under Section 7.01(i), (iii), (iv) and (v);

(xvii) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary of the Borrower and not created in contemplation of such event;

(xviii) any Lien on any asset (other than on the Equity Interests of one or more Subsidiaries) of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary of the Borrower and not created in contemplation of such event;

(xix) any Lien existing on any asset (other than on the Equity Interests of one or more Subsidiaries) prior to the acquisition thereof by the Borrower or a Subsidiary of the Borrower and not created in contemplation of such acquisition;

(xx) Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition, an Investment permitted by Section 7.06 or a Permitted Joint Venture;

(xxi) Liens on cash and Cash Equivalents securing Swap Obligations;

(xxii) Liens on any assets or Equity Interests of a Foreign Subsidiary of the Borrower securing Indebtedness of such Foreign Subsidiary incurred pursuant to Section 7.01(xii);

(xxiii) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxiv) Liens that might be deemed to exist on assets subject to a repurchase agreement permitted hereunder, if such Liens are deemed to exist solely because of the existence of such repurchase agreement;

(xxv) Liens created solely by the deposit of, and solely on, cash deposited to consummate the Tender Offer or to defease the Existing Notes in favor of the trustee under the indenture governing the Existing Notes or the holders of the Existing Notes;

(xxvi) Liens in favor of Holdings, the Borrower or any Subsidiary Guarantor; and

(xxvii) security given to a public or private utility or any other governmental authority in the ordinary course of business;

(xxviii) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Holdings or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any of its Subsidiaries in the ordinary course of business;

(xxix) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xxx) Liens on Capital Stock or other securities or assets of any Unrestricted Subsidiary that secure Indebtedness of such Unrestricted Subsidiary; and

(xxxi) other Liens securing Indebtedness permitted under Section 7.01 if the aggregate amount of the obligations or liabilities secured thereby does not exceed $7,500,000 at any time.

Section 7.03 Nature of Business. None of the Group Companies will alter in any material respect the character or conduct of the business conducted by such Person as of the Closing Date and activities directly related thereto and similar, complimentary or related businesses.

Section 7.04 Consolidation, Merger and Dissolution. Except in connection with an Asset Disposition permitted by the terms of Section 7.05, none of the Group Companies will enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself or its affairs (or suffer any liquidations or dissolutions); provided that:

(i) the Acquisition and Merger shall be permitted;

(ii) any Domestic Subsidiary of the Borrower may merge with and into, or be voluntarily dissolved or liquidated into, the Borrower, so long as (A) the Borrower is the surviving corporation of such merger, dissolution or liquidation, (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of the Borrower and such Domestic Subsidiary so merged, dissolved or liquidated shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation) and (C) no

Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect or as a result of such transaction;

(iii) any Domestic Subsidiary of the Borrower may merge with and into, or be voluntarily dissolved or liquidated into, any other Domestic Subsidiary of the Borrower, so long as (A) in the case of any such merger, dissolution or liquidation involving one or more Subsidiary Guarantors, (x) a Subsidiary Guarantor is the surviving corporation of such merger, dissolution or liquidation, (y) no Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect of or as a result of such transaction and (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of each Domestic Subsidiary so merged, dissolved or liquidated and in the Equity Interests of the surviving entity of such merger, dissolution or liquidation shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(iv) any Foreign Subsidiary of the Borrower may be merged with and into, or be voluntarily dissolved or liquidated into, the Borrower or any Wholly-Owned Subsidiary of the Borrower, so long as (A) in the case of any such merger, dissolution or liquidation involving one or more Subsidiary Guarantor, (x) the Borrower or such Subsidiary Guarantor, as the case may be, is the surviving corporation of any such merger, dissolution or liquidation and (y) no Person other than the Borrower or a Subsidiary Guarantor receives any consideration in respect of or as a result of such transaction and (B) the security interests granted to the Collateral Agent for the benefit of the Finance Parties pursuant to the Collateral Documents in the assets of such Foreign Subsidiary, if any, and the Borrower or such other Subsidiary, as the case may be, and in the Equity Interests of the surviving entity of such merger, dissolution or liquidation shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, dissolution or liquidation);

(v) the Borrower or any Subsidiary of the Borrower may merge with any Person (other than Holdings) in connection with a Permitted Acquisition if (A) in the case of any such merger involving the Borrower, the Borrower shall be the continuing or surviving corporation in such merger, (B) in the case of any such merger involving a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving corporation in such merger or the continuing or surviving corporation in such merger shall, simultaneously with the consummation of such merger, become a Subsidiary Guarantor having all the responsibilities and obligations of the Subsidiary Guarantor so merged, (C) the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transactions and (D) the Borrower shall have delivered to the Administrative Agent a Pro-Forma Compliance Certificate demonstrating that, upon giving effect on a Pro-Forma Basis to such transaction, the Loan Parties will be in compliance with all of the financial covenants set forth in Section 7.16 as of the last day of the most recent period of four consecutive fiscal quarters of Holdings which precedes or ends on the date of such transaction and with respect to which the Administrative Agent has received the consolidated financial information required under Section 6.01(a) or (b) and the Compliance Certificate required by Section 6.02(b);

(vi) any Subsidiary of the Borrower may merge with any Person (other than Holdings) in connection with an Investment permitted by Section 7.06 or Permitted Joint Venture if (A) in the case of any such merger involving a Subsidiary Guarantor, such Subsidiary Guarantor shall be the continuing or surviving corporation in such merger or the continuing or surviving corporation in such merger shall, simultaneously with the consummation of such merger, become a Subsidiary Guarantor having all the responsibilities and obligations of the Subsidiary Guarantor so merged and (B) the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transactions; and

(vii) Holdings shall be permitted to change its type of organization, whether by merger or otherwise, to a corporation.

In the case of any merger or consolidation permitted by this Section 7.04 of any Subsidiary of Holdings which is not a Loan Party into a Loan Party, the Loan Parties shall cause to be executed and delivered such documents, instruments and certificates as the Administrative Agent may reasonably request so as to cause the Loan Parties to be in compliance with the terms of Section 6.12 after giving effect to such transaction. Notwithstanding anything to the contrary contained above in this Section 7.04, no action shall be permitted which results in a Change of Control.

Section 7.05 Asset Dispositions. None of the Group Companies will make any Asset Disposition; provided that:

(i) any Group Company may sell or otherwise dispose of inventory, equipment and other assets in the ordinary course of business;

(ii) any Group Company may make any Asset Disposition to the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower;

(iii) Holdings, the Borrower and its Subsidiaries may liquidate or sell Cash Equivalents and Foreign Cash Equivalents;

(iv) the Borrower or any of its Subsidiaries may dispose of machinery or equipment which will be replaced or upgraded with machinery or equipment used or useful in the ordinary course of business of and owned by such Person;

(v) the Borrower or any of its Subsidiaries may dispose of obsolete, worn-out or surplus tangible assets in the ordinary course of business;

(vi) any Group Company may dispose of non-core assets acquired in Permitted Acquisitions;

(vii) the Borrower or any Subsidiary of the Borrower may sell, lease or otherwise transfer all or substantially all or any part of its assets (including any such transaction effected by way of merger or consolidation) to the Borrower or any Subsidiary Guarantor;

(viii) any Subsidiary that is not a Subsidiary Guarantor may sell, lease or otherwise transfer all or any part of its assets (including any such transaction effected by way of merger or consolidation) to any other Subsidiary that is not a Subsidiary Guarantor;

(ix) the Borrower or any Subsidiary of the Borrower may issue Equity Interests in the Borrower or such Subsidiary to qualify directors where required by applicable Law or to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests in Foreign Subsidiaries or Nominal Shares for tax considerations;

(x) any Group Company may transfer assets as a part of the consideration for Investments in Permitted Joint Ventures or Investments permitted by Section 7.06;

(xi) Asset Dispositions effected by transactions permitted under Section 7.04 shall be permitted;

(xii) any Group Company may lease, as lessor or sublessor, or license, as licensor or sublicensor, real or personal property in the ordinary course of business;

(xiii) any Group Company may write off, discount, sell or otherwise dispose of defaulted or past due receivables and similar obligations in the ordinary course of business and not as part of an accounts receivable financing transaction;

(xiv) any Group Company may, in the ordinary course of business, license and sublicense Intellectual Property;

(xv) any Foreign Subsidiary may make Asset Dispositions to any Group Company;

(xvi) any Group Company may enter into any Sale/Leaseback Transaction not prohibited by Section 7.01 or Section 7.13;

(xvii) any Group Company may make Asset Dispositions to any other Group Company or Permitted Joint Venture which is not a Subsidiary Guarantor where such Asset Disposition constitutes an Investment permitted by Section 7.06(a);

(xviii) any Group Company may make Asset Dispositions to any Loan Party;

(xix) any Group Company may dispose of (A) core assets acquired in Permitted Acquisitions and (B) the equity or assets comprising an Investment in one or more Permitted Acquisitions, Investments permitted by Section 7.06 or Permitted Joint Ventures or non-wholly-owned Subsidiaries;

(xx) any Group Company may make Asset Dispositions to Subsidiaries of the Group Companies that are not Loan Parties for cash consideration not less than the then fair market value of the assets subject to such Asset Disposition (as determined in good faith by a Responsible Officer of the Group Company making such Asset Disposition) if such Asset Disposition is otherwise in the ordinary course of its business and on terms and conditions as favorable to it as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party;

(xxi) the Borrower or any of its Subsidiaries may enter into co-marketing or co-branding agreements, distribution agreements and intellectual property licensing agreements in the ordinary course of business that do not materially interfere with the business of the Borrower or its Subsidiaries;

(xxii) the Borrower may dispose of stores in the ordinary course of business, in its reasonable business judgment;

(xxiii) the sale of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(xxiv) any foreclosure by Holdings, the Borrower or any Subsidiary upon any assets subject to a Lien in favor of Holdings, the Borrower or any Subsidiary or the disposition of assets so foreclosed;

(xxv) any disposition of a Foreign Subsidiary; and

(xxvi) any Group Company may make any other Asset Disposition; provided that (A) at least 75% of the consideration therefor is cash or Cash Equivalents; (B) such transaction does not involve the sale or other disposition of a minority Equity Interest in any Group Company which is a Wholly-Owned Subsidiary; (C) the aggregate fair market value of all assets sold or otherwise disposed of by the Group Companies in all such transactions in reliance on this clause (xxvi) shall not exceed $15,000,000 in the aggregate; and (D) no Default or Event of Default is then in existence or would otherwise arise therefrom.

Upon consummation of an Asset Disposition permitted under this Section 7.05, the Lien created thereon under the Collateral Documents (but not the Lien on any proceeds thereof) shall be automatically released, and the Administrative Agent shall (or shall cause the Collateral Agent to) (to the extent applicable) deliver to the Borrower, upon the Borrower’s request and at the Borrower’s expense, such documentation as is reasonably necessary to evidence the release of the Collateral Agent’s security interests, if any, in the assets being disposed of, including amendments or terminations of UCC Financing Statements, if any, the return of stock certificates, if any, and the release of any Subsidiary being disposed of in its entirety from all of its obligations, if any, under the Loan Documents.

Section 7.06 Investments.

(a) Investments. None of the Group Companies will hold, make or acquire, any Investment in any Person, except the following:

(i) the Acquisition and Merger and Investments existing on the date hereof disclosed on Schedule 7.06 hereto and Investments existing on the date hereof in Persons which are Subsidiaries on the date hereof;

(ii) Holdings, the Borrower or any Domestic Subsidiary of the Borrower may invest in cash (including cash held in deposit accounts) and Cash Equivalents;

(iii) Foreign Subsidiaries of the Borrower may invest in cash (including cash held in deposit accounts), Cash Equivalents or Foreign Cash Equivalents;

(iv) the Borrower and each Subsidiary of the Borrower may acquire and hold receivables, accounts, notes receivable, chattel paper, payment intangibles and prepaid accounts owing to them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(v) the Borrower and each Subsidiary of the Borrower may acquire and own Investments (including obligations evidencing Indebtedness) received in connection with the settlement of accounts in the ordinary course or in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers or others arising in the ordinary course of business;

(vi) (x) (i) commissions, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and (ii) loans and advances to employees of the Group Companies in the ordinary course of business in an aggregate principal amount not to exceed $2,500,000 at any one time and (y) loans and advances to franchisees and to Foreign Subsidiaries with respect to items required to operate a restaurant not to exceed $5,000,000 in the aggregate;

(vii) the Borrower or any Subsidiary may make deposits in the ordinary course of business to secure the performance of operating leases and payment of utility contracts;

(viii) the Borrower or any Subsidiary may make good faith deposits in the ordinary course of business in connection with Permitted Acquisitions or obligations in respect of surety bonds, appeal bonds, statutory obligations to Governmental Authorities, tenders, sales, contracts (other than for borrowed money), bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business for sums not more than 90 days overdue or being contested in good faith by appropriate proceedings and for which the Borrower and its Subsidiaries maintain adequate reserves in accordance with GAAP;

(ix) loans by the Borrower to officers and employees of the Borrower the proceeds of which are used to purchase Holdings’ or its parents’ Equity Interests or Holdings’ or its parents’ Equity Equivalents;

(x) the Borrower may make Investments in any of its Wholly-Owned Domestic Subsidiaries and any Subsidiary of the Borrower may make Investments in the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower;

(xi) the Borrower and its Subsidiaries may make Investments in any Foreign Subsidiary or any non-Wholly-Owned Domestic Subsidiary of the Borrower (A) in the case of Investments by the Borrower or any Wholly-Owned Domestic Subsidiary of the Borrower, in an aggregate amount together with all Guaranty Obligations permitted under Section 7.01(x)(D) (determined without regard to any write-downs or write-offs of any such Investments constituting Indebtedness) at any one time outstanding not exceeding $7,500,000 and (B) to the extent such Investments arise from the sale of inventory or consisting of the licensing, co-development, co-branding, co-marketing (in each case on a revocable basis) in the ordinary course of business by the Borrower or such Subsidiary to such Foreign Subsidiary or non-Wholly-

Owned Domestic Subsidiary for resale by such Foreign Subsidiary or non-Wholly-Owned Domestic Subsidiary (including any such Investments resulting from the extension of the payment terms with respect to such sales);

(xii) (x) Guaranty Obligations permitted by Section 7.01(x) and (y) loans in lieu of any Restricted Payments permitted under Section 7.07 (iii) or (iv);

(xiii) Investments arising out of the receipt by the Borrower or any of its Subsidiaries of non-cash consideration for the sale of assets permitted under Section 7.05;

(xiv) the Borrower and its Subsidiaries may make Investments constituting Permitted Acquisitions;

(xv) the Borrower and its Subsidiaries may make Investments in Permitted Joint Ventures in an aggregate amount (determined without regard to any write-downs or write-offs of any such Investments constituting Indebtedness) at any one time outstanding not exceeding $10,000,000;

(xvi) the Borrower and its Subsidiaries may in the ordinary course of business make Investments which consist of the licensing or contribution of intellectual property pursuant to marketing, co-branding and co-development agreements that do not materially interfere with the business of the Borrower or its Subsidiaries;

(xvii) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by Holdings or any of its Subsidiaries;

(xviii) any Person to the extent such Investment consists of loans, guarantees and advances to suppliers, licensees, franchisees or customers of the Borrower or any of the Subsidiaries made in the ordinary course of business; provided, however, that the amount of Investments made pursuant to this clause (xviii) do not exceed $3,000,000 at any one time outstanding;

(xix) Investments made in connection with the Transactions and disclosed in the offering circular relating to the Senior Notes circulated on January 31, 2007;

(xx) performance guarantees consistent with past practice;

(xxi) any Person where such Investment was acquired by Holdings or any of its Subsidiaries as a result of a foreclosure by Holdings or any of its Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(xxii) Borrower or its Subsidiaries may purchase additional equity interests in joint ventures that are, prior to such Investment, at least 51% owned by Borrower or its Subsidiaries so long as subsequent Investments are not required at the time of such Investment;

(xxiii) Holdings may make contributions to the capital of the Borrower;

(xxiv) any Group Company may purchase Senior Notes in the open market so long as any Senior Notes so purchased are not resold or remarketed; and

(xxv) the Borrower and its Subsidiaries may make other Investments not otherwise permitted by this Section 7.06 in an aggregate amount (determined without regard to any write-downs or write-offs of any such Investments constituting Indebtedness but excluding any portion thereof funded with proceeds of an Equity Issuance of Qualified Capital Stock) at any time outstanding not exceeding the sum of (A) $7,500,000 plus (B) an amount, not exceeding the greater of (x) $2,500,000 in the aggregate or (y) 25% of that portion of Excess Cash Flow, if any, not used or required to be used to prepay the Loans or Cash

Collateralize L/C Obligations in accordance with Section 2.09(c) or to make Restricted Payments under Section 7.07(iii) or (iv);

provided that no Group Company may make or own any Investment in Margin Stock in violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

(b) Limitation on the Creation of Subsidiaries. No Group Company will establish, create or acquire after the Closing Date any Subsidiary; provided that the Borrower and its Subsidiaries shall be permitted to establish, create or acquire Subsidiaries so long as (i) the Investment resulting from such establishment, creation or acquisition is permitted pursuant to Section 7.06(a) above and (ii) such new Subsidiary, to the extent reasonably requested by the Administrative Agent, takes all other actions required pursuant to Section 6.12.

Section 7.07 Restricted Payments, Etc. None of the Group Companies will declare or pay any Restricted Payments (other than Restricted Payments payable solely in Equity Interests (exclusive of Debt Equivalents) of such Person), except that:

(i) any Wholly-Owned Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower;

(ii) any non-Wholly-Owned Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower or ratably to all holders of its outstanding Equity Interests;

(iii) so long as no Default or Event of Default is then in existence or would otherwise arise therefrom, the Borrower may make cash Restricted Payments to Holdings to enable Holdings to (I) make Restricted Payments to its parent to permit its parent to redeem or repurchase Equity Interests (or Equity Equivalents) from officers, employees and directors of any Group Company (or their estates, spouses or former spouses) upon the death, permanent disability, retirement or termination of employment of any such Person or otherwise; provided that (A) no Default or Event of Default is then in existence or would otherwise arise therefrom and (B) the aggregate amount of all cash paid in respect of all such shares so redeemed or repurchased does not exceed $5,000,000 in the aggregate from and after the Closing Date, and provided further that Holdings may make a Restricted Payment to its parent so that its parent may purchase, redeem or otherwise acquire Equity Interests and Equity Equivalents of Holdings’ parent pursuant to this clause (iii) without regard to the restrictions set forth in the first proviso above for consideration consisting of (w) unsecured indebtedness of Holdings permitted under Section 7.01(xiv), (x) the proceeds of key man life insurance, (y) the Net Cash Proceeds of Equity Issuance of Qualified Capital Stock not required to be used to prepay the Loans or Cash Collateralize L/C Obligations in accordance with Section 2.09(c) or utilized to make Investments under Section 7.06(a)(xxv); and (II) pay amounts owed to any Seller under the Acquisition Agreement as described on Schedule A hereto;

(iv) the Borrower may make cash Restricted Payments to Holdings to enable Holdings to pay, and in amounts not to exceed the amount necessary to pay, (A) the then currently due fees and expenses of Holdings’ or its parents’ counsel, accountants and other advisors and consultants, reimbursements of fees and expenses of the Sponsor and other operating and administrative expenses of Holdings or its parent (including employee and compensation expenditures, directors’ and officers’ insurance premiums and other similar costs and expenses) incurred in the ordinary course of business that are for the benefit of, or are attributable to, or are related to, including the financing or refinancing of, Holdings’ Investment in the Borrower and its Subsidiaries, (B) the then currently due fees and expenses of Holdings’ or its parents’ independent directors in an aggregate amount not to exceed $2,000,000, plus any indemnities owed to such person, (C) amounts owing to any Seller under the Acquisition Agreement as described on Schedule A hereto, (D) amounts payable to any equity holder of Holdings or its parent under the limited liability company agreement of Holdings or its parent for the payment of taxes by such equity holders (or the indirect equity holders of Holdings) attributable to dividend income from the Borrower and (E) dividends, distributions or advances to Holdings or its Subsidiaries to be used by Holdings, its parent or its Subsidiaries to pay (i) federal, state and local taxes payable by Holdings, its parent or its Subsidiaries and directly attributable to (or arising as a result of) the operations of the Borrower and its Subsidiaries (other than Unrestricted Subsidiaries) and (ii) franchise taxes and other fees required to maintain its or its parents’ existence;

(v) payments or distributions pursuant to the Transaction Documents on the Closing Date;

(vi) redemption of stock deemed to occur upon the exercise of stock options or the purchase of stock issued to employees as part of a stock option plan, employee incentive plan or employee benefit plan;

(vii) dividend payments with respect to and the refinancing of Disqualified Stock;

(viii) the purchase of fractional shares by the Borrower upon conversion of any securities of the Borrower into Capital Stock of the Borrower;

(ix) distributions of Capital Stock of Unrestricted Subsidiaries; provided, however, that to the extent the Borrower or its Subsidiaries (other than Unrestricted Subsidiaries) has any outstanding Investment in such Unrestricted Subsidiary that is a permitted Investment, then the amount of such Investment at the time of such distribution shall be a Restricted Payment not permitted by this clause (ix); and

(x) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Restricted Payments in an amount equal to the sum of (A) 25% of cumulative Excess Cash Flow from the Closing Date but in no event to exceed $7,500,000 in any fiscal year, plus (B) the Net Cash Proceeds from the issuance and sale of Qualified Capital Stock (excluding any Qualified Capital Stock used to cure an Event of Default under Section 7.16 hereof); provided, however, that amounts available under this Section 7.07(x) shall be reduced by any amounts applied pursuant to Section 7.08(c) hereof.

Section 7.08 Prepayments of Indebtedness, Etc.

(a) Amendments of Certain Agreements. None of the Group Companies will, or will permit any of their respective Subsidiaries to, after the issuance thereof, amend, waive or modify (or permit the amendment, waiver or modification of) any of the material terms, agreements, covenants or conditions of or applicable to the Senior Notes Documents or any Subordinated Indebtedness issued by such Group Company if such amendment, waiver or modification would add or change any material terms, agreements, covenants or conditions in any manner materially adverse, taken as a whole, to any Group Company, or shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate payable in cash applicable thereto or change any material provision thereof in a manner that would be materially adverse to the interests of the Senior Credit Parties.

(b) Prohibition Against Payments of Principal of Senior Notes. None of the Group Companies will directly or indirectly redeem, purchase, prepay, retire, defease or otherwise acquire for value (other than exchanges solely for Equity Interests not constituting Debt Equivalents or pursuant to the Registration Rights Agreement), prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness incurred pursuant to the Senior Notes Documents, or set aside any funds for such purpose, whether such redemption, purchase, prepayment, retirement or acquisition is made at the option of the maker or at the option of the holder thereof, and whether or not any such redemption, purchase, prepayment, retirement or acquisition is required under the terms and conditions applicable to such Indebtedness, except that Indebtedness under the Senior Notes may be redeemed, purchased, retired, defeased, acquired for value or prepaid (x) with Equity Issuances or Excess Cash Flow not required to be used to prepay the Loans in accordance with Section 2.09(c) or otherwise utilized for any purpose, or if on a Pro-Forma Basis after giving effect to any such repayment the Total Leverage Ratio is less than 3.75 to 1:0, (y) at any time following repayment in full of all Term B Loans and all accrued interest thereon by utilizing the Net Cash Proceeds of one or more Asset Dispositions, Casualties, Condemnations and/or Debt Issuances and/or (z) in connection with any Permitted Refinancing.

(c) Prohibition Against Certain Payments of Principal and Interest of Subordinated Indebtedness. None of the Group Companies will (i) directly or indirectly, redeem, purchase, prepay, retire, defease or otherwise acquire for value (other than exchanges solely for Equity Interests not constituting Debt Equivalents), prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness, or set aside any funds for such purpose, whether such redemption, purchase, prepayment, retirement or acquisition is made at the option of the maker or at the option of the holder thereof, and whether or not any such redemption, purchase, prepayment, retirement or acquisition is required under the terms and conditions applicable to such Indebtedness, except that Subordinated Indebtedness may be redeemed, purchased, retired, defeased, acquired for value or prepaid with the sum of (A) 25% of cumulative Excess Cash Flow from the Closing Date, but in no event to exceed $7,500,000 in any fiscal year, plus (B) the Net Cash Proceeds from the issuance and sale of Qualified Capital Stock (excluding any Qualified Capital Stock used to cure an Event of Default under Section 7.16 hereof); provided, however, that amounts available under this Section 7.08(c) shall be reduced by any amounts applied pursuant to Section 7.07(x) hereof, (ii) make any cash interest payment in respect of Subordinated Indebtedness (other than regularly scheduled interest payments to the extent then due in respect of Subordinated Indebtedness permitted under this Agreement if such payments are not then prohibited by the subordination provisions thereof) or (iii) release, cancel, compromise or forgive in whole or in part any Indebtedness evidenced by any Intercompany Note (unless the Borrower is the obligor with respect to such Indebtedness or the release, cancellation, compromise or forgiveness thereof is otherwise permitted as an Investment in accordance with this Agreement).

(d) [Intentionally Omitted].

(e) Equity Interests. Without the express written consent of the Administrative Agent, no Equity Interests of Holdings or the Borrower shall be subject to redemption, put, call, repurchase or similar provision prior to the date which is 90 days after the final Maturity Date for any Loan other than as expressly permitted by Section 7.07(iii) or Section 7.01.

Section 7.09 Transactions with Affiliates. None of the Group Companies will engage in any transaction or series of transactions with (i) any officer, director, holder of any Equity Interest in or other Affiliate of Holdings, (ii) any Affiliate of any such officer, director or holder or (iii) the Sponsor or any officer, director, holder of any Equity Interest in or other Affiliate of the Sponsor, other than:

(i) the transactions set forth in the Management Agreement;

(ii) transactions expressly permitted by Section 7.01, Section 7.02, Section 7.04, Section 7.05, Section 7.06, Section 7.07 or Section 7.12;

(iii) normal compensation, severance, indemnities and reimbursement of reasonable expenses of officers, employees, consultants and directors, including stock incentive and option plans and agreements relating thereto;

(iv) other transactions and agreements with officers, directors, the Sponsor and its Affiliates in existence on the Closing Date to the extent disclosed in Schedule 7.09;

(v) any transaction entered into solely among Foreign Subsidiaries;

(vi) any transaction entered into among Holdings, the Borrower and its Wholly-Owned Domestic Subsidiaries or among such Wholly-Owned Domestic Subsidiaries or Permitted Joint Ventures;

(vii) the entering into of a registration rights agreement with the stockholders or debtholders of the Borrower;

(viii) the issuance or sale of any Capital Stock (other than Disqualified Stock) of Holdings, the Borrower and the granting of other customary rights in connection therewith;

(ix) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Borrower and one or more Subsidiaries, on the one hand, and any other Person with which the Borrower and such Subsidiaries are required or permitted to file a consolidated tax return or with which the Borrower and such Subsidiaries are part of a consolidated group for tax purposes, on the other hand;

(x) transactions with franchisees, joint venturers, customers, clients, suppliers, or purchasers or sellers of goods or services (including the Borrower and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms hereof;

(xi) transactions with Foreign Subsidiaries and Permitted Joint Ventures in the ordinary course of business involving the sale of items by the Borrower or its Subsidiaries or the provision of services by the Borrower or its Subsidiaries, in each case (other than de minimis items) for remuneration at least equal to Borrower’s or such Subsidiary’s cost of such items sold or services provided; and

(xii) other transactions which are engaged in by the Borrower or any of its Subsidiaries in the ordinary course of its business on terms and conditions as favorable to such Person as would be obtainable by it in a comparable arms’-length transaction with an independent, unrelated third party.

Section 7.10 Fiscal Year and Accounting Changes; Organizational and Other Documents. None of the Group Companies will (i) change its fiscal year or make any change in its accounting treatment and reporting policies except as required (or with the consent of the Administrative Agent, which shall not be unreasonably withheld) by GAAP or (ii) enter into any amendment, modification or waiver to its articles or certificate of incorporation, bylaws (or analogous organizational documents), in each case as in effect on the Closing Date except for changes that do not materially and adversely affect the rights and privileges of the Senior Credit Parties. The Borrower will cause the Group Companies promptly to provide the Agent with copies of all amendments to the foregoing documents and instruments as in effect as of the Closing Date.

Section 7.11 Restrictions with Respect to Intercorporate Transfers. None of the Group Companies will create or otherwise cause or permit to exist any encumbrance or restriction which prohibits or otherwise restricts (i) the ability of any such Group Company to (A) make Restricted Payments or pay any Indebtedness owed to the Borrower or any Subsidiary of the Borrower, (B) pay Indebtedness or other obligations owed to any Loan Party, (C) make loans or advances to the Borrower or any Subsidiary of the Borrower, (D) transfer any of its properties or assets to the Borrower or any Subsidiary Guarantor or (E) act as a Subsidiary Guarantor and pledge its assets pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof or (ii) the ability of Holdings, the Borrower or any Subsidiary of the Borrower to create, incur, assume or permit to exist any Lien upon its property or assets whether now owned or hereafter acquired to secure the Finance Obligations, except in each case for prohibitions or restrictions existing under or by reason of

(i) this Agreement and the other Loan Documents or the Senior Notes Documents;

(ii) applicable Law;

(iii) restrictions in effect on the date of this Agreement contained in the agreements governing the Existing Indebtedness and in any agreements governing Permitted Refinancing thereof if such restrictions are no more restrictive than those contained in the agreements governing the Indebtedness being renewed, extended or refinanced;

(iv) customary non-assignment provisions with respect to contracts, leases or licensing agreements entered into by the Borrower or any of its Subsidiaries, in each case entered into in the ordinary course of business;

(v) any restriction or encumbrance with respect to any asset of the Borrower or any of its Subsidiaries or a Subsidiary of the Borrower imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets or all or substantially all of the capital stock or assets of such Subsidiary, so long as such sale or disposition is permitted under this Agreement;

(vi) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business in connection with Permitted Joint Ventures;

(vii) Liens permitted under Section 7.02 and any documents or instruments governing the terms of any Indebtedness or other obligations secured by any such Liens; provided that such prohibitions or restrictions apply only to the assets subject to such Liens;

(viii) restrictions that are customary with respect to any Indebtedness permitted hereunder that are not materially more restrictive, taken as a whole, than those permitted hereunder;

(ix) any encumbrance or restriction with respect to a Subsidiary (other than an Unrestricted Subsidiary) pursuant to an agreement relating to any Capital Stock or Indebtedness incurred by such Subsidiary on or prior to the date on which such Subsidiary was acquired by the Borrower (other than Capital Stock or Indebtedness incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Borrower) and outstanding on such date;

(x) any restriction on cash or other deposits or net worth provisions in leases and other agreements entered into in the ordinary course of business;

(xi) provisions with respect to dividends, the disposition or distribution of assets or property in joint venture agreements, license agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business; and

(xii) restrictions on deposits imposed under contracts entered into in the ordinary course of business.

Section 7.12 Ownership of Subsidiaries; Certain Limitations.

(a) Holdings and the Borrower will not (i) permit any wholly-owned Loan Party to issue Equity Interests to any Person, except (A) to any other wholly-owned Loan Party or (B) Nominal Shares to qualify directors where required by applicable Law or Nominal Shares to satisfy other requirements of applicable Law with respect to the ownership of Equity Interests of Foreign Subsidiaries or (ii) permit any wholly-owned Loan Party to issue any shares of Preferred Stock.

(b) Holdings will not (i) have any material liabilities other than (A) liabilities under the Finance Documents, the Senior Notes Documents and the other Transaction Documents and liabilities otherwise permitted hereunder and (B) tax and other liabilities in the ordinary course of business or (ii) engage in any business or activity other than (A) entering into the Finance Documents, the Senior Notes Documents and the other Transaction Documents and activities incidental or related thereto, (B) owning the Equity Interests of the Borrower (including purchasing additional shares of Capital Stock of the Borrower after the Closing Date) and activities incidental or related thereto or to the maintenance of the existence of Holdings or compliance with applicable Law and agreements to which it is a party on the date hereof (including, without limitation, the Acquisition Agreement) or agreements to which Holdings is permitted to be a party hereunder, (C) acting as a Guarantor under the Guaranty and as a guarantor of the obligations under the Senior Notes Indenture and pledging its assets to the Collateral Agent, for the benefit of the Lenders, pursuant to the Collateral Documents to which it is a party and (D) issuing its own Equity Interests and Equity Equivalents and repurchasing the same in accordance with the terms hereof or (E) converting from a limited liability company to a corporation as set forth in Section 7.04(vii).

(c) Holdings and the Borrower will not permit any Person other than Holdings to hold any Equity Interests or Equity Equivalents of the Borrower.

Section 7.13 Sale and Leaseback Transactions. None of the Group Companies will directly or indirectly become or remain liable as lessee or as guarantor or other surety with respect to any lease (whether an Operating Lease or a Capital Lease) of any property (whether real, personal or mixed), whether now owned or hereafter acquired (i) which such Group Company has sold or transferred or is to sell or transfer to any other Person which is not a Group Company or (ii) which such Group Company intends to use for substantially the same purpose as any other property which has been sold or is to be sold or transferred by such Group Company to another Person which is not a Group Company in connection with such lease; provided, however, that the Group Companies may enter into such transactions, in an aggregate amount of up to $7,500,000 in sales proceeds during the term of this Agreement, if (i) after giving effect on a Pro-Forma Basis to any such transaction the Borrower shall be in compliance with all other provisions of this Agreement, including Section 7.01 and Section 7.02, (ii) the gross cash proceeds of any such transaction are at least equal to the fair market value of such property (as determined by a Responsible Officer or the Board of Directors, whose determination shall be conclusive if made in good faith) and (iii) the Net Cash Proceeds are forwarded to the Administrative Agent for application as set forth in Section 2.09(c)(iii) to the extent required therein.

Section 7.14 [Intentionally Omitted].

Section 7.15 Additional Negative Pledges. None of the Group Companies (other than Foreign Subsidiaries and non-wholly-owned Subsidiaries) will enter into, assume or become subject to any effective agreement prohibiting or otherwise restricting the creation or assumption of any Lien in favor of the Collateral Agent upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for an obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Loan Documents; (ii) pursuant to any document or instrument governing Capital Lease Obligations or Purchase Money Indebtedness incurred pursuant to Section 7.01 if any such restriction contained therein relates only to the asset or assets acquired in connection therewith or assets which are cross-collateralized; (iii) pursuant to applicable law; (iv) any Indebtedness permitted by Section 7.01(i), (ii), (iii), (iv), (v), (vi), (viii) and (xx); (v) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and other similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses, or similar agreements, as the case may be); (vi) any prohibition or limitation that consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under this Agreement; (vii) documents, agreements or constituent documents governing Joint Ventures; (viii) any agreement in effect at the time a Subsidiary becomes a Subsidiary of Holdings, Borrower or any of its Subsidiaries, (ix) any agreement governing the escrow of funds to defease the Existing Notes; (x) agreements relating to Liens incurred under Section 7.02(i), (viii), (ix), (xvii), (xviii), (xix) and (xx); (xi) Liens incurred under Section 7.02 (xxxi) to the extent not otherwise constituting Collateral; and (xii) agreements permitted under Section 7.13.

Section 7.16 Financial Covenants.

(a) Total Leverage Ratio. The Total Leverage Ratio on the last day of any fiscal quarter will not be greater than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Maximum Total Leverage Ratio
June 30, 2007 to and including September 30, 2007	7.00 to 1.0
December 31, 2007 to and including March 31, 2008	6.75 to 1.0
June 30, 2008 to and including September 31, 2008	6.50 to 1.0
December 31, 2008 to and including December 31, 2009	6.00 to 1.0
March 31, 2010 to and including December 31, 2010	5.50 to 1.0
March 31, 2011 to and including December 31, 2011	4.75 to 1.0
March 31, 2012 to and including December 31, 2012	4.00 to 1.0
March 31, 2013 to maturity	3.25 to 1.0

(b) Interest Coverage Ratio. The Interest Coverage Ratio on the last day of each fiscal quarter, for the period of four consecutive fiscal quarters of Holdings then ending and in each case taken as a single accounting period, will not be less than the ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ended	Minimum Interest Coverage Ratio
June 30, 2007 to and including December 31, 2007	1.50 to 1.0
March 31, 2008 to and including December 31, 2008	1.60 to 1.0
March 31, 2009 to and including December 31, 2009	1.70 to 1.0
March 31, 2010 to and including December 31, 2010	1.80 to 1.0
March 31, 2011 to and including December 31, 2011	2.00 to 1.0
March 31, 2012 to and including December 31, 2012	2.20 to 1.0
March 31, 2013 to maturity	2.25 to 1.0

ARTICLE VIII

DEFAULTS

Section 8.01 Events of Default. An Event of Default shall exist upon the occurrence of any of the following specified events or conditions (each an “Event of Default”):

(a) Payment. Any Loan Party shall:

(i) default in the payment when due (whether by scheduled maturity, acceleration or otherwise) of any principal of any of the Loans or of any L/C Disbursement; or

(ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith.

(b) Representations. Any representation or warranty made or deemed to be made by any Loan Party herein or in any of the other Loan Documents or certificates delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made.

(c) Covenants. Any Loan Party shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 6.10, 6.11, 6.12 or Article VII; and, in the case of any Event of Default that otherwise would arise under Section 7.16 and with respect to which the Borrower has delivered a Notice of Intent to Cure, such default is not cured as contemplated by the second sentence of the definition of “Consolidated EBITDA” within 15 Business Days following delivery of such Notice of Intent to Cure;

(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Article VI (other than those referred to in subsection (a) or (c)(i) of this Section 8.01) and such default shall continue unremedied for a period of 30 days after the earlier of a Responsible Officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsection (a) or (c)(i) or (ii) of this Section 8.01) contained in this Agreement and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent.

(d) Other Loan Documents. (i) Any Loan Party shall default in the due performance or observance of any term, covenant or agreement in any of the other Loan Documents the consequence of which is to adversely affect the ability of the Loan Parties to perform their material obligations under the Loan Documents taken as a whole and such default shall continue unremedied for a period of 30 days after the earlier of an executive officer of a Loan Party becoming aware of such default or notice thereof given by the Administrative Agent, (ii) except pursuant to the terms thereof, any Loan Document shall fail in any material respect to be in full force and effect or any Loan Party shall so assert or (iii) except pursuant to the terms thereof, any Loan Document shall fail in any material respect to give the Administrative Agent, the Collateral Agent and/or the Lenders the security interests, liens, rights, powers and privileges purported to be created thereby.

(e) Cross-Default. (i) Any Group Company (A) fails to make payment when due after lapse of all applicable grace periods (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), regardless of amount, in respect of any Indebtedness or Guaranty Obligation (other than in respect of (x) Indebtedness outstanding under the Loan Documents and (y) Swap Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to any such Indebtedness or Guaranty Obligation, in the case of each of clauses (A) and (B) if the effect of such failure, event or condition is to cause, or to permit, after lapse of all applicable grace periods, the holder or holders or beneficiary or beneficiaries of such Indebtedness or Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Guaranty Obligation to become payable, or cash collateral in respect thereof to be demanded or (C) shall fail to comply with the terms of any Indebtedness or Guaranty Obligation requiring such Group Company to offer to prepay or repurchase such Indebtedness or the primary Indebtedness underlying such Guaranty Obligation (or any portion thereof) prior to the stated maturity thereof; or (ii) there occurs under any Swap Agreement or Swap Obligation an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Group Company is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) as to which any Group Company is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by a Group Company as a result thereof is greater than the Threshold Amount and such Group Company fails to pay such Swap Termination Value when due after applicable grace periods.

(f) Insolvency Events. Any Group Company having assets in excess of $500,000 shall commence (i) a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any Insolvency or Liquidation Proceeding now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing or (ii) an involuntary case or other proceeding shall be commenced against any Group Company having assets in excess of $500,000 seeking liquidation, reorganization or other relief with respect to it or its debts under any Insolvency or Liquidation Proceeding now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days, or any order for relief shall be entered against any Group Company under the federal bankruptcy laws as now or hereafter in effect.

(g) Judgments. One or more judgments, orders, decrees or arbitration awards is entered against any Group Company that is a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X) involving in the aggregate a liability (to the extent not covered by independent third-party insurance or an indemnity from a creditworthy third party as to which the insurer or indemnitor, as applicable, does not dispute coverage), as to any single or related series of transactions, incidents or conditions, in excess of the Threshold Amount, and the same shall not have been discharged, vacated or stayed pending appeal within 30 days after the entry thereof.

(h) ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Group Company or any ERISA Affiliate in an aggregate amount in excess of the Threshold Amount; (ii) there shall exist an amount of Unfunded Liabilities, individually or in the aggregate, for all Plans and Foreign Pension Plans (excluding for purposes of such computation any Plans and Foreign Pension Plans with respect to which assets exceed benefit liabilities), in an aggregate amount in excess of the Threshold Amount; (iii) any Foreign Pension Plan is not in substantial compliance with all applicable pension benefits and tax laws; (iv) any contribution required to be made in accordance with any applicable law or the terms of any Foreign Pension Plan has not been made; (v) any event has occurred or condition exists with respect to any Foreign Pension Plan that has resulted or could result in any Foreign

Pension Plan being ordered or required to be wound up in whole or in part pursuant to any applicable laws or having any applicable registration revoked or refused for the purposes of any applicable pension benefits or tax laws or being placed under the administration of the relevant pension benefits regulatory authority or being required to pay any taxes or penalties under applicable pension benefits and tax laws; (vi) an order has been made or notice has been given pursuant to any applicable pension benefits and tax laws in respect of any Foreign Pension Plan requiring any person to take or refrain from taking any action in respect thereof or that there has been a contravention of any such applicable laws; (vii) an event has occurred or a condition exists that has resulted or could result in any Group Company being required to pay, repay or refund any amount other than contributions required to be made or expenses required to be paid in the ordinary course) to or on account of any Foreign Pension Plan or a current or former member thereof; or (viii) an event has occurred or a condition exists that has resulted or could result in a payment being made out of a guarantee fund established under the applicable pension benefits laws in respect of a Foreign Pension Plan; and which, with respect to all the events and obligations described in the preceding clauses (iii) through (viii) of this Section 8.01(h), would reasonably be expected to have a Material Adverse Effect.

(i) Guaranties. Any Guaranty given by any Loan Party or any provision thereof shall, except pursuant to the terms thereof, cease to be in full force and effect, or any Guarantor thereunder or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such Guaranty.

(j) Impairment of Collateral. Any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by any Group Company not to be, a valid, perfected Lien (except as otherwise expressly provided in such Collateral Document) in the securities, assets or properties covered thereby, other than in respect of assets and properties which, individually and in the aggregate, are not material to the Group Companies taken as a whole or in respect of which the failure of the security interests in respect thereof to be valid, perfected first priority security interests will not in the reasonable judgment of the Collateral Agent have a Material Adverse Effect on the rights and benefits of the Lenders under the Loan Documents taken as a whole.

(k) Ownership. A Change of Control shall occur.

Section 8.02 Acceleration; Remedies. Upon the occurrence of and during the continuation of an Event of Default, and at any time thereafter unless and until such Event of Default has been cured by the Borrower or waived in writing by the Required Lenders (or the Lenders as may be required pursuant to Section 10.01), the Administrative Agent (or the Collateral Agent, as applicable) shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(b) Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under the Letters of Credit and any and all other indebtedness or obligations of any and every kind (other than contingent indemnification obligations) owing by a Loan Party to any of the Lenders hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Loan Parties.

(c) Cash Collateral. Direct the Borrower to Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof) and to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 8.01(f), it will immediately pay) to the Collateral Agent additional cash, to be held by the Collateral Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the L/C Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to 102% of the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(d) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Loan Documents, including, without limitation, all rights and remedies existing under the Loan Documents, all rights and remedies against a Guarantor and all rights of setoff.

(e) Enforcement Rights Vested Solely in Administrative Agent and Collateral Agent. The Lenders agree that this Agreement may be enforced only by the action of the Administrative Agent, acting upon the instructions of the Required Lenders, and, with respect to the Collateral, the Collateral Agent, and that no other Finance Party shall have any right individually to seek to enforce any Loan Document or to realize upon the security to be granted hereby.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.01(f) shall occur with respect to the Borrower or any “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), then the Commitments shall automatically terminate, all Loans, all reimbursement obligations under Letters of Credit, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders hereunder and under the other Loan Documents shall immediately become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations, as aforesaid shall automatically become effective, in each case without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Loan Parties.

Section 8.03 Allocation of Payments After Event of Default.

(a) Priority of Distributions. The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of its Finance Obligations and any proceeds of Collateral after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of Sections 2.09(c) and 2.14, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have been required to be Cash Collateralized as set forth in Section 8.02(c), all amounts collected or received on account of any Finance Obligation shall be applied by the Administrative Agent in the following order:

FIRST, to pay interest on and then principal of any portion of the Loans that the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower;

SECOND, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent or the Collateral Agent in connection with enforcing the rights of the Finance Parties under the Finance Documents, including all expenses of sale or other realization of or in respect of the Collateral, including reasonable compensation to the agents and counsel for the Collateral Agent, and all expenses, liabilities and advances incurred or made by the Collateral Agent in connection therewith, and any other obligations owing to the Collateral Agent in respect of sums advanced by the Collateral Agent to preserve the Collateral or to preserve its security interest in the Collateral;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) of (i) each of the Lenders (including any L/C Issuer in their capacities as such) in connection with enforcing its rights under the Loan Documents or otherwise with respect to the Senior Credit Obligations owing to such Lender and (ii) each Swap Creditor in connection with enforcing any of its rights under the Swap Agreements or otherwise with respect to the Swap Obligations owing to such Swap Creditor;

FOURTH, to the payment of all of the Senior Credit Obligations consisting of accrued fees and interest;

FIFTH, except as set forth in clauses FIRST through FOURTH above, to the payment of the outstanding Senior Credit Obligations and Swap Obligations owing to any Finance Party, pro-rata, in proportion to the respective amounts held by them;

SIXTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Finance Parties shall receive an amount equal to its pro-rata share of amounts available to be applied pursuant to clauses THIRD, FOURTH and FIFTH above; and (iii) to the extent that any amounts available for distribution pursuant to clause FIFTH above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Collateral Agent in a cash collateral account and applied (x) first, to reimburse the L/C Issuer from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clause FIFTH above in the manner provided in this Section 8.03.

(b) [Intentionally Omitted].

(c) Distributions with Respect to Letters of Credit. Each of the Finance Parties agrees and acknowledges that if (after all outstanding Loans and Reimbursement Obligations with respect to Letters of Credit have been paid in full) the Lenders are to receive a distribution on account of undrawn amounts with respect to Letters of Credit issued (or deemed issued) under the Credit Agreement, such amounts shall be deposited in the L/C Cash Collateral Account as cash security for the repayment of Senior Credit Obligations owing to the Lenders as such. Upon termination of all outstanding Letters of Credit, all of such cash security shall be applied to the remaining Senior Credit Obligations and Swap Obligations in accordance with Section 8.03(a) hereof. If there remains any excess cash security, such excess cash shall be withdrawn by the Collateral Agent from the L/C Cash Collateral Account and distributed in accordance with Section 8.03(a) hereof.

(d) Distributions of Funds on Deposit in a Prepayment Account. Notwithstanding the foregoing provisions of this Section 8.03, at the request of the Required Revolving Lenders or the Required Term Lenders, as applicable, amounts on deposit in a Prepayment Account for any Class of Loans shall be applied upon the occurrence of any Event of Default, first, to pay Loans of such Class and, second, after all the Loans of such Class have been paid in full, to the other Senior Credit Obligations and Swap Obligations in the manner provided in this Section 8.03.

(e) Reliance by Collateral Agent. For purposes of applying payments received in accordance with this Section 8.03, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under the Credit Agreement and (ii) the Representative, if any, for the Swap Creditors for a determination (which the Administrative Agent, each Representative for any Swap Creditor and the Finance Parties agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Senior Credit Obligations and Swap Obligations owed to the Agents, the Lenders or the Swap Creditors, as the case may be.

ARTICLE IX

AGENCY PROVISIONS

Section 9.01 Appointment and Authority. Each of the Lenders and each L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and none of Holdings, the Borrower or any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number of percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower, to appoint a successor, which shall be (i) a Lender or an Affiliate of a Lender and (ii) a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States having combined capital and surplus and undivided profits of not less than $500,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and as the Swing Lien Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of Bank of America as a retiring L/C Issuer and as the Swing Line Lender, (ii) Bank of America, as a retiring L/C Issuer and as the Swing Line Lender, shall be discharged from all of its duties and obligations in such capacities hereunder or under the other Loan Documents and (iii) a successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by Bank of America outstanding at the time of such succession or make other arrangements satisfactory to Bank of America as a retiring L/C Issuer to effectively assume the obligations of Bank of America as issuer of such Letters of Credit.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Agents or the Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or L/C Issuer hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Senior Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Senior Credit Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10 Collateral and Guaranty Matters. Each Lender agrees that any action taken by the Collateral Agent or the Required Lenders (or, where required by the express terms of this Agreement, a greater or lesser proportion of the Lenders) in accordance with the provisions of this Agreement or of the other Loan Documents, and the exercise by the Collateral Agent or Required Lenders (or, where so required, such greater or lesser proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Finance Document (A) upon Discharge of Senior Finance Obligations, (B) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Finance Document, or (C) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held by the Administrative Agent or either Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02; and

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

Section 9.11 Related Obligations. The benefit of the Loan Documents and of the provisions of this Agreement relating to the Collateral shall extend to and be available in respect of any Cash Management Obligations and to any Swap Obligations permitted hereunder from time to time owing to one or more Affiliates of one or more Lenders or owing to one or more Swap Creditors (collectively, “Related Obligations”) solely on the condition and understanding, as among the Collateral Agent and all Finance Parties, that (i) the Related Obligations shall be entitled to the benefit of the Loan Documents and the Collateral to the extent expressly set forth in this Agreement and the other Loan Documents and to such extent the Administrative Agent and the Collateral Agent shall hold, and have the right and power to act with respect to, the Guaranty and the Collateral on behalf of and as agent for the holders of the Related Obligations, but the Administrative Agent and the Collateral Agent are otherwise acting solely as agent for the Lenders, and the L/C Issuers and shall have no fiduciary duty, duty of loyalty, duty of care, duty of disclosure or other obligation whatsoever to any holder of Related Obligations, (ii) all matters, acts and omissions relating in any manner to the Guaranty, the Collateral, or the omission, creation, perfection, priority, abandonment or release of any Lien, shall be governed solely by the provisions of this Agreement and the other Loan Documents and no separate Lien, right, power or remedy shall arise or exist in favor of any Finance Party under any separate instrument or agreement or in respect of any Related Obligation, (iii) each Finance Party shall be bound by all actions taken or omitted, in accordance with the provisions of this Agreement and the other Loan Documents, by the Administrative Agent, the Collateral Agent and the Required Lenders, as applicable, each of whom shall be entitled to act at its sole discretion and exclusively in its own interest given its own Commitments and its own interest in the Loans, L/C Obligations and other Senior Credit Obligations to it arising under this Agreement or the other Loan Documents, without any duty or liability to any Swap Creditor or holder of Cash Management Obligations or as to any Related Obligation and without regard to whether any Related Obligation remains outstanding or is deprived of the benefit of the Collateral or becomes unsecured or is otherwise affected or put in jeopardy thereby and (iv) no holder of Related Obligations and no other Finance Party (except the Lenders to the extent set forth in this Agreement) shall have any right to be notified of, or to direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under this Agreement or the Loan Documents.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc.

(a) Amendments Generally. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders or such other number or percentage of the Lenders as may be specified herein) and the Borrower and the Administrative Agent shall have received notice and a fully executed written copy thereof, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent, any Lender or any L/C Issuer.

(b) Amendments and Waivers Pertinent to Affected Lenders. Notwithstanding paragraph (a) above and in addition to any other consent that may be required thereunder, no amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender without the written consent of such Lender;

(ii) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest (other than default interest), fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or unreimbursed L/C Disbursement, or (subject to subsection (c) below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or any unreimbursed L/C Disbursement or to reduce any fee payable hereunder;

(iv) except in connection with the implementation of the Incremental Facilities and to reflect tranching rights relating to the pre-existing classes of Lenders, change Section 2.13 or Section 8.03 in a manner that would alter the pro-rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(v) except in connection with the implementation of the Incremental Facilities and to reflect tranching rights relating to the pre-existing classes of Lenders, change any provision of this Section or the definition of “Required Lenders,” “Required Revolving Lenders,” or “Required Term B Lenders” or any other provision hereof specifying the percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender which is a Lender of the applicable Class so specified;

(vi) release all or substantially all of the value of the Guarantees without the written consent of each Lender (provided that the Administrative Agent may, without the consent of any Lender, release any Guarantor (or all or substantially all of the assets of a Guarantor) that is sold or transferred in compliance with Section 7.05);

(vii) release all or substantially all of the Collateral securing the Senior Credit Obligations hereunder without the written consent of each Lender (provided that the Collateral Agent may, without consent from any other Lender, release any Collateral that is sold or transferred by a Loan Party in compliance with Section 7.05 or released in compliance with Section 9.10);

(viii) impose any greater restrictions on the ability of the Lenders of any Class to assign any of their respective rights or obligations hereunder without the written consent of (A) each Revolving Lender if such Class is the Revolving Loans or (B) each Term B Lender if such Class is the Term B Loans.

(ix) (i) affect the rights or duties of any L/C Issuer under this Agreement or any Letter of Credit Request relating to any Letter of Credit issued or to be issued by it, without the prior written consent of such L/C Issuer; (ii) affect the rights or duties of the Swing Line Lender under this Agreement, without the prior written consent of the Swing Line Lender; and (iii) affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, without the prior written consent of the Administrative Agent.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”), with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin or similar interest rate spread for such Replacement Term Loans shall not be higher than the Applicable Margin or similar interest rate spread for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in this Section 10.01, this Agreement and the other Loan Documents may be amended with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to cure any ambiguity or defects.

(c) Fee Letter Amendment; Defaulting Lenders. Notwithstanding anything to the contrary herein, (i) the Fee Letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Each Lender and each holder of a Note shall be bound by any waiver, amendment or modification authorized by this Section 10.01 regardless of whether its Note shall have been marked to make reference therein, and any consent by any Lender or holder of a Note pursuant to this Section 10.01 shall bind any Person subsequently acquiring a Note from it, whether or not such Note shall have been so marked.

Section 10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand, electronic mail or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower, the Administrative Agent, an L/C Issuer, the Swing Line Lender or any Co-Documentation Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders or the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or L/C Issuer pursuant to Article II if such Lender or L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE GROUP COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE GROUP COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE GROUP COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, “Agent Parties”) have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Group Company Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final an nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower, its Subsidiaries, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Holdings, the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, L/C Issuers and Lenders. The Administrative Agent, L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of Holdings, the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Holdings and the Borrower shall, jointly and severally, indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Holdings or the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or any L/C Issuer or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Holdings and the Borrower, jointly and severally, agree to pay on the Closing Date (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative

Agent, and certain special and local counsel in connection with their due diligence investigation of the Loan Parties, the syndication of the credit facilities provided for herein and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of Letters of Credit, or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender and any L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or any L/C Issuer) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided, however, that the Borrower will not be required to pay the fees and expenses of third party advisors to the Administrative Agent (which shall not include counsel) retained without consent of Borrower (such consent not to be unreasonably withheld or delayed) or more than one counsel (plus local and special counsel).

(b) Indemnification. The Borrower and each Guarantor, jointly and severally, shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all (subject to clause (d) below) actual losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent, of local and special counsel engaged behalf of the Administrative Agent, and of one financial advisor for all Indemnitees), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Holdings, the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit, as the case may be, if the documents presented in connection with such demand do not strictly comply with the terms of the Letter of Credit, as the case may be), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Group Company, or any Environmental Liability related in any way to Holdings, the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to the Loan Documents or the transactions contemplated hereby brought by a third party or by Holdings, the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or a Related Party thereof or (y) result from a claim brought by Holdings, the Borrower or any other Loan Party against an Indemnitee or such Indemnitee’s Related Parties for material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, and provided further that Holdings, the Borrower and the other Loan Parties shall not be required to reimburse the legal fees and expenses of more than one firm of outside counsel (in addition to any reasonably necessary special counsel and up to one local counsel in each applicable local jurisdiction) for all Indemnitees unless, in the written opinion of outside counsel reasonably satisfactory to the Borrower and the Administrative Agent, representation of all such Indemnitees would be inappropriate due to the existence of an actual or potential conflict of interest.

(c) Reimbursement by Lenders. To the extent that Holdings or the Borrower for any reason fails indefeasibly to pay any amount required under subsection (a) or (b) of this Section to be paid by it or them to the Administrative Agent (or any sub-agent thereof), or any L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.14(d).

(d) Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, Holdings and the Borrower agree not to assert, and hereby waive, any claim against any Indemnitee, and each of the Lenders agrees not to assert or permit any of their respective Subsidiaries to assert any claim against Holdings, the Borrower or any of its Subsidiaries or any of their respective directors, officers, employees, attorneys, agents or advisors, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Senior Credit Obligations.

Section 10.05 Payments Set Aside. To the extent that any payment by or on behalf of Holdings, the Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Insolvency or Liquidation Proceeding or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuers under clause (ii) of the preceding sentence shall survive the payment in full of the Senior Credit Obligations and the termination of this Agreement.

Section 10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this subsection (b), any Participation Interests in the Letters of Credit and Swing Line Loans) at the time owing to it); provided, however, that:

(i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans of the applicable Class, as the case may be, owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender that is not a Private Equity Affiliate or an Approved Fund, (A) the aggregate amount of the Revolving Commitment (which for this purposes includes Revolving Loans outstanding thereunder) or, if the Revolving Commitments are not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed) and (B) the aggregate amount of any Term B Loans of an assigning Lender subject to each such assignments, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lenders’ rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;

(iii) (a) any assignment of a Revolving Commitment must be approved by the Borrower (except in the event of an Event of Default), the Administrative Agent, the L/C Issuers and the Swing Line Lender, unless the proposed assignee is itself a Lender with a Commitment in respect of the applicable Commitment, an Affiliate of such Lender or an Approved Fund that is not a Private Equity Affiliate; and (b) any assignment of a Term B Loan must be approved by the Administrative Agent and so long as no Event of Default has occurred and is continuing, the Borrower, which approvals shall not be unreasonably withheld, and which shall not be required if the proposed assignee is itself a Lender with a Term B Loan, an Affiliate of such Lender or an Approved Fund that is not a Private Equity Affiliate; and

(iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that (a) no such fee shall be payable for assignments to an Affiliate or Approved Fund of such assigning Lender and (b) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.18 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note or Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

Notwithstanding the foregoing, there shall be no assignment of Revolving Commitments or a Term Commitment or a Term Loan to a Competitor.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrower and the L/C Issuers at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments of any Class and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of each participant’s interest in the Loans or L/C Obligations held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding the foregoing, there shall be no participation of Revolving Commitments or a Term Commitment or Term Loan to a Private Equity Affiliate or to a Competitor.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 relating to (a) increases in Commitments of such Participant, (b) reductions of principal, interest (other than a waiver of Default Rate of interest) or fees payable to such Participant, (c) extensions of final maturity or scheduled amortization of the Loans or Commitments in which such Participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits and subject to the requirements of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent or the right to receive a greater payment results from a Change in Law after the participant becomes a Participant.

(f) Certain Pledges. Any Lender may at any time, without the consent of the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based record keeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Certain Assignments by Bank of America. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Loans or purchase Participation Interests in Letters of Credit and L/C Obligations pursuant to Section 2.05 (e)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Base Rate Loans or Purchase Participation Interests in outstanding Swing Line Loans pursuant to Section 2.01(d)(vi). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (ii) the successor L/C Issuer shall issue Letters of Credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America effectively to assume the obligations of Bank of America with respect to such Letters of Credit.

Section 10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to it and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (in which case the Administrative Agent or such Lender or L/C Issuer, as applicable, shall use reasonable efforts to notify the Borrower prior to such disclosure, in any case including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (in each case other than a Competitor), (B) any pledgee referred to in Section 10.06(f) or (C) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations (other than a Competitor), (vii) with the consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from Holdings, the Borrower or any of its Subsidiaries relating to Holdings, the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender or L/C Issuer on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Notwithstanding the foregoing, any Agent and any Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Loan Parties, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (i) the Information may include material non-public information concerning Holdings, the Borrower or one or more Subsidiaries, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities Laws.

Section 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency but in any event excluding Exempt Deposit Accounts) at any time held and other obligations (in whatever currency) at any time owing by such Lender or L/C Issuer to or for the credit or the account of Holdings, the Borrower or any other Loan Party against any and all of the obligations of Holdings, the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or L/C Issuer, to the extent then due and owing, irrespective of whether or not such Lender or L/C Issuer shall have made any demand under this Agreement or any other Loan Document or are owed to a branch or office of such Lender or L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender and L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Senior Credit Obligations hereunder.

Section 10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

Section 10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect until the Discharge of Senior Credit Obligations (other than contingent indemnification obligations.

Section 10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) the obligation of any Lender to make Eurodollar Loans has been suspended pursuant to Section 3.02, (iv) any Lender is a Defaulting Lender or (v) any Lender has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 10.01 or any other provision of any Loan Document requires the consent of all of the Lenders of a Class or Classes and with respect to which the Required Lenders of such Class or Classes shall have granted their consent, the Borrower shall have the right, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) to remove such Lender by terminating such Lender’s Commitment in full or (ii) to replace such Lender by causing such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of its Loans and Participation Interests in Unreimbursed Amounts arising under drawn Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Laws; and

(v) (A) if the Borrower elects to exercise such right with respect to any Lender pursuant to clause (i), (ii) or (iii) above, it shall be obligated to remove or replace, as the case may be, all Lenders that have similar requests then outstanding for compensation pursuant to Section 3.04 or 3.01 or whose obligation to make Eurodollar Loans has been similarly suspended and (B) in the case of any replacement of Lenders under the circumstances described in clause (iv) above, the applicable amendment, waiver, discharge or termination that the Borrower has requested shall become effective upon giving effect to such replacement (and any related Assignment and Assumptions required to be effected in connection therewith in accordance with this Section 10.13).

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14 Governing Law; Jurisdiction; Etc.

(a) Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b) Submission to Jurisdiction. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

Section 10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO

ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16 Patriot Act Notice; Lenders’ Compliance Certification.

(a) Notice to Borrower. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the U.S. Patriot Act it may be required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each such Loan Party in accordance with the U.S. Patriot Act.

(b) Lenders’ Certification. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States or a State thereof (and is not excepted from the certification requirement contained in Section 313 of the U.S. Patriot Act and the applicable regulations because it is both (i) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country and (ii) subject to supervision by a banking regulatory authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the U.S. Patriot Act and the applicable regulations thereunder: (i) within 10 days after the Closing Date or, if later, the date such Lender, assignee or participant of a Lender becomes a Lender, assignee or participant of a Lender hereunder and (ii) at such other times as are required under the U.S. Patriot Act.

Section 10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and Holdings each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Lead Arrangers, on the other hand, and each of the Borrower and Holdings is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the Lead Arrangers is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, Holdings or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor any Lead Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or Holdings with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or any Lead Arranger has advised or is currently advising the Borrower, Holdings or any of their respective Affiliates on other matters) and neither the Administrative Agent nor any Lead Arranger has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and neither the Administrative Agent nor any Lead Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Lead Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and Holdings hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and any Lead Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

Section 10.18 Judgment Currency.

(a) The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by a Finance Party of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or another Loan Document. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrower covenants and agrees to pay, or cause to be paid, or remit, or cause to be remitted, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange or currency equivalent for this Section 10.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SBARRO HOLDINGS, LLC

By:	/s/ Anthony Puglisi
Name: Anthony Puglisi Title: Vice President and Chief Financial Officer

MIDOCEAN SBR ACQUISITION CORP.

By:	/s/ Nicholas McGrane
Name: Nicholas McGrane Title: Vice President

BANK OF AMERICA, N.A., as L/C Issuer

By:	/s/ Angelo Maragos
Name: Angelo Maragos Title: Vice President

BANK OF AMERICA, N.A., as Swing Line Lender

By:	/s/ Angelo Maragos
Name: Angelo Maragos Title: Vice President

BANK OF AMERICA, N.A., as Administrative Agent, Collateral Agent and Lender

By:	/s/ Kalens Herold
Name: Kalens Herold Title: Assistant Vice President

BANK OF AMERICA, N.A., as Lender

By:	/s/ Angelo Maragos
Name: Angelo Maragos Title: Vice President

CREDIT SUISSE, as Syndication Agent

By:	/s/ Doreen Barr
Name: Doreen Barr Title: Vice President

CREDIT SUISSE SECURITIES (USA) LLC, as Lender

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich Title: Associate

CREDIT SUISSE CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Doreen Barr
Name: Doreen Barr Title: Vice President

By:	/s/ Mikhail Faybusovich
Name: Mikhail Faybusovich Title: Associate

NATIXIS, as Co-Documentation Agent

By:	/s/ Frank H. Madden, Jr.
Name: Frank H. Madden, Jr. Title: Managing Director

THE GOVERNOR AND COMPANY OF THE BANK OF IRELAND as Co-Documentation Agent

By:	/s/ Paul Clarke
Name: Paul Clarke Title: Director

COMMERCE BANK, N.A.

By:	/s/ John Topolove
Name: John Topolove Title: Vice President

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